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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Admendment No.   )

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Filed by a Party other than the Registrant ☐

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(as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to Section 240.14a-12

 Pitney Bowes Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of the 2007
Annual Meeting
and Proxy
Statement

Pitney Bowes Inc.
World Headquarters
One Elmcroft Road
Stamford, Connecticut 06926-0700
(203) 356-5000

To the Stockholders:

We will hold our 2007 annual meeting of stockholders at 9:00 a.m. on Monday, May 14, 2007 at our World Headquarters in Stamford, Connecticut.

The Notice of Meeting and Proxy Statement and accompanying proxy card describe in detail the matters to be acted upon at the meeting.

It is important that your shares be represented at the meeting. Whether or not you plan to attend, please sign, date and return your proxy card in the enclosed envelope as soon as possible. Stockholders of record also have the option of granting a proxy by telephone or Internet, as described on the proxy card.

We look forward to seeing you at the meeting.

Michael J. Critelli

Chairman and Chief Executive Officer

Stamford, Connecticut
April 3, 2007

Notice of Meeting:

The annual meeting of stockholders of Pitney Bowes Inc. will be held on May 14, 2007, at 9:00 a.m. at the company’s World Headquarters, One Elmcroft Road, Stamford, Connecticut. Directions to Pitney Bowes’ World Headquarters appear on the back cover page of the proxy statement.

The items of business at the annual meeting are:

1.    Election of four directors.

2.    Ratification of independent registered public accounting firm for 2007.

3.    Approval of the Pitney Bowes Inc. 2007 Stock Plan.

4.    Approval of amendment to By-laws of Pitney Bowes Inc. to require majority vote to elect directors in an uncontested election.

5.    Such other matters as may properly come before the meeting, including any continuation of the meeting caused by any adjournment, or any postponement of the meeting.

March 9, 2007 is the record date for the meeting.

This proxy statement and accompanying proxy card are first being distributed on or about April 3, 2007.

Amy C. Corn
Corporate Secretary

Proxy Statement

The Annual Meeting and Voting

Our board of directors is soliciting proxies to be used at the annual meeting of stockholders to be held on May 14, 2007, at 9:00 a.m. at the company’s World Headquarters, One Elmcroft Road, Stamford, Connecticut, and at any adjournment or postponement of the meeting. This proxy statement contains information about the items being voted on at the annual meeting. This proxy statement and accompanying proxy card are first being distributed on or about April 3, 2007.

Annual Meeting Admission

An admission ticket, which is required for entry into the annual meeting, is attached to your proxy card if you hold shares directly in your name as a stockholder of record. If you plan to attend the annual meeting, please vote your proxy but keep the admission ticket and bring it to the annual meeting.

If your shares are held in the name of a bank, broker or nominee and you plan to attend the meeting, you must present proof of your ownership of Pitney Bowes stock (such as a bank or brokerage account statement) to be admitted to the meeting.

Who is entitled to vote?

Record stockholders of Pitney Bowes common stock and $2.12 convertible preference stock at the close of business on March 9, 2007 (the record date) can vote at the meeting. As of the record date, 220,283,827 shares of Pitney Bowes common stock and 39,280 shares of $2.12 convertible preference stock were issued and outstanding. Each stockholder has one vote for each share of common stock owned as of the record date, and 16.53 votes for each share of $2.12 convertible preference stock owned as of the record date.

How do I vote?

You may choose one of three methods to grant your proxy: (1) You may grant your proxy on-line via the Internet. If you have access to the Internet, we encourage you to grant your proxy at the following Web address: www.investorvote.com. (2) You may instead grant your proxy by telephone (1-800-652-VOTE). (3) You may also grant your proxy by completing and mailing the enclosed proxy card. Alternatively, you may attend the meeting and vote in person.

May I change my vote?

You may revoke your proxy at any time before it is voted at the meeting in several ways. You may send in a revised proxy dated later than the first proxy; you may vote in person at the meeting; or you may notify the corporate secretary in writing prior to the meeting that you have revoked your proxy.

What constitutes a quorum?

A majority of the outstanding shares entitled to vote, present in person or represented by proxy, constitutes a quorum. If you grant your proxy by Internet, telephone or proxy card, you will be considered part of the quorum. Abstentions, broker non-votes and votes withheld from director nominees are included in the count to determine a quorum. If a quorum is present, director candidates receiving the highest number of votes will be elected. Proposals 2 and 3 will be approved if a majority of the votes cast by the stockholders on each proposal are voted in favor of the proposal, provided that New York Stock Exchange rules also require that at least a majority of outstanding shares vote with respect to the Pitney Bowes Inc. 2007 Stock Plan. Proposal 4 will be approved if 80% of the outstanding voting power of the shares entitled to vote at the meeting are voted in favor of the proposal.

What is the effect of broker non-votes?

Under New York Stock Exchange rules, if your broker holds your shares in its “street” name, the broker may vote your shares on proposals 1, 2 and 4 if it does not receive instructions from you. Your broker may not vote for proposal 3 unless it receives instructions from you.

If your broker does not vote on one or more agenda items, the effect would be as follows:

Election of Directors. In the election of directors, the four persons receiving the highest number of “FOR” votes will be elected. Broker non-votes have no effect because only a plurality of the votes cast is required to elect a director. However, pursuant to the Governance Principles of the Board of Directors, any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall tender his or her resignation for consideration by the Governance Committee. The Governance Committee will recommend to the board the action to be taken with respect to such offer of resignation.

Proposals 2 and 3. Broker non-votes would not be votes cast and therefore would not be counted either for or against, and would therefore have no effect.

Proposal 4. Broker non-votes would have the effect of a vote against the amendment.

How do Dividend Reinvestment Plan participants or employees with shares in the 401(k) plan vote by proxy?

If you are a stockholder of record and participate in the company’s Dividend Reinvestment Plan, or employee 401(k) plan, you will receive a proxy card with instructions on the three different ways available to you to grant your proxy (through the mail, by telephone, or over the Internet).

Shares held in the company’s 401(k) plan are voted by the plan trustee in accordance with voting instructions received from plan participants using the enclosed proxy card. The plan directs the trustee to vote shares for which no instructions are received in the same proportion (for, against, abstain or withheld) indicated by the voting instructions given by participants in the plan.

Who will count the votes?

Computershare Trust Company N.A. (“Computershare”) will tabulate the votes and act as Inspector of Election.

Multiple Copies of Annual Report to Stockholders

Our 2006 annual report has been mailed to stockholders together with this proxy statement. It will save the company money, and therefore benefit all stockholders, to eliminate distribution of unnecessary duplicate copies of the annual report. To print and distribute one annual report costs the company approximately $6.75.

If you and other stockholders of record with whom you share an address currently receive more than one copy of the annual report, we will discontinue mailing reports for the accounts you select if you mark the designated box on the appropriate proxy card(s), or follow the prompts when you grant your proxy if you are a stockholder of record granting your proxy by telephone or Internet.

At least one account per household must continue to receive the annual report, unless you elect to view future annual reports over the Internet. Mailing of dividends, stockholder investment statements and proxy materials will not be affected by your election to discontinue future duplicate mailings of the annual report. To discontinue or resume the mailing of an annual report to an account, or to consolidate your multiple accounts, call our transfer agent, Computershare, at the special Pitney Bowes toll-free number, 1-800-648-8170, visit their website at www.computershare.com, or contact them by mail at 250 Royall Street, Canton, MA 02021. If you own shares of common stock through a bank, broker or other nominee and receive more than one Pitney Bowes annual report, please contact that entity to eliminate duplicate mailings.

Electronic Delivery of Annual Report and Proxy Statement

This proxy statement and our 2006 annual report may be viewed online at www.pb.com under the caption “Investor Relations.” If you are a stockholder of record, you can elect to receive future annual reports and proxy statements electronically by marking the appropriate box on your proxy card or by following the instructions provided if you grant your proxy by Internet or by telephone. If you choose this option, you will receive an e-mail in March listing the website locations and your choice will remain in effect until you notify us that you wish to resume mail delivery of these documents. If you hold your Pitney Bowes stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

Stockholder Proposals and Other Business for the 2008 Annual Meeting

If a stockholder wants to submit a proposal for inclusion in the company’s proxy material for the 2008 annual meeting, which is scheduled to be held on Monday, May 12, 2008, it must be received by the cor-

porate secretary by December 1, 2007. Also, under our By-laws, a stockholder can present other business at an annual meeting, including the nomination of candidates for director, only if written notice of the business or candidates is received by the corporate secretary by February 12, 2008. There are other procedural requirements in the By-laws pertaining to stockholder proposals and director nominations. The By-laws are posted on the company’s website at www.pb.com under the caption “Our Company-Corporate Governance.” Any stockholder may obtain a copy of the By-laws without charge by writing to the Corporate Secretary at Pitney Bowes Inc., One Elmcroft Road, MSC 65-19, Stamford, CT 06926-0700.

Corporate Governance

Stockholders are encouraged to visit the company’s Corporate Governance website at www.pb.com under the caption "Our Company-Corporate Governance" for information concerning the company’s governance practices, including the Governance Principles of the Board of Directors, charters of the committees of the board, and the directors’ Code of Business Conduct and Ethics. The company’s Business Practices Guidelines, which is the company’s Code of Ethics for employees, including the company’s chief executive officer and senior financial officers, is also available on the company’s Corporate Governance website. Amendments or waivers to the directors’ Code of Business Conduct and Ethics or the Business Practices Guidelines related to certain matters will be published on our website as required under Securities and Exchange Commission rules. Copies of all committee charters, the Governance Principles of the Board of Directors, the directors’ Code of Business Conduct and Ethics and the company’s Business Practices Guidelines are available in print to stockholders who request them.

In 2005, the board of directors amended the Governance Principles, implementing a new policy regarding director elections. Under the policy, in an uncontested election, any nominee for director who receives a greater number of votes "withheld" from his or her election than votes "for" such election shall tender his or her resignation for consideration by the Governance Committee. The Governance Committee will recommend to the board of directors the action to be taken with respect to such offer of resignation. The board of directors has recommended that the By-laws of the company be amended to change the voting standard for the election of directors in an uncontested election from a plurality to a majority vote. For further information, please see below on page 30 Proposal 4: Approval of Amendment to By-laws of Pitney Bowes Inc. to Require Majority Vote to Elect Directors in an Uncontested Election.

Board of Directors

The board of directors has conducted its annual review of the independence of each director under the New York Stock Exchange listing standards and the standards of independence set forth in the Governance Principles of the Board of Directors (which are reprinted on pages 9 to 14 of this proxy statement).

Based upon its review, the board has concluded in its business judgment that the following directors are independent: Linda G. Alvarado, Anne Sutherland Fuchs, Ernie Green, James H. Keyes, John S. McFarlane, Eduardo R. Menascé, Michael I. Roth, David L. Shedlarz, David B. Snow, Jr. and Robert E. Weissman.

In making this determination, the board considered that in the ordinary course of business, transactions may occur between Pitney Bowes and its subsidiaries and companies or other entities at which some of our directors are executive officers. Under the company’s independence standards, business transactions meeting the following criteria are not considered to be material transactions that would impair a director’s independence:

  The director is an employee or executive officer of another company that does business with Pitney Bowes and our annual payments to or from that company in each of the last three fiscal years are in an amount less than the greater of $1,000,000 or 2% of the annual consolidated gross revenues of the company by which the director is employed.

Messrs. Roth, Shedlarz and Snow are employed at corporations with which Pitney Bowes engages in ordinary course of business transactions. We reviewed all transactions with each of these entities and these transactions were made in the ordinary course of business and were below the threshold set forth in our director independence standards.

Lead Director

In 2006, the board approved an expansion of the presiding director role into that of a Lead Director. Among the amendments to the Governance Principles of the Board of Directors adopted in February 2007 is a description of the Lead Director’s role and responsibilities.

In February 2007, the board of directors appointed Robert E. Weissman, one of the independent directors, to serve as the board’s Lead Director for an initial term of two years.

The Lead Director serves as the chair of the periodic executive sessions of the board of directors during which neither the employee directors nor other members of management are present.

Communications with the Board

The board of directors has established procedures by which stockholders and other interested parties may communicate with the Lead Director, the Audit Committee chair, the independent directors, or the board of directors. Such parties may communicate with the Lead Director via e-mail at leaddirector@pb.com, with the Audit Committee chair via e-mail at auditchair@pb.com or they may write to one or more directors, care of the Corporate Secretary, Pitney Bowes Inc., One Elmcroft Road, MSC 65-19, Stamford, CT 06926-0700.

The board of directors has instructed the corporate secretary to assist the Lead Director, the Audit Committee chair and the board in reviewing all electronic and written communications, as described above, as follows:

(i)    Customer, vendor or employee complaints or concerns are investigated by management and copies are forwarded to the Lead Director;

(ii)   If any complaints or similar communications regarding accounting, internal accounting controls or auditing matters are received, they will be forwarded by the corporate secretary to the General Auditor and to the Audit Committee chair for review and copies will be forwarded to the Lead Director. Any such matter will be investigated in accordance with the procedures established by the Audit Committee; and

(iii)  Other communications raising matters that require investigation will be shared with appropriate members of management in order to permit the gathering of information relevant to the directors’ review, and will be forwarded to the director or directors to whom the communication was addressed.

Except as provided above, the corporate secretary will forward written communications to the full board of directors or to any individual director or directors to whom the communication is directed unless the communication is threatening, illegal or similarly inappropriate. Advertisements, solicitations for periodical or other subscriptions, and other similar communications generally will not be forwarded to the directors.

It is the longstanding practice and the policy of the board of directors that the directors attend the annual meeting of stockholders. All directors attended the May 2006 annual meeting.

     GOVERNANCE PRINCIPLES OF THE BOARD OF DIRECTORS OF PITNEY BOWES INC.

The Board of Directors of Pitney Bowes Inc. has adopted the Governance Principles set forth below as a framework for the governance of the Company. The Governance Committee reviews these Governance Principles annually and recommends changes to the Board of Directors as appropriate.

1. Role and Responsibilities of the Board of Directors. The Board of Directors is elected by the Company’s stockholders to oversee the management and conduct of the Company’s businesses by its chief executive officer and other officers and employees, to enhance the long-term value of the Company for the benefit of its stockholders. In fulfilling its obligations, the core responsibilities of the Board of Directors are:

  To select, evaluate, and compensate the chief executive officer.
  To oversee management succession planning.
  To provide counsel and oversight in the selection and evaluation, and to approve the compensation, of senior management.
  To review and approve the Company’s material capital allocations and expenditures, and material transactions not in the ordinary course of business.
  To review and approve the management’s strategic plans and long-term goals.
  To provide counsel and oversight with respect to corporate performance, and evaluate results compared to the strategic plans and other long-range goals.
  To review and monitor the Company’s financial controls and reporting systems.
  To review and approve the Company’s financial standards, policies, and plans.
  To review the Company’s ethical standards and legal compliance efforts, and to assess from time to time the continued effectiveness of the programs established to prevent, detect, and report violations of law or Company policy.
  To provide counsel and oversight with respect to relations with stockholders, customers, employees, and the communities in which the Company operates.
  To identify candidates for election to the Board.

2. Committees. The Board performs many of its responsibilities with the assistance of committees. The Board has seven standing Committees: Audit, Executive Compensation, Governance, Executive, Finance, Corporate Responsibility, and E-commerce and Technology. The Board may also establish and maintain other Committees from time to time as it deems necessary and appropriate. Each standing Committee operates under a written charter that sets forth the purposes and responsibilities of the committee as well as qualifications for Committee membership. Both the Audit and Executive Compensation Committees (each in conjunction with the Governance Committee) and the Governance Committee annually review their respective charters and recommend changes to the Board as appropriate. All standing Committees report regularly to the full Board with respect to their activities.

The Governance Committee considers and makes recommendations to the Board regarding Committee size, structure, composition and functioning. Committee members and chairpersons are recommended to the Board by the Governance Committee and appointed by the full Board. The chair of each Committee determines the frequency, length and agenda of the Committee’s meetings.

3. Qualifications of Directors. Members of the Board of Directors should conduct themselves in accordance with the highest standards of integrity and ethical behavior in the discharge of their duty to safeguard the long-term interests of the stockholders. The Board should be comprised of such number of directors as the Board considers optimal to promote a productive group deliberation and decision process. As a whole, the Board should include individuals with a diverse range of experience to give the Board depth and breadth in the mix of skills represented for the benefit of the Company’s stockholders. While all Directors should possess business acumen and must exercise sound judgment in their oversight of the Company’s operations, the Board endeavors to include an array of targeted skills and experience in its overall composition rather than requiring every Director to possess the same skills, perspective, and interests. Criteria that the Board looks for in Board candidates include, among other things, an individual’s business experience and skills, judgment, independence, integrity, and ability to commit sufficient time and attention to the activities of the Board, as well as the absence of any potential conflicts with the Company’s interests.

The Board, with the assistance of the Governance Committee, is responsible for assembling appropriate expertise within its membership as a whole, including financial literacy and expertise needed for members of the Audit Committee as required by applicable law and New York Stock Exchange listing standards. The Governance Committee is responsible for reviewing and revising, as needed, criteria for the selection of Directors, and from time to time, reviews and updates the Board candidate profile utilized in the context of a Director search, in light of the current needs of the business and the experience and talent then represented on the Board. The Governance Committee reviews the qualifications of Director candidates in light of the criteria approved by the Board and recommends candidates to the Board for election by the stockholders at the Annual Stockholders Meeting.

While the Board does not believe it appropriate to establish an arbitrary limit with respect to the number of public company boards upon which a Director may serve, the Board shall evaluate whether each Director evidences the ability to devote sufficient and significant time for service on the Company’s Board. Any Director intending to stand for election to the Board of Directors of an additional public company must provide advance notice to the Governance Committee Chair and the Chief Executive Officer.

4. Voting for Directors. Any nominee for Director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall tender his or her resignation for consideration by the Governance Committee. The Governance Committee shall recommend to the Board the action to be taken with respect to such offer of resignation.

5. Director Evaluation and Tenure. The Board of Directors conducts either a self-assessment or an assessment with assistance from a third party of its performance each year using these Governance Principles as a tool against which performance is measured. The assessment process is also used as an opportunity to identify process improvements (i) to provide the Board with appropriate and adequate information in a timely fashion and (ii) to promote a high degree of engagement in the Board’s discussions and deliberations. In addition to the annual Board of Directors’ assessment, the attendance and contribution of each Board member is thoroughly reviewed every time the member is recommended by the Governance Committee for reelection by the stockholders.

The Board of Directors establishes and oversees processes by which the Committees of the Board evaluate their performance as measured against their responsibilities as set forth in the respective Committee charters. Each of the Committees of the Board conducts an annual performance evaluation and reports the results of the evaluation to the Board.

Directors who retire from their employment or who otherwise significantly change their position at any time while a member of the Board must notify the Governance Committee Chair of such change. The Governance Committee then reviews the continued appropriateness of Board membership under these circumstances, and reports its recommendation to the Board of Directors.

Directors must retire from the Board no later than the Annual Stockholders Meeting following attainment of age seventy.

6. Composition and Independence of the Board and its Committees. The Board is divided into three classes, as nearly equal in number as possible, with staggered terms of three years each, so that the term of one class expires at each Annual Stockholders Meeting. Accordingly, Directors typically stand for reelection every three years.

A substantial majority of the Directors are independent. In accordance with longstanding Company practice, it is the expectation and strong preference of the Board that all but the employee Director(s) be independent. No more than two Directors should be employees of the Company. All Committees, except the Executive Committee, are comprised solely of independent directors. The Company does not maintain consulting relationships with any of its non-employee Directors or any of their family members for which a fee or other remuneration is paid, outside of the Director’s compensation as a Director of Pitney Bowes.

An “independent” director is a director who meets the New York Stock Exchange definition of “independence,” as determined by the Board. The Board of Directors determines on an annual basis whether each Director is independent based upon the recommendation of the Governance Committee and all relevant facts and circumstances appropriate for consideration in the judgment of the Board. The Board applies the following standards in assessing independence:

No Director can qualify as independent if he or she has a material relationship with the Company outside of his or her service as a Director of the Company. A Director is not independent if:

(i)	the Director was employed by the Company within the preceding three years;
(ii)	an immediate family member of the Director was employed by the Company as an executive officer within the preceding three years;
(iii)	the Director is a current partner or employee of the Company’s independent auditor, or was, within the preceding three years (but is no longer) a partner or employee of the Company’s independent auditor and personally worked on the Company’s audit within that time;
(iv)	an immediate family member of the Director is a current partner of the Company’s independent auditor, or is a current employee of the Company’s independent auditor participating in the audit firm’s audit, assurance or tax compliance (but not tax planning) practice, or was, within the preceding three years (but is no longer) a partner or employee of the Company’s independent auditor and personally worked on the Company’s audit within that time;
(v)	within the preceding three years, an executive officer of Pitney Bowes was on the compensation committee of the board of directors of a company at the same time the company employed the Pitney Bowes Director or an immediate family member of the Director as an executive officer;
(vi)	during any 12-month period within the preceding three years, the Director received any direct compensation from the Company in excess of $100,000, other than compensation for Board service and pension or other forms of deferred compensation for prior service with the Company;
(vii)	during any 12-month period within the preceding three years, an immediate family member of the Director received any direct compensation from the Company in excess of $100,000, other than compensation for service as a non-executive employee of the Company;
(viii)	another company where the Director is a current executive officer or employee made payments to or received payments from Pitney Bowes for property or services in an amount that, in any single fiscal year within the preceding three fiscal years, exceeded the greater of $1 million or two percent of the other company’s consolidated gross revenues;
(ix)	another company where a member of the Director’s immediate family is a current executive officer made payments to or received payments from Pitney Bowes for property or services in an amount that, in any single fiscal year within the preceding three fiscal years, exceeded the greater of $1 million or two percent of the other company’s consolidated gross revenues; or
(x)	Pitney Bowes’ discretionary charitable contributions to an organization where the Director or the Director’s spouse serves as an officer, director or trustee exceeded, in any single fiscal year within the preceding three years, the greater of $1 million or two percent of that organization’s consolidated gross revenues. (Pitney Bowes’ employee and Director matching charitable gifts programs will not be included in the amount of Pitney Bowes’ contributions for this purpose.)

The conclusions of the Board regarding the independence of each Director are disclosed in the Company’s proxy statement for each Annual Stockholders Meeting.

7. Evaluation of the Chief Executive Officer. The performance of the Chief Executive Officer is reviewed annually by the independent Directors. On an annual basis, at a joint meeting of the Governance Committee and the Executive Compensation Committee, at which the chair of the Governance Committee presides, the performance and achievements of the Chief Executive Officer, as well as areas for development, are reviewed in executive session. At a subsequent executive session of independent Directors, the Governance Committee chair presents a summary of the joint committees’ discussion regarding the Chief Executive Officer’s performance, and leads a discussion with the independent Directors. Feedback is then provided directly to the Chief Executive Officer, on behalf of the independent Directors, by the chair of the Governance Committee. The evaluation is used by the Executive Compensation Committee and the other independent Directors when considering and approving the compensation of the Chief Executive Officer.

8. Review of Management and Succession Planning. The Governance Committee assesses the Company’s long-term succession plan, as well as its plan for a near-term or temporary replacement of the Chief Executive Officer in case of emergency or where the Chief Executive Officer is disabled or otherwise unable to perform his duties. The Governance Committee meets in executive session on an annual basis with the Chief Executive Officer and the Senior Vice President and Chief Human Resources Officer to identify potential successors to the position of Chief Executive Officer and other senior management positions and, as appropriate, recommends changes in the Company’s succession plan to the independent Directors for approval.

Each year the Board of Directors reviews the performance and development of members of senior management and updates its long-term succession plan, as well as its plan for a near-term or temporary replacement of the Chief Executive Officer in case of emergency or where the Chief Executive Officer is disabled or otherwise unable to perform his duties. The independent Directors may discuss with the current Chief Executive Officer his observations and recommendations for a successor, and will conduct a separate discussion in executive session to update the succession plan.

9. Lead Director The Board of Directors shall appoint a Lead Director who shall be an independent member of the Board of Directors and who shall have the following responsibilities:

  Chair meetings of the Board of Directors in executive session;
  Review and respond, as appropriate, in accordance with guidelines established by the Board of Directors and published each year in the Notice of Annual Meeting and Proxy Statement, to communications from stockholders and other interested parties;
  Brief the Chief Executive Officer, as needed, following discussions by the Board in executive session;
  Partner with the Chair of the Governance Committee to provide performance and other feedback to the Chief Executive Officer following the annual joint meeting of the Governance and Executive Compensation Committees;
  Partner with the Chair of the Executive Compensation Committee to provide compensation information to the Chief Executive Officer following meetings of the Board of Directors where compensation action is taken with respect to the Chief Executive Officer;
  Communicate informally with the other Directors, between meetings of the Board, to foster free and open dialog among Directors;
  Act as Chairman of the Board in situations where the Chairman and Chief Executive Officer is unable to serve in that capacity; and

  Review and provide comment, as appropriate, concerning proposed agendas for meetings of the Board of Directors.

Characteristics The Lead Director must exhibit the following characteristics and skills: diplomacy, sound judgment, the ability to work collaboratively, to communicate effectively, with clarity and candor, and to recognize and act in accordance with an appropriate balance between (i) active mentor to the Chief Executive Officer and communications aide to the Board, and (ii) maintaining an oversight (rather than management) perspective as a member of the Board of Directors.

The Lead Director should be a member of the Governance Committee. In cases where the Board appoints a Lead Director who is not a member of the Governance Committee, the Lead Director will be appointed as an additional member of the Governance Committee, to serve during his or her term(s) as Lead Director.

Selection Process The Lead Director will be appointed by the Board of Directors after consideration of the recommendation of the Governance Committee. Prior to selecting a nominee for the Board’s consideration, the Governance Committee members will consult individually with the other Board members to obtain their perspectives concerning appropriate Lead Director candidates.

Terms and Term Limits The Lead Director will be appointed to serve an initial term of two years. He or she may be appointed by the Board, upon the recommendation of the Governance Committee, to serve for up to two additional successive one-year terms. It is expected that a Lead Director will be appointed to serve for an initial two-year term followed by a second appointment for a term of one year. A fourth successive year as Lead Director for any one Director would be recommended only under unusual circumstances.

Communications with Lead Director by Interested Parties The name of the Lead Director is disclosed in the Company’s proxy statement each year, and is available on the Company’s website, together with information to permit interested parties to contact him or her.

10. Executive Sessions. The independent Directors hold regular meetings in executive session, outside of the presence of any member of Company management. Such sessions are chaired by the Lead Director. It is the prerogative of each Board Committee to exclude members of management from any meeting or discussion held by such Committee at any time. It is the practice of the Audit, Executive Compensation, and Governance Committees to meet in executive session from time to time. The Audit Committee also meets separately, in periodic private sessions, with each of management, the General Auditor and the Company’s independent auditor.

11. Board Process and Deliberation. The Chairman and Chief Executive Officer establishes the agenda for each Board meeting, which is submitted to the Lead Director for review and comment. Directors are encouraged to suggest the inclusion of items on the agenda. In the annual Board assessment, the Directors will also be asked to give feedback on topics that require more attention from the Board.

Board decisions must be made on the basis of adequate information and after careful and unhurried consideration. Information and data that are important to the Board’s understanding of the business are generally distributed in writing to the Board before it meets, unless the sensitivity of the information dictates that it be presented only at the meeting. Complex and very important subjects should be presented over an extended enough period of time to permit discussion at more than one meeting, as the Board sees fit.

12. Director Access to Management. It is the Company’s practice to create opportunities for Directors to meet with members of management on a routine basis outside the presence of the Chief Executive Officer. Members of the Board of Directors are encouraged to contact or to meet privately with members of Company management, as part of their responsibilities as Directors.

13. Director Compensation. The philosophy, or objectives, of the Board of Directors compensation program are to:

(i)    enable the Board to attract and retain the talent needed to fulfill the responsibilities of the Board in a superior and independent fashion;

(ii)   align the interests of the Directors with the long-term interests of shareholders through share ownership; and

(iii)  compensate Directors for their time, efforts and capacity to assist the Company in the achievement of its long-term goals, and to reflect those activities that require the greatest Board focus.

The compensation policy of the Company, or the means by which the Board compensation philosophy will be realized, is as follows:

In recognition of the commitment, service and capacity Directors provide to Pitney Bowes, the Company will provide each Director with compensation consisting of:

(i)    an annual cash retainer;

(ii)   an annual equity award of restricted common stock;

(iii)  board and Committee meeting fees; and

(iv)   a fee for service as Committee chairpersons with higher fees for those Committees that require enhanced efforts.

In establishing the amount of the cash retainer, the equity award and the fees, it is the Company’s intention that the total compensation of Directors be competitive with compensation of directors of companies in the Fortune 100 to 300 companies.

The Governance Committee of the Board reviews the director compensation policy periodically and will, if it deems appropriate, consult from time to time with an independent compensation consultant as to the competitiveness of the program.

The Board of Directors maintains Director Stock Ownership Guidelines, which are available on the Company’s governance website.

14. Director Orientation and Continuing Education. Directors commencing service on the Company’s Board of Directors maximize their individual effectiveness by participating at the earliest possible time in an orientation process. Accordingly, each new Director participates in a Company orientation program designed to familiarize the Director with the Company’s businesses, including short and long-term strategy, the nature of its stockholder base, its senior management team, its values, including ethics policies, its internal control environment, systems for detecting, preventing and reporting infractions of policy and law, the structure of and processes employed by the Board of Directors and its committees, and the responsibilities of Directors.

The Board of Directors recognizes the value of continuing education for Directors both within and outside the Company. Accordingly, in addition to Director education programs conducted in the context of or as an adjunct to a Board of Directors meeting (e.g., presentations by subject matter experts, visits to Company facilities, in-depth briefings by business unit heads), the Company makes available to its Directors information regarding externally conducted Director education programs, and reimburses Directors for the reasonable cost of participating in such programs upon review and approval of the Governance Committee. Directors are required to attend at least one Director continuing education program every two years.

15. Retention of External Advisors. The Board of Directors may retain at Company expense such external advisors as they deem appropriate in the discharge of their responsibilities. The Audit, Executive Compensation, and Governance Committees have the authority to retain external advisors consistent with the provisions of their respective charters.

Board Committees

During 2006, each director attended at least 75% of the total number of board meetings and meetings held by the board committees on which he or she served. The board of directors met seven times in 2006, and the independent directors met in executive session, without any member of management in attendance, seven times.

Members of the board serve on one or more of the seven committees described below. Mr. Critelli serves as the chair of the Executive Committee. The members of all other board committees are independent directors pursuant to New York Stock Exchange independence standards. Each committee of the board operates in accordance with a charter. All board committee charters are posted on the company’s Corporate Governance website at www.pb.com under the caption “Our Company-Corporate Governance” and are available in print to stockholders who request them. As part of the company’s commitment to identifying and managing enterprise risk, the charters for each committee, other than the Executive Committee, were amended recently to require that each such committee oversee the management of all matters within the scope of its charter that have been identified as and reported to be an enterprise risk.

		Corporate	E-Commerce and		Executive
Name	Audit	Responsibility	Technology	Executive	Compensation	Finance	Governance

Linda G. Alvarado		X*				X
Michael J. Critelli				X*
Anne Sutherland Fuchs		X			X
Ernie Green		X	X*
James H. Keyes	X			X	X*		X
John S. McFarlane			X			X	X
Eduardo R. Menascé			X		X
Michael I. Roth	X			X		X*	X
David L. Shedlarz	X*	X				X
David B. Snow, Jr.			X			X
Robert E. Weissman	X			X	X		X*
_____________ * Committee Chair

The Audit Committee, which met six times in 2006, monitors the financial reporting standards and practices of the company and the company’s internal financial controls to confirm compliance with the policies and objectives established by the board of directors and oversees the company’s law and ethics compliance programs. The committee appoints an independent registered public accounting firm to conduct the annual audits, and discusses with the company’s independent registered public accountants the scope of their examinations, with particular attention to areas where either the committee or the independent registered public accountants believe special emphasis should be directed. The committee reviews the annual financial statements and independent registered public accounting firm’s report, invites the independent registered public accounting firm’s recommendations on internal controls and on other matters, and reviews the evaluation given and corrective action taken by management. It reviews the independence of the independent registered public accountants and approves their fees. It also reviews the company’s internal accounting controls and the scope and results of the company’s internal auditing activities, and submits reports and proposals on these matters to the board.

The board of directors has determined that all members of the Audit Committee, including James H. Keyes, Michael I. Roth, David L. Shedlarz and Robert E. Weissman, are “audit committee financial experts,” as that term is defined by regulation of the Securities and Exchange Commission.

The Corporate Responsibility Committee, which met four times in 2006, monitors the company’s policies and programs concerning stockholders, customers, employees, and the communities in which the company operates. The policies and programs that the committee monitors include employee relations, customer relations, procurement, product stewardship, investor relations, postal matters, community affairs, government relations, philanthropy, environmental health and safety, and emergency preparedness and business continuity planning.

The E-Commerce and Technology Committee, which met four times in 2006, monitors the company’s programs for electronic commerce initiatives, information technology infrastructure, product development activities, and research and development.

The Executive Committee, which met twice in 2006, can act, to the extent permitted by applicable law and the company’s Restated Certificate of Incorporation and its By-laws, on all matters concerning management of the business which may arise between scheduled board of directors meetings, unless otherwise limited by the committee’s charter.

The Executive Compensation Committee, which met seven times in 2006, oversees the company’s executive compensation program, including establishing the company’s executive compensation policies and undertaking an annual review of all components of compensation to confirm that the company’s objectives are appropriately achieved. The committee is also responsible for certain administrative aspects of the company’s compensation plans and the Pitney Bowes Employee Stock Purchase Plan, as amended and restated, and makes recommendations to the board regarding material changes to such plans. The committee also determines guidelines and specific provisions for stock options, stock and other equity-based incentive awards to be granted to eligible employees under the company’s compensation plans, including the Pitney Bowes Inc. Key Employees Incentive Plan (“KEIP”) and The Pitney Bowes Stock Plan. Grants under any company compensation plan, including the KEIP and The Pitney Bowes Stock Plan, to the chief executive officer or to the chief operating officer are recommended by the committee and approved by the independent directors of the board. For further information on the responsibilities of the Executive Compensation Committee, see “Report of the Executive Compensation Committee” on page 31 below.

The Finance Committee, which met seven times in 2006, reviews the company’s financial condition and evaluates significant financial policies and activities, oversees the company’s major retirement programs, advises management and recommends financial action to the board. The committee’s duties include monitoring the company’s current and projected financial condition, reviewing and approving major investment decisions, and overseeing the financial operations of the company’s retirement, savings, and post-retirement benefit plans and retirement funds to confirm that plan liabilities are adequately funded and plan assets are prudently managed. The committee recommends for approval by the board the establishment of new plans and any amendments that materially affect cost, benefit coverages, or liabilities of the plans.

The Governance Committee, which met nine times in 2006, recommends nominees for election to the board of directors, determines the duties of and recommends membership in the board committees, reviews executives’ potential for growth, reviews and recommends to the board of directors the amount and form of compensation to non-employee members of the board, and, with the chief executive officer, is responsible for succession planning and ensuring management continuity. The committee reviews and evaluates the effectiveness of board administration and its governing documents, and reviews and monitors company programs and policies relating to directors. The committee reviews related-person transactions in accordance with company policy.

The Governance Committee generally identifies qualified candidates for nomination for election to the board of directors from a variety of sources, including other board members, management, and stockholders. The Governance Committee also retains a third party search firm to assist the committee members in identifying and evaluating potential nominees for the board.

Stockholders wishing to recommend a candidate for consideration by the Governance Committee may do so by writing to the Corporate Secretary, Pitney Bowes Inc., One Elmcroft Road, MSC 65-19, Stamford, CT 06926-0700. Recommendations submitted for consideration by the committee in preparation for the 2008 annual meeting of stockholders must be received by January 2, 2008, and must contain the following information: (i) the name and address of the stockholder; (ii) the name and address of the person to be nominated; (iii) a representation that the stockholder is a holder of the company’s stock entitled to vote at the meeting; (iv) a statement in support of the stockholder’s recommendation, including a description of the candidate’s qualifications; (v) information regarding the candidate as would be required to be included in a proxy statement filed in accordance with the rules of the Securities and Exchange Commission; and (vi) the candidate’s written, signed consent to serve if elected.

The committee evaluates candidates recommended by stockholders based on the same criteria it uses to evaluate candidates from other sources. The Governance Principles of the Board of Directors, which are posted on the company’s Corporate Governance website at www.pb.com under the caption “Our Company-Corporate Governance,” include a description of director qualifications. Among the qualifications considered by the committee are the candidate’s integrity and ethics, business acumen, experience and skills, independence, sound judgment, and his or her ability to commit sufficient time and attention to the activities of the board.

If the Governance Committee believes that a potential candidate may be appropriate for recommendation to the board, there is generally a mutual exploration process, during which the committee seeks to learn more about the candidate’s qualifications, background and interest in serving on the board, and the candidate has the opportunity to learn more about the company, the board, and its governance practices. The final selection of the board’s nominees is within the sole discretion of the board of directors.

Alternatively, as referenced beginning on page 6 of this proxy statement, stockholders intending to appear at a stockholders’ meeting in order to nominate a candidate for election by the stockholders at the meeting (in cases where the board of directors does not intend to nominate the candidate or where the Governance Committee was not requested to consider his or her candidacy) must comply with the procedures in Article II, Section 6 of the company’s By-laws. The By-laws are posted on the company’s Corporate Governance website.

Directors’ Compensation

Directors’ Fees. During 2006, each director who was not an employee of the company received an annual fee of $45,000 and a meeting fee of $1,500 for each board and committee meeting attended. Committee chairs (except for the Audit Committee chair) receive an additional $1,500 for each committee meeting that they chair, and the Audit Committee chair receives an additional $2,000 for each Audit Committee meeting chaired. During 2006, the Governance Committee reviewed the value and components of the directors’ compensation program, comparing it with the market for board of directors’ compensation. In November 2006, the Governance Committee recommended and the board of directors approved an increase in both the cash and stock components of directors’ compensation. Effective January 1, 2007, the annual fee for non-employee directors was increased to $65,000 and non-employee directors will continue to receive the same board and committee meeting fees. For a discussion of the increase in the stock component of directors’ compensation, please see below under the section entitled “Directors’ Stock Plan.” Effective as of January 1, 2007, the board of directors also approved an additional annual retainer of $10,000 for the Lead Director.

All directors are reimbursed for their out-of-pocket expenses incurred in attending board and committee meetings.

The board of directors maintains directors’ stock ownership guidelines, requiring, among other things, that each director accumulate and retain a minimum of 7,500 shares of company common stock within five years of becoming a director of Pitney Bowes. The directors’ stock ownership guidelines are available on the company’s website at www.pb.com under the caption “Our Company-Corporate Governance.”

Directors’ Stock Plan. Under the Directors’ Stock Plan, in 2006 each director who was not an employee of the company received an award of 1,400 shares of restricted stock. Effective May 2007, non-employee directors of the company will receive an annual award of 2,200 shares of restricted stock. The shares carry full voting and dividend rights but, unless certain conditions are met, may not be transferred or alienated until the later of (i) termination of service as a director, or, if earlier, the date of a change of control, and (ii) the expiration of the six-month period following the grant of such shares. The Directors’ Stock Plan permits certain dispositions of stock granted under the restricted stock program provided that the director effecting the disposition had accumulated and will retain 7,500 shares of common stock. Permitted dispositions are limited to (i) transfer to a family member or family trust or partnership, and (ii) donations to charity after the expiration of six months from date of grant. The original restrictions would continue to apply to the donee except that a charitable donee would not be bound by the restriction relating to termination of service from the board.

Since the approval of the Directors’ Stock Plan by stockholders in 1991, the common stock of the company has twice undergone a two-for-one split, in 1992 and 1997, respectively. In addition, the annual grant was increased in 1997 in connection with the discontinuation of the Directors’ Retirement Plan, as described below. Ownership of shares granted under the Directors’ Stock Plan is reflected in the table on page 20 showing security ownership of directors and executive officers.

Directors’ Deferred Incentive Savings Plan. The company maintains a Directors’ Deferred Incentive Savings Plan under which directors may defer all or part of the cash portion of their compensation. Deferred amounts will be notionally “invested” in any combination of several institutional investment funds. Deferral elections made with respect to plan years prior to 2004 also included as an investment choice the ability to invest in options to purchase common stock of the company.

Stock options selected by directors as an investment vehicle for deferred compensation were granted through the Directors’ Stock Plan. The Directors’ Stock Plan permits the exercise of stock options granted after October 11, 1999 during the full remaining term of the option by directors who have terminated service on the board, provided that service on the board is terminated (i) after ten years of service on the board, or (ii) due to director’s death or disability, or (iii) due to the director having attained mandatory directors’ retirement age. The Directors’ Stock Plan also permits the donation of vested stock options, regardless of the date of grant, to family members and family trusts or partnerships.

Directors’ Retirement Plan. The company’s Directors’ Retirement Plan was discontinued, and the benefits previously earned by directors were frozen as of May 12, 1997. Under this plan, there is no benefit paid to a director who served for less than five years as of May 12, 1997. A director who had met the five-year minimum vesting requirement as of May 12, 1997 will receive an annual retirement benefit calculated as 50 percent of the director’s retainer in effect as of May 12, 1997, and a director with more than five years of service at retirement will receive an additional 10 percent of such retainer for each year of service over five, to a maximum of 100 percent of such retainer for ten or more years of service. The annual retainer fee in effect as of May 12, 1997, was $30,000. The annual retirement benefit is paid for life.

DIRECTOR COMPENSATION FOR 2006

					Change in
					Pension Value
	Fees			Non-Equity	and Nonqualified
	Earned or	Stock	Option	Incentive Plan	Deferred	All Other
	Paid in	Awards	Awards	Compensation	Compensation	Compensation
Name	Cash ($)(1)	($)(2)	($)(3)	($)(4)	Earnings(5)	($)(6)	Total ($)
Ms. Alvarado	79,500	60,872	0	0	136	3,139	143,647
Mr. Campbell(7)	30,375	0	0	0	13,738	498	44,611
Ms. Fuchs	72,000	60,872	0	0	0	2,316	135,188
Mr. Green	75,000	60,872	0	0	0	3,048	138,920
Mr. Keyes	96,000	60,872	0	0	0	0	156,872
Mr. McFarlane	84,000	60,872	0	0	0	504	145,376
Mr. Menascé	75,000	60,872	0	0	0	557	136,429
Mr. Roth	100,500	60,872	0	0	0	0	161,372
Mr. Shedlarz	88,500	60,872	0	0	0	557	149,929
Mr. Snow(8)	47,625	60,872	0	0	0	0	108,497
Mr. Weissman	99,000	60,872	0	0	0	0	159,872

(1)	Each non-employee director receives an annual retainer of $45,000 ($11,250 per quarter) and a meeting fee of $1,500 for each board and committee meeting attended. Committee chairs (except for the Audit Committee chair) receive an additional $1,500 for each committee meeting that they chair, and the Audit Committee chair receives an additional $2,000 for each Audit Committee meeting chaired.
(2)	On May 8, 2006, each non-employee director then serving received an award of 1,400 shares of restricted stock. The aggregate number of shares of restricted stock held by each director as of December 31, 2006 is as follows: Ms. Alvarado - 18,000 shares; Ms. Fuchs - 2,363 shares; Mr. Green - 8,900 shares; Mr. Keyes - 13,000 shares; Mr. McFarlane - 9,275 shares; Mr. Menascé - 7,992 shares; Mr. Roth - 14,800 shares; Mr. Shedlarz - 7,992 shares; Mr. Snow - 1,400 shares; and Mr. Weissman - 7,992 shares. Mr. Campbell retired from the board as of May 8, 2006 and his awards are no longer restricted. The fair market value of the restricted share awards was calculated using the average of the high and low stock price, $43.70 and $43.26, respectively, as reported on the New York Stock Exchange on May 8, 2006, the date of grant. The closing price on May 8, 2006 on the New York Stock Exchange was $43.30.
(3)	Stock options were not awarded to non-employee directors during 2006. Stock options formerly were available to non-employee directors as an investment choice under the Directors’ Deferred Incentive Savings Plan. Cash fees deferred with respect to plan years prior to 2004 could be invested in options to purchase common stock of the company. The aggregate number of options held by each director as of December 31, 2006 is as follows: Mr. Green - 16,885; Mr. Keyes - 2,178; Mr. McFarlane - 9,194; Mr. Roth - 7,384; and Mr. Weissman - 1,789.
(4)	The company does not provide non-equity incentive plans for the non-employee directors.
(5)	Ms. Alvarado and Mr. Campbell are the only non-employee directors who served on the board during 2006 eligible to receive payments from the Directors’ Retirement Plan. Mr. Campbell received $18,750 in pension payments since his retirement from the board of directors on May 8, 2006. Ms. Alvarado will receive payments upon her retirement from the board.
(6)	Ms. Alvarado was reimbursed for taxes in the amounts of $472 and $2,667 for 2005 and 2006, respectively. Mr. Campbell was reimbursed for 2005 taxes in the amount of $498. Ms. Fuchs was reimbursed for 2006 taxes in the amount of $2,316. Mr. Green was reimbursed for taxes in the amounts of $699 and $2,349 for 2005 and 2006, respectively. Mr. McFarlane was reimbursed for 2005 taxes in the amount of $504. Mr. Menascé was reimbursed for 2005 taxes in the amount of $557. Mr. Shedlarz was reimbursed for taxes in the amount of $557 for 2005.
(7)	Mr. Campbell retired from the board of directors as of May 8, 2006, having attained director’s retirement age.
(8)	Mr. Snow was elected to the board of directors at the May 8, 2006 stockholders meeting.

Certain Relationships and Related-Person Transactions

In November 2006, the board of directors adopted the written “Policy on Approval and Ratification of Related-Person Transactions” which states that the Governance Committee of the board of directors of Pitney Bowes Inc. is responsible for reviewing and approving any related-person transactions between Pitney Bowes and its directors, nominees for director, executive officers, beneficial owners of more than five percent of any class of Pitney Bowes voting stock and their “immediate family members” as defined by the rules and regulations of the Securities and Exchange Commission (“related persons”). It is the expectation and policy of the board of directors that all related-person transactions will be at arms’ length and on terms that are fair to the company.

Under the related-person transaction approval policy, any newly proposed transaction between Pitney Bowes and a related person must be submitted to the Governance Committee for approval if the amount involved in the transaction is greater than $120,000. Any related-person transactions that have not been pre-approved by the Governance Committee must be submitted for ratification as soon as they are identified. Ongoing related-person transactions are reviewed on an annual basis. The material facts of the transaction and the related person’s interest in the transaction must be disclosed to the Governance Committee.

If the proposed transaction involves a related person who is a Pitney Bowes director or an immediate family member of a director, that director may not participate in the deliberations or vote regarding approval or ratification of the transaction but may be counted for the purposes of determining a quorum.

The following related-person transactions do not require approval by the Governance Committee:

1.	Any transaction with another company with which a related person’s only relationship is as an employee or beneficial owner of less than 10% of that company’s shares, if the aggregate amount invested does not exceed the greater of $1,000,000 or two percent of that company’s consolidated gross revenues;

2.	A relationship with a firm, corporation or other entity that engages in a transaction with Pitney Bowes where the related person’s interest in the transaction arises only from his or her position as a director or limited partner of the other entity that is party to the transaction;

3.	Any charitable contribution by Pitney Bowes to a charitable organization where a related person is an officer, director or trustee, if the aggregate amount involved does not exceed the greater of $1,000,000 or two percent of the charitable organization’s consolidated gross revenues;

4.	Any transaction involving a related person where the rates or charges involved are determined by competitive bids; and

5.	Any transaction with a related person involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

The Governance Committee may delegate authority to approve related-person transactions to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any approval or ratification decisions to the Governance Committee at its next scheduled meeting.

Except for the relationship described below, there were no other relationships or related-person transactions during 2006 involving any director, executive officer or beneficial owner of more than five percent of any class of Pitney Bowes voting stock (or any members of their immediate families) to which Pitney Bowes was a party that are required to be disclosed under the rules and regulations of the Securities and Exchange Commission.

Leslie Abi-Karam, Executive Vice President and President, Document Messaging Technologies, is an executive officer of the company who shares a household with a former employee of the company, Scott F. Fuller, who held the position of Vice President, Global Outsourcing. Mr. Fuller’s total compensation for 2006 was approximately $275,000.

Compensation Committee Interlocks and Insider Participation

During 2006, there were no compensation committee interlocks and no insider participation in Executive Compensation Committee decisions that were required to be reported under the rules and regulations of the Securities Exchange Act of 1934.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

		Shares	Options
		Deemed to	Exercisable
Title of		be Beneficially	Within
Class of Stock	Name of Beneficial Owner	Owned(a)(b)(c)	60 Days(d)	% of Class
Common	Linda G. Alvarado	22,028	—	*
Common	Anne Sutherland Fuchs	3,363	—	*
Common	Ernie Green	19,462	2,424	*
Common	James H. Keyes	16,752	2,178	*
Common	John S. McFarlane	21,111	9,194	*
Common	Eduardo R. Menascé	8,692	—	*
Common	Michael I. Roth	29,237	7,384	*
Common	David L. Shedlarz	10,492	—	*
Common	David B. Snow, Jr.	2,400	—	*
Common	Robert E. Weissman	12,547	1,789	*
Common	Michael J. Critelli	1,987,479	1,673,846	*
Common	Murray D. Martin	793,952	691,995	*
Common	Bruce P. Nolop	386,154	310,433	*
Common	Michele Coleman Mayes	147,214	145,519	*
Common	Patrick J. Keddy	115,011	103,781	*
Common	All executive officers and directors as a group (24)	4,615,427	3,881,735	2.1%
*	Less than 1% of Pitney Bowes Inc. common stock.
(a)	These shares represent common stock beneficially owned as of March 1, 2007 and shares for which such person has the right to acquire beneficial ownership within 60 days thereafter.
(b)	Other than with respect to ownership by family members, the reporting persons have sole voting and investment power with respect to the shares listed.
(c)	Includes shares that are held indirectly through the Pitney Bowes 401(k) Plan and its related excess plan.
(d)	The director or executive officer has the right to acquire beneficial ownership of this number of shares within 60 days of March 1, 2007 by exercising outstanding stock options.

Beneficial Ownership

The only persons or groups known to the company to be the beneficial owners of more than five percent of any class of the company’s voting securities are reflected in the chart below. The following information is based solely upon Schedules 13G and amendments thereto filed by the entities shown with the Securities and Exchange Commission as of the date appearing below.

	Amount and Nature of	Percent of
Name and Address of Beneficial Owner	Beneficial Ownership	Common

Dodge & Cox
555 California Street, 40th Floor	17,031,504(a)	7.7%
San Francisco, CA 94104

NWQ Investment Management Company, LLC
2049 Century Park East, 16th Floor	13, 272,743(b)	6.0%
Los Angeles, CA 90067

Wellington Management Company, LLP
75 State Street	12, 110,757(c)	5.46%
Boston, MA 02109

(a)	As of December 31, 2006, Dodge & Cox, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, had sole investment power with respect to 17,031,504 shares, sole voting power with respect to 15,962,704 shares and shared voting power with respect to 164,400 shares.
(b)	As of December 31, 2006, NWQ Investment Management Company, LLC, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, had sole investment power with respect to 13,272,743 shares and sole voting power with respect to 11,223,793 shares.
(c)	As of December 31, 2006, Wellington Management Company, LLP, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, had shared investment power with respect to 12,110,757 shares and shared voting power with respect to 4,247,900 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors and persons who are considered “officers” of the company for purposes of Section 16(a) of the Securities Exchange Act of 1934 and greater than ten percent stockholders (“Reporting Persons”) are required to file reports with the Securities and Exchange Commission showing their holdings of and transactions in the company’s securities. It is generally the practice of the company to file the forms on behalf of its Reporting Persons who are directors or officers. The company believes that all such forms have been timely filed for 2006 except that two Forms 4 were filed late on behalf of Patrick J. Keddy, Executive Vice President and President, Mailstream International, relating to the exercise of 159 stock options previously granted and the grant of 153 stock options granted under the Pitney Bowes Inc. 1998 U.K. S.A.Y.E. Stock Option Plan and a Form 4 was filed late on behalf of Bruce P. Nolop, Executive Vice President and Chief Financial Officer, relating to the sale of approximately 216 shares of common stock from his 401(k) Restoration Plan. Also, it has come to the attention of the company that a Form 3 filed when Murray D. Martin became an executive officer in 1996 failed to report his holding of a restricted stock award in the amount of 850 shares.

Proposal 1: Election of Directors

The board of directors has eleven members. The board is divided into three classes whose terms of office end in successive years.

Ms. Fuchs, Mr. Keyes, Mr. Shedlarz and Mr. Snow were elected last year to three-year terms expiring in 2009.

Mr. Critelli, Mr. Roth and Mr. Weissman were elected in 2005 to terms expiring in 2008.

On March 16, 2007, the board of directors increased the size of the board from 11 to 12 members, and elected Murray D. Martin to fill the resulting vacancy. Consistent with the requirement in the company’s Restated Certificate of Incorporation that each class of directors be as equal in number as possible, Mr. Martin was elected to the class of directors whose terms expire at the 2008 annual meeting.

Also on March 16, 2007, the board elected Murray D. Martin, the company’s president and chief operating officer, to become the company’s president and chief executive officer effective May 14, 2007. Upon assuming the role of chief executive officer, Mr. Martin will have full strategic and operational responsibility for the company, overseeing its overall performance with a focus on sustaining increased stockholder, customer and employee value.

The board elected Michael J. Critelli, the company’s chairman and chief executive officer, to the newly created position of executive chairman effective May 14, 2007. As executive chairman, Mr. Critelli will lead the company’s focus on the emerging opportunities in the external environment, including postal reform and transformation in the U.S. and globally, and market opportunities arising from the company’s innovation and leadership in areas such as health care, government services, corporate social responsibility and corporate governance.

The Governance Committee recommended to the board of directors, and the board approved, the nomination of Ms. Alvarado, Mr. Green, Mr. McFarlane and Mr. Menascé at this meeting to three-year terms expiring at the 2010 annual meeting.

Information about each nominee for director and each incumbent director, including the nominee’s or incumbent’s age as of March 1, 2007, is set forth beginning on page 22. Unless otherwise indicated, each nominee or incumbent has held his or her present position for at least five years.

Should you choose not to vote for a nominee, you may list on the proxy the name of the nominee for whom you choose not to vote and mark your proxy under Proposal 1 for all other nominees, or grant your proxy by telephone or the Internet as described on the proxy voting instruction card. Should any nominee become unable to accept nomination or election as a director (which is not now anticipated), the persons named in the enclosed proxy will vote for such substitute nominee as may be selected by the board of directors, unless the size of the board is reduced. At the annual meeting, proxies cannot be voted for more than the four director nominees.

Vote Required

A plurality of the votes cast is required for the election of directors. This means that the four nominees for director, as shown in this proxy statement, receiving the highest number of votes will be elected. However, pursuant to the policy adopted by the board of directors in 2005, any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall tender his or her resignation for consideration by the Governance Committee. The Governance Committee will recommend to the board of directors the action to be taken with respect to such offer of resignation.

The board of directors recommends that stockholders vote FOR the election of the following nominees:

NOMINEES FOR ELECTION TO TERMS EXPIRING AT THE 2010 ANNUAL MEETING

Linda G. Alvarado, 55, president and chief executive officer of Alvarado Construction, Inc., a Denver-based commercial general contractor, construction management and development firm. Director since 1992. (Also a director of Lennox International, Inc., 3M Company, The Pepsi Bottling Group Inc., and Qwest Communications International, Inc.)	Ernie Green, 68, president of Ernie Green Industries, Inc., a manufacturer of automotive components. Director since 1997. (Also a director of Dayton Power & Light, Inc. and Eaton Corporation.)

John S. McFarlane, 58, former chief executive officer of Ascendent Telecommunications Inc., a leading developer of mobility and disaster recovery technology solutions for voice communications, 2004-2005. Formerly president and chief executive officer of Nexsi Systems Corporation, a developer of high-end network infrastructure and bandwidth management services, 2001-2002. Director since 2000. (Also a director of Exar Corporation.) (Nexsi Systems, a private corporation, filed for protection under Chapter 7 of the U.S. Bankruptcy Laws on May 17, 2002.)	Eduardo R. Menascé, 61, retired president, since December 31, 2005, Enterprise Solutions Group, Verizon Communications Inc., a leading provider of wireline and wireless communications. Director since 2001. (Also a director of John Wiley & Sons, Inc., KeyCorp and Hillenbrand Industries, Inc.)

INCUMBENT DIRECTORS WHOSE TERMS EXPIRE AT THE 2009 ANNUAL MEETING

Anne Sutherland Fuchs, 59, consultant to private equity firms. Chair of the Commission on Women’s Issues for New York City since 2002. Formerly executive vice president, LVMH Moët Hennessy Louis Vuitton, a leading luxury products group, March -December 2002, and global chief executive at Phillips de Pury & Luxembourg, LVMH’s auction house subsidiary, July 2001-February 2002; senior vice president and group publishing director, Hearst Magazines, 1994–2001. Director since 2005. (Also a director of Gartner, Inc.)	James H. Keyes, 66, retired chairman, Johnson Controls, Inc., a supplier of automotive systems and facility management and control. Formerly chairman, 2003, and chairman and chief executive officer, 1993-2002, Johnson Controls, Inc. Director since 1998. (Also a director of LSI Logic Corporation and Navistar International Corporation and a trustee of Fidelity Funds.)

David L. Shedlarz, 58, vice chairman of Pfizer Inc., a pharmaceutical, consumer and animal products health company. Formerly executive vice president and chief financial officer, 1999-2005, Pfizer Inc. Director since 2001.	David B. Snow, Jr., 52, chairman and chief executive officer of Medco Health Solutions, Inc., a leading pharmacy benefit manager. Formerly president and chief operating officer of WellChoice, Inc., 2001-2003. Director since 2006. (Also a director of Medco Health Solutions, Inc.)

INCUMBENT DIRECTORS WHOSE TERMS EXPIRE AT THE 2008 ANNUAL MEETING

Michael J. Critelli, 58, chairman and chief executive officer of Pitney Bowes Inc. and executive chairman-elect Director since 1994. (Also a director of Eaton Corporation.)
Murray D. Martin, 59, president and chief operating officer of Pitney Bowes Inc. since October 2004 and president and chief executive officer-elect. Formerly executive vice president and group president, Global Mailstream Solutions, 2001 to 2004. (Also a director of The Brink’s Company.)

Michael I. Roth, 61, chairman and chief executive officer, The Interpublic Group of Companies, Inc., a global marketing communications and marketing services company. Formerly chairman of the board, The Interpublic Group of Companies, Inc., 2004-2005; chairman and chief executive officer, The MONY Group Inc., 1993-2004. Director since 1995. (Also a director of Gaylord Entertainment Company and The Interpublic Group of Companies, Inc.)	Robert E. Weissman, 66, retired chairman, IMS Health Incorporated, a leading provider of information solutions to the pharmaceutical and healthcare industries. Director since 2001. (Also a director of Cognizant Technology Solutions, Information Services Group, Inc. and State Street Corporation.)

Report of the Audit Committee

The Audit Committee functions pursuant to a charter that was last amended in February 2007. The Audit Committee represents and assists the board of directors in overseeing the financial reporting process and the integrity of the company’s financial statements. The committee is responsible for retaining the independent registered public accounting firm and pre-approving the services they will perform, and for reviewing the performance of the independent registered public accounting firm and the company’s internal audit function. The board of directors, in its business judgment, has determined that all four members of the committee are “independent,” as required by applicable listing standards of the New York Stock Exchange.

In the performance of its responsibilities, the committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm. The committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Commitees, as currently in effect. Finally, the committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed with the independent registered public accounting firm their independence.

Based upon the review of information received and discussions as described in this report, the committee recommended to the board that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission on March 1, 2007.

By the Audit Committee of the board of directors,

David L. Shedlarz, Chair
James H. Keyes
Michael I. Roth
Robert E. Weissman

Proposal 2: Ratification of Independent Registered Public Accounting Firm for 2007

The Audit Committee of the board has appointed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as the independent registered public accounting firm for Pitney Bowes for 2007. Although not required by law, as a matter of corporate governance this matter is being submitted to the stockholders for ratification. If this proposal is not ratified at the annual meeting by the affirmative vote of a majority of the votes cast, the Audit Committee intends to reconsider its appointment of PricewaterhouseCoopers as its independent registered public accounting firm. PricewaterhouseCoopers has no direct or indirect financial interest in Pitney Bowes or any of its subsidiaries. A representative from PricewaterhouseCoopers will attend the annual meeting and will be available to respond to appropriate questions and will have the opportunity to make a statement if he desires to do so.

Principal Accountant Fees and Services

Aggregate fees billed for professional services rendered for the company by PricewaterhouseCoopers as of or for the years ended December 31, 2006 and 2005, were (in millions):

	2006	2005
Audit	$7.9	$10.2
Audit-Related	1.4	1.3
Tax	1.2	1.2
All Other	—	—
Total	$10.5	$12.7

The Audit fees for the years ended December 31, 2006 and 2005 were for professional services rendered for the audits of the consolidated financial statements of the company, financial statements of selected subsidiaries and internal control over financial reporting, statutory audits, issuance of comfort letters, consents, income tax provision procedures, and assistance with review of documents filed with the Securities and Exchange Commission.

The Audit-Related fees for the years ended December 31, 2006 and 2005 were for assurance and related services related to employee benefit plan audits, due diligence related to mergers and acquisitions, and consultations concerning financial accounting and reporting standards.

The Tax fees for the years ended December 31, 2006 and 2005 were for services related to tax compliance, including the preparation and/or review of tax returns and claims for refund, and tax compliance services for expatriate employees.

The Audit Committee has adopted policies and procedures to pre-approve all services to be performed by PricewaterhouseCoopers. Specifically the committee’s policy is to pre-approve the use of PricewaterhouseCoopers for audit services as well as detailed, specific types of services within the following categories of audit-related and non-audit services: merger and acquisition due diligence and audit services; employee benefit plan audits; tax services; and procedures required to meet certain regulatory requirements. The committee will not approve any service prohibited by regulation and does not anticipate approving any service in addition to the categories described above. In each case, the committee’s policy is to pre-approve a specific annual budget by category for such audit, audit-related and tax services which the company anticipates obtaining from PricewaterhouseCoopers, and has required management to report the actual fees (versus budgeted fees) to the committee on a periodic basis throughout the year. In addition, any new, unbudgeted engagement for audit services or within one of the other pre-approved categories described above must be pre-approved by the committee or its chair.

Vote Required

Ratification of the appointment of Pitney Bowes’ independent registered public accounting firm requires the affirmative vote of a majority of votes cast by the holders of common stock and $2.12 convertible preference stock of the company present or represented by proxy and entitled to vote at the annual meeting.

The board of directors recommends that stockholders vote FOR the ratification of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for 2007.

Proposal 3: Approval of the Pitney Bowes Inc. 2007 Stock Plan

The board of directors recommends that stockholders approve the Pitney Bowes Inc. 2007 Stock Plan (which we refer to as the 2007 Plan). The 2007 Plan would govern grants of stock-based awards to employees. It is intended that upon approval by stockholders at the annual meeting the 2007 Plan would replace the Pitney Bowes 2002 Stock Plan (which we refer to as the 2002 Plan) and no additional grants will be made under the 2002 Plan. A maximum of 15,000,000 shares (subject to adjustment as described below) of Pitney Bowes common stock will be reserved for issuance under the 2007 Plan.

Based upon the recommendation of the Executive Compensation Committee, the board of directors has unanimously approved the 2007 Plan effective May 1, 2007, subject to stockholder approval at the annual meeting. The 2007 Plan is designed to support the company’s long-term business objectives in a manner consistent with our executive compensation philosophy. The board believes that by allowing the company to continue to offer its employees long-term, “equity-based incentive compensation” through the 2007 Plan, Pitney Bowes will promote the following key objectives:

  aligning the interest of employees with those of the stockholders through increased employee ownership of Pitney Bowes; and
  attracting, motivating and retaining experienced and highly qualified employees who will contribute to the company’s success.

All employees of Pitney Bowes and its affiliates are eligible to receive awards under the 2007 Plan, but awards are generally limited to approximately 3,000 management and executive-level employees. The relative mix of equity compensation to total compensation increases in relation to a participant’s role in influencing stockholder value.

As with the company’s prior equity plans, the 2007 Plan is an “omnibus” stock plan that provides for a variety of equity award vehicles to maintain flexibility. The 2007 Plan will permit the grant of stock options, stock appreciation rights or SARs, restricted stock awards, restricted stock units, stock awards and other stock-based awards. Participants at the vice president level and above are generally granted stock options and participants at the manager and director levels are generally granted restricted stock units. In unique circumstances where needed for attracting, retaining and motivating executive talent, restricted stock may be awarded. The 2007 Plan is flexible and will allow us to change equity grant practices from time to time.

A maximum of 15,000,000 shares (subject to adjustment as described below) will be available for grants of all equity awards under the 2007 Plan. The board believes that this number represents a reasonable amount of potential equity dilution and provides a powerful incentive for employees to increase the value of the company for all stockholders. As of February 28, 2007, there were 9,133,536 shares available for issuance under the 2002 Plan. The additional 5,866,464 shares available under the 2007 Plan would represent approximately 2.42% of fully diluted common shares outstanding as of December 31, 2006.1 Equity dilution from all shares available would represent approximately 6.18% . Including the new shares, the potential equity overhang from all stock incentives granted and available to employees would be approximately 14.08% .2 Included in the equity overhang calculation are options with exercise prices greater than the current share price.

As of February 28, 2007, there were 20,664,148 shares outstanding under the 2002 plan (of which 568,450 are restricted stock units and shares of restricted stock). As of February 28, 2007, the weighted average exercise price of outstanding stock options was $42.77 and the weighted average remaining term was 5 years.

In the past two years, the company has sought to strike a balance between various forms of stock-based compensation and to move away from stock options as the primary long-term incentive vehicle. In 2006, the company granted restricted stock unit awards instead of stock options for participants in the United States at the manager and director levels. In 2007, the company has substituted stock options with restricted stock unit awards for participants at those levels outside the United States.

The board of directors believes that it is in the best interests of the company and its stockholders to continue to provide for an equity incentive plan under which stock-based compensation awards made to the company’s executive officers can qualify for deductibility by the company for federal income tax purposes. Accordingly, the 2007 Plan has been structured so that awards under it can satisfy the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code. In general, under Section 162(m), in order for the company to be able to deduct compensation in excess of $1 million paid in any one year to the company’s named executive officers, such compensation must qualify as performance-based. One of the requirements of performance-based compensation for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by the company’s stockholders. For purposes of Section 162(m) the material terms include (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goal is based and (iii) the maximum amount of compensation that can be paid to an employee under the performance goal. With respect to awards of restricted stock, stock units, and other stock awards under the 2007 Plan, each of these aspects is discussed below, and stockholder approval of the 2007 Plan will be deemed to constitute approval of each of these aspects of the 2007 Plan for purposes of the

(1)   On December 31, 2006, there were 242,530,014 diluted common shares of Pitney Bowes stock outstanding.

(2)   Equity overhang is calculated as all shares issued and outstanding under plans and shares available for grant under plans divided by (a) common shares outstanding at fiscal year end + (b) potential shares from the conversion of preferred stock + (c) shares in the numerator. Equity overhang using common shares outstanding as of the record date was 16.46% .

approval requirements of Section 162(m). The 2007 Plan does not permit the repricing of options or stock appreciation rights without the approval of stockholders or the granting of discounted options, stock appreciation rights or stock options with reload features, and does not contain an “evergreen” provision to automatically increase the number of shares issuable under the 2007 Plan.

The following is a summary of the 2007 Plan. The full text of the 2007 Plan is attached as Annex I to this proxy statement, and the following summary is qualified in its entirety by reference to this Annex.

Plan Administration

The selection of employee participants in the 2007 Plan, the level of participation of each participant and the terms and conditions of all awards will be determined by the board of directors or a committee designated by the board to administer the Plan (the “Committee”). The board has delegated to the Executive Compensation Committee the discretionary authority to interpret the 2007 Plan, to prescribe, amend and rescind rules and regulations relating to the 2007 Plan, and to make all other determinations necessary or advisable for the administration of the 2007 Plan under applicable law. The Committee may delegate authority to administer the 2007 Plan as it deems appropriate, subject to the express limitations set forth in the 2007 Plan.

Limits on Plan Awards

The board has reserved a maximum of 15,000,000 shares (subject to adjustment as described below) for issuance pursuant to stock options, stock appreciation rights, restricted stock awards, restricted stock units and stock awards under the 2007 Plan. In addition to the number of shares described in the preceding sentence, any shares associated with awards under the 2002 Plan as of April 30, 2007 that on or after such date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares) shall become available for issuance under the 2007 Plan. Of the maximum number of shares available for issuance under the 2007 Plan, no more than 7,500,000 shares may be issued pursuant to grants other than options or SARs in the aggregate during the term of the 2007 Plan. A participant may receive multiple awards under the 2007 Plan. A maximum of 600,000 shares that are the subject of awards may be granted under the 2007 Plan to an individual during any calendar year.

Shares delivered under the 2007 Plan will be authorized but unissued shares of Pitney Bowes common stock, treasury shares or shares purchased in the open market or otherwise. To the extent that any award payable in shares is forfeited, cancelled, returned to the company for failure to satisfy vesting requirements or upon the occurrence of other forfeiture events, or otherwise terminates without payment being made, the shares covered thereby will no longer be charged against the maximum share limitation and may again be made subject to awards under the 2007 Plan. Any awards settled in cash will not be counted against the maximum share reserve under the 2007 Plan. However, any shares exchanged by a participant or withheld from a participant as full or partial payment to the company of the exercise price or the tax withholding upon exercise or settlement of an award and unissued shares resulting from the settlement of stock appreciation rights in stock or net settlement of a stock option will not be returned to the number of shares available for issuance under the 2007 Plan.

Eligibility and Participation

All of the approximately 35,000 full-time employees of the company and its affiliates will be eligible to participate in the 2007 Plan. Approximately 3,000 employees (including the executive officers of the company) currently receive long-term incentive awards in a given year, although this may vary from year to year. From time to time, the Committee will determine who will be granted awards, the number of shares subject to such grants and all other terms of awards.

Types of Plan Awards

As described below in the Compensation Discussion and Analysis section of this proxy statement, the company’s current equity compensation awards to employees are generally comprised of stock options and restricted stock units. The 2007 Plan, like prior equity plans, provides for a variety of other equity instruments to preserve flexibility. The types of securities that may be issued under the 2007 Plan are described below.

Stock Options Stock options granted under the 2007 Plan may be either non-qualified stock options or incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). The exercise price of any stock option granted, other than substitute awards or tandem SARs, may not be less than 100% of the fair market value of a share of Pitney Bowes common stock on the date of grant. The 2007 Plan defines the fair market value as the closing price reported by the New York Stock Exchange of Pitney Bowes common stock. The option exercise price is payable in cash, shares of Pitney Bowes common stock, through a broker-assisted cash-

less exercise or share withholding or as otherwise permitted by the Committee.

The Committee determines the terms of each stock option grant at the time of the grant. Generally, all options have a ten-year term from the date of the grant. The Committee specifies at the time each option is granted the time or times at which, and in what proportions, an option becomes vested and exercisable. Vesting may be based on the continued service of the participant for specified time periods or on the attainment of specified business performance goals established by the Committee or both. Under certain circumstances, the Committee may accelerate the vesting of options.

In general, a vested stock option expires three months after termination of employment.

Stock Appreciation Rights A stock appreciation right (which we refer to as a SAR) entitles the participant, upon settlement, to receive a payment based on the excess of the fair market value of a share of Pitney Bowes common stock on the date of settlement over the base price of the right, multiplied by the applicable number of shares of Pitney Bowes common stock. SARs may be granted on a stand-alone basis or in tandem with a related stock option. The base price may not be less than the fair market value of a share of Pitney Bowes common stock on the date of grant. The Committee will determine the vesting requirements and the payment and other terms of an SAR, including the effect of termination of service of a participant. Vesting may be based on the continued service of the participant for specified time periods or on the attainment of specified business performance goals established by the Committee or both. Under certain circumstances, the Committee may accelerate the vesting of SARs. Generally, all SARs have a ten-year term from the date of the grant. SARs may be payable in cash or in shares of Pitney Bowes common stock or in a combination of both.

The company does not currently have any SARs outstanding.

Restricted Stock A restricted stock award represents shares of Pitney Bowes common stock that are issued subject to restrictions on transfer and vesting requirements as determined by the Committee. Generally, time vested restricted stock awards will vest over a period of not less than three years and performance shares will vest over a period of not less than one year. Awards may allow pro-rated vesting during the restriction period. Vesting requirements may be based on the continued service of the participant for specified time periods or on the attainment of specified business performance goals established by the Committee or both. Subject to the transfer restrictions and vesting requirements of the award, the participant will have the same rights as one of Pitney Bowes’s stockholders, including all voting and dividend rights, during the restriction period, unless the Committee determines otherwise at the time of the grant.

Restricted Stock Units An award of restricted stock units provides the participant the right to receive a payment based on the value of a share of Pitney Bowes common stock. Restricted stock units may be subject to such vesting requirements, restrictions and conditions to payment as the Committee determines are appropriate. Generally, time vested restricted stock unit awards will vest over a period of not less than three years and performance units will vest over a period of not less than one year. Awards may allow pro-rated vesting during the restriction period. Vesting requirements may be based on the continued service of the participant for a specified time period or on the attainment of specified business performance goals established by the Committee or both. Restricted stock unit awards are payable in cash or in shares of Pitney Bowes common stock or in a combination of both. Restricted stock units may also be granted together with related dividend equivalent rights which are payments equivalent to dividends declared on the company’s common stock.

Stock Awards A stock award represents shares of Pitney Bowes common stock that are issued free of restrictions on transfer and free of forfeiture conditions and as to which the participant is entitled all the rights of a stockholder. A stock award may be granted for past services, in place of bonus or other cash compensation, or for any other valid purpose as determined by the Committee.

Forfeiture of Awards

The 2007 Plan provides that awards will be forfeited in the event that a participant 1) engages in Gross Misconduct, 2) violates the terms of the Proprietary Interest Protection Agreement (a non-compete, non-solicitation and confidentiality agreement) or 3) knowingly or grossly negligently engages in misconduct resulting in a restatement of the company’s financial statements due to the company’s material non-compliance with any financial reporting requirement under the securities laws.

Section 162(m) Awards

Awards of options and stock appreciation rights granted under the 2007 Plan are intended to qualify for the performance-based compensation exception under Section 162(m) of the Code pursuant to their expected terms. In addition, awards of restricted stock, stock units or other stock awards may qualify under Section 162(m) if they are granted with appropriate performance conditions.

“Performance Goals” under the 2007 Stock Plan are one or more objective performance goals established by the Committee at the time the grant is made, relating to the attainment of targets for one or any combination of the following criteria: operating income, revenues, organic revenue growth, net income, return on operating assets, gross profit, operating profit, earnings before interest and taxes (EBIT), earnings before interest, taxes, depreciation and amortization (EBITDA), return on investment, economic value added, earnings per share, return on stockholder equity, total stockholder return, total earnings, income from continuing operations, growth of book or market value of capital stock, stock price, free cash flow, adjusted free cash flow, or achievement of cost control. “Performance Goals” shall be set by the Committee within the time period prescribed by Section 162(m).

Effect of Change of Control

Awards under the 2007 Plan are generally subject to special provisions upon the occurrence of a “change of control” transaction with respect to the company. A “change of control” is defined as:

  the acquisition of 20 percent or more of the company’s common stock or 20 percent or more of the combined voting power of the company’s voting securities by an individual, entity or group;
  the replacement of a majority of the board other than by approval of the incumbent board;
  the consummation of a reorganization, merger, or consolidation where greater than 50% of the company’s common stock and voting power changes hands; or
  the approval by stockholders of the liquidation or dissolution of the company.

Previously, under the Pitney Bowes 2002 Stock Plan approved by stockholders in 2002, upon a change of control, awards were vested whether or not the participant was terminated (a “single trigger” vesting provision). Under the 2007 Plan, any outstanding stock options, SARs or other equity awards under the 2007 Plan will generally become fully vested and exercisable, and, in certain cases, paid to the participant only if upon or within two years following a change of control there occurs a “triggering event” (as defined in the Senior Executive Severance Policy) with respect to the employment of the participant. A triggering event is defined generally to include a termination of employment by the company other than for cause, a termination of employment by the participant following a reduction in position, pay or other constructive termination event, or a failure by the successor company to assume or continue the outstanding awards under the 2007 Plan.

Limited Transferability

All options, SARs, restricted stock and restricted stock units granted under the 2007 Plan are nontransferable except upon death, either by the participant’s will or the laws of descent and distribution or through a beneficiary designation, or as otherwise provided by the Committee.

Adjustments for Corporate Changes

In the event of recapitalizations, reclassifications or other specified events affecting the company or the outstanding shares of Pitney Bowes common stock, equitable adjustments shall be made to the number and kind of shares of Pitney Bowes common stock available for grant, as well as to other maximum limitations under the 2007 Plan, and the number and kind of shares of Pitney Bowes common stock or other rights and prices under outstanding awards.

Term, Amendment and Termination

The 2007 Plan will have a term of seven years expiring on December 31, 2014, unless terminated earlier by the board of directors. The board may at any time and from time to time and in any respect amend or modify the 2007 Plan. The board may seek the approval of any amendment or modification by the company’s stockholders to the extent it deems necessary or advisable in its sole discretion for purposes of compliance with Section 162(m) of the Code, the listing requirements of the New York Stock Exchange or another exchange or securities market or for any other purpose. No amendment or modification of the 2007 Plan will adversely affect any outstanding award without the consent of the participant or the permitted transferee of the award. Any amendment to the 2007 Plan that would (a) increase the total number of shares available for awards under the plan; (b) reduce the price at which options or SARs may be granted below the exercise price; (c) reduce the exercise price of outstanding options or SARs; (d) extend the term of the plan; (e) change the class of persons eligible to be participants; (f) otherwise amend the plan in any manner requiring stockholder approval by law or under the New York Stock Exchange listing requirements; or (g) increase the individual maximum limits would require stockholder approval.

Plan Benefits

Future benefits under the 2007 Plan are not currently determinable. During 2006, stock options were granted under the 2002 Stock Plan to the company’s named executive officers, as set forth in the table captioned “Grants of Plan-Based Awards in 2006” below. In 2006, stock options to purchase 1,928,155 shares of common stock at a weighted average exercise price of $42.6200 per share and 256,519 shares subject to restricted stock units were granted.

U.S. Tax Treatment of Awards

The following discussion of the federal income tax consequences of the 2007 Plan is intended to be a summary of applicable federal law as currently in effect. Foreign, state and local tax consequences may differ and may be amended or interpreted differently during the term of the 2007 Plan or of awards granted under the plan. Because the federal income tax rules governing awards and related payments are complex and subject to frequent change, award holders are advised to consult their individual tax advisors.

Incentive Stock Options An incentive stock option results in no ordinary income to the optionee or a deduction to the company at the time it is granted or exercised. However, the excess of the fair market value of the shares acquired over the option exercise price is an item of adjustment in computing the alternative minimum taxable income of the optionee in the year of exercise. If the optionee holds the stock received as a result of an exercise of an incentive stock option for at least two years from the date of the grant and one year from the date of exercise, then the gain realized on disposition of the stock is treated as a long-term capital gain. If the shares are disposed of during this period, however, (i.e., a “disqualifying disposition”), then the optionee will include in income, as compensation for the year of the disposition, an amount equal to the excess, if any, of the fair market value of the shares, upon exercise of the option over the option exercise price (or, if less, the excess of the amount realized upon disposition over the option exercise price). The excess, if any, of the sale price over the fair market value on the date of exercise will generally be a short-term capital gain. In such case, the company will be entitled to a deduction, in the year of such a disposition, for the amount includible in the optionee’s income as compensation. The optionee’s basis in the shares acquired upon exercise of an incentive stock option is equal to the option exercise price paid, plus any amount includible in his or her income as a result of a disqualifying disposition.

Non-Qualified Stock Options A non-qualified stock option results in no taxable income to the optionee or deduction to the company at the time it is granted. An optionee exercising such an option will, at that time, realize taxable compensation in the amount of the difference between the option exercise price and the then market value of the shares. Subject to the applicable provisions of the Code, a deduction for federal income tax purposes will generally be allowable to the company in the year of exercise in an amount equal to the taxable compensation recognized by the optionee.

The optionee’s basis in such shares is equal to the sum of the option exercise price plus the amount includible in his or her income as compensation upon exercise. Any gain (or loss) upon subsequent disposition of the shares will be a long-term or short-term gain (or loss), depending upon the holding period of the shares.

If a non-qualified option is exercised by tendering previously owned shares of the company’s common stock in payment of the option exercise price, then, instead of the treatment described above, the following generally will apply: a number of new shares equal to the number of previously owned shares tendered will be considered to have been received in a tax-free exchange; the optionee’s basis and holding period for such number of new shares will be equal to the basis and holding period of the previously owned shares exchanged. The optionee will have compensation income equal to the fair market value on the date of exercise of the number of new shares received in excess of such number of exchanged shares; the optionee’s basis in such excess shares will be equal to the amount of such compensation income; and the holding period in such shares will begin on the date of exercise.

Stock Appreciation Rights Generally, the recipient of a stand-alone SAR will not recognize taxable income at the time the stand-alone SAR is granted. If an employee receives the appreciation inherent in the SARs in cash, the cash will be taxed as ordinary income to the employee at the time it is received. If an employee receives the appreciation inherent in the SARs in stock, the value of the shares received (equal to the spread between the then current market value and the base price) will be taxed as ordinary income to the employee at the time it is received. In general, there will be no federal income tax deduction allowed to the company upon the grant of SARs. However, upon the settlement of an SAR, the company will generally be entitled to a deduction equal to the amount of ordinary income the recipient is required to recognize as a result of the settlement.

Other Awards The current United States federal income tax consequences of other awards authorized under the 2007 Plan are generally in accordance with the following: (i) restricted stock is generally subject to ordinary income tax at the time the restrictions lapse, unless the recipient elects to accelerate recognition as of the date of grant; (ii) stock unit awards are generally subject to ordinary income tax at the time of payment, and (iii) unrestricted stock awards are generally subject to ordinary income tax at the time of grant. In each of the foregoing cases, the company will generally be entitled to a corresponding federal income tax deduction at the same time the participant recognizes ordinary income.

Section 162(m) Compensation of persons who are “covered employees” of the company is subject to the tax deduction limits of Section 162(m) of the Code. Awards that qualify as performance-based compensation are exempt from Section 162(m), thus allowing the company the full federal tax deduction otherwise permitted for such compensation. If approved by the company’s stockholders, the 2007 Plan will enable the Committee to grant awards that will be exempt from the deduction limits of Section 162(m). The company does, however, weigh the benefits of compliance with Section 162(m) against the potential limitations of such compliance, and reserves the right to pay compensation that may not be fully deductible if it determines that it is in the company’s best interest to do so.

Tax Withholding To the extent required by applicable Federal, state, local or foreign law, a participant shall be required to satisfy, in a manner satisfactory to the company, any withholding tax obligations that arise by reason of an award.

Section 409A Section 409A of the Code applies to any awards under the 2007 Plan that are deemed to be deferred compensation. Stock options, SARs and restricted stock generally will not be subject to Section 409A. Other awards, including restricted stock units, performance units, dividend equivalents and other stock-based awards, may be subject to Section 409A, depending on the design of the award. If the requirements of Section 409A of the Code are not met, the recipient may be required to include deferred compensation in taxable income, and additional taxes and interest may be assessed on such amounts. If any awards are subject to Section 409A, we intend to have the awards comply with Section 409A of the Code.

Tax Treatment of Awards to Employees Outside the United States The grant and exercise of options and awards under the 2007 Plan to employees outside the United States may be taxed on a different basis.

On March 9, 2007, the closing price of our common stock traded on the New York Stock Exchange was $46.49 per share.

Vote Required

Approval of the Pitney Bowes Inc. 2007 Stock Plan requires the affirmative vote of a majority of votes cast by the holders of common stock and $2.12 convertible preference stock of the company present or represented by proxy and entitled to vote at the annual meeting. In addition, under New York Stock Exchange rules, the total number of votes cast must represent a majority of the outstanding shares.

The board of directors recommends that stockholders vote FOR the proposal to approve the Pitney Bowes Inc. 2007 Stock Plan.

Proposal 4: Approval of Amendment to By-laws of Pitney Bowes Inc. to Require Majority Vote to Elect Directors in an Uncontested Election

The board of directors recommends that the company’s By-laws be amended to change the voting standard for the election of directors in an uncontested election from a plurality to a majority vote. The board believes that the change to a majority vote standard will appropriately give stockholders a greater voice in the election of directors of the company.

Under the plurality standard, director candidates with the most votes cast for them are elected, even if each receives less than a majority. Under the proposed majority standard, in order to be elected in an uncontested election, a director must receive the affirmative vote of a majority of the votes cast in person or by proxy at the annual meeting. Under Delaware law, an incumbent director who fails to receive the required vote “holds over,” or continues to serve as a director until his or her successor is elected and qualified. Consequently, the proposed By-law amendment also contemplates that if an incumbent director is not re-elected, the director must tender his or her resignation to the board. The Governance Committee of the board would then make a recommendation to the board on whether to accept or reject the resignation. Under the proposed By-law amendment, the board must act on the Governance Committee’s recommendation and publicly disclose its decision within 90 days from the date of the certification of election results. In a contested election (where the number of nominees exceeds the number of directors to be elected), the plurality standard would continue to apply and the nominees receiving the most votes would be elected.

Section 7 of the company’s By-laws reflecting the proposed changes is included in this proxy statement as Annex II. The affirmative vote of at least 80% of the votes represented by all outstanding shares entitled to be cast at the meeting will be required for approval of the proposed By-law amendment. Abstentions will have the same effect as votes against the proposal. If the proposed By-law amendment is approved by the stockholders, the board will restate the company’s By-laws to reflect the amendment.

Vote Required

The proposed amendment to the By-laws of Pitney Bowes Inc. to change the voting standard for the election of directors in an uncontested election from a plurality to a majority vote will be approved if 80% of the outstanding shares entitled to vote at the meeting are voted in favor of the proposal.

The board of directors recommends that stockholders vote FOR this amendment to the company’s By-laws.

Report of the Executive Compensation Committee

The Executive Compensation Committee of the board of directors (the “Committee”) is responsible for the company’s executive compensation policies and programs. The Committee consists entirely of independent directors who are not officers or employees of the company. During 2006, the Committee met seven times. The Committee frequently meets in executive session with Frederic W. Cook & Co., Inc., its independent consultant. The Committee recommends policies, programs and specific actions regarding the compensation of the chief executive officer and the chief operating officer to all of the independent directors for final approval, and approves the same for all of the executive officers of the company. The Committee also produces an annual report for inclusion in the company’s proxy statement, in accordance with the rules and regulations of the Securities and Exchange Commission, and reviews and approves allocations of shares in the company’s employee stock plans in connection with the granting of stock options and other stock awards. The Committee’s charter, which was last amended in December 2006, is available on the company’s website at www.pb.com under the heading “Our Company-Corporate Governance.”

Under its charter, the Committee is responsible for determining the compensation and benefits of the executive officers (other than the chief executive officer and the chief operating officer whose compensation is the responsibility of the independent directors of the board). The chief executive officer and the chief operating officer evaluate the performance of their direct reports and recommend compensation actions, based on results achieved, to the Committee and the independent directors of the board. The senior vice president and chief human resources officer is also consulted in developing recommendations regarding executive compensation.

The Committee is also responsible for certain administrative aspects of the company’s compensation plans and the Pitney Bowes Employee Stock Purchase Plan, as amended and restated, and approves administrative changes in such plans. Any material plan amendments are recommended by the Committee for approval by the independent directors of the board. The Committee also establishes performance targets, and grants incentives in the forms permitted under the Pitney Bowes Inc. Key Employees Incentive Plan (“KEIP”), and grants incentives to the key executives (other than the chief executive officer and the chief operating officer) under The Pitney Bowes Stock Plan. Grants under any company compensation plan, including the KEIP and The Pitney Bowes Stock Plan, to the chief executive officer or to the chief operating officer are recommended by the Committee and approved by the independent directors of the board. The Committee may, in accordance with applicable law, delegate authority to administer certain aspects of the company’s compensation plans as it deems appropriate, subject to the express limitations set forth in the relevant plan. In accordance with Delaware law, the board of directors has delegated to the chief executive officer and the chief human resources officer authority to grant stock options within pre-established guidelines to employees at the level of vice president and below. The Committee reviews any grants made pursuant to this delegation at its next regularly scheduled meeting.

The Committee is not responsible for recommending the amount or form of non-employee director compensation; the Governance Committee of the board of directors reviews and recommends to the board of directors the amount and form of compensation for non-employee members of the board.

The Committee 1) has reviewed and discussed with management the section included below in this proxy statement entitled “Compensation Discussion and Analysis” (the “CD&A”) and 2) based on the review and discussions referred to in item 1) above, the Committee has recommended to the board of directors that the CD&A be included in the company’s annual report on Form 10-K and this proxy statement.

By the Executive Compensation Committee of the board of directors,

James H. Keyes, Chair
Anne Sutherland Fuchs
Eduardo R. Menascé
Robert E. Weissman

Compensation Discussion and Analysis

The following discussion and analysis contains statements regarding individual and company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. Pitney Bowes specifically cautions investors not to apply these statements to other contexts.

Overview

Objectives

Our key compensation goals are to attract, retain and motivate high performing executives with a commitment to the long-term success of our business.

We seek to establish a compensation program based on the following five main principles:

(1)	Compensation should be tied to performance and long-term stockholder return;

(2)	Compensation should reflect leadership position and responsibility, and performance-based compensation should be a greater part of total compensation for more senior positions;

(3)	Incentive compensation should reward both short-term and long-term performance;

(4)	Compensation levels should be sufficiently competitive to attract and retain talent; and

(5)	Employees should be encouraged to own Pitney Bowes stock to align their interests with Pitney Bowes stockholders.

Compensation should be tied to performance and long-term stockholder return

We link compensation, including executive compensation, to the performance of the company as a whole as well as individual performance. In particular, the short-term, or annual, incentive compensation element for each of the named executive officers is tied predominantly to enterprise performance during the current fiscal year, and the long-term incentive compensation element is tied to long-term enterprise performance. We evaluate enterprise performance using a number of criteria, including, for example, adjusted earnings per share,
  adjusted free cash flow and
  total stockholder return.

Under the company’s plans, performance above targeted standards results in increased total compensation, and performance below targeted or benchmarked standards results in decreased total compensation.

Compensation should reflect leadership position and responsibility, and performance-based compensation should be a greater part of total compensation for more senior positions

It is our belief that employees with higher levels of responsibility and a greater ability to influence enterprise results should have a greater percentage of variable total compensation. Our consideration of individual pay levels typically includes factors such as:

  experience in the position,
  performance,
  demonstrated leadership,
  potential to enhance long-term stockholder value,
  recruiting and retention needs,
  internal equity,
  external marketplace,
  current salary,
  salary history, and
  prior incentive awards.

Incentive compensation should reward both short-term and long-term performance

Pitney Bowes’ short-term executive compensation program includes salary and annual performance-based incentives. Pitney Bowes’ long-term executive compensation program includes stock options and cash incentive units, which we refer to as CIUs. These components collectively represent the current compensation opportunity for senior executives (excluding benefits). Restricted stock is not granted annually to senior executives but may be granted from time to time for attracting, retaining and motivating executive talent.

In addition, Pitney Bowes provides post-retirement benefits to executives, through:

  matching contributions to the executives’ defined contribution plans;
  nonqualified deferred compensation plans; and
  pension and retiree medical benefits to each of the executives hired prior to January 1, 2005.

For 2006, following a continuing practice, the Executive Compensation Committee of the board of directors (the “Committee”), reviewed tally sheets setting forth all components of compensation for the eight most highly compensated executive officers, including the chairman and chief executive officer and the president and chief operating officer whose compensation is approved by the independent directors of the board. The tally sheets included a specific review of dollar amounts for:

  salary,

  annual and long-term incentives at both target and actual payout, benefits,
  the value of unexercised stock options and unvested restricted stock awards, hypothetical cash severance payments, and
  the present value of accrued benefits under Pitney Bowes’ qualified and non-qualified retirement and savings plans.

The Committee uses the tally sheets in making decisions regarding the total mix of compensation for executive officers.

Compensation levels should be sufficiently competitive to attract and retain talent

To ensure that Pitney Bowes’ current and post-employment executive compensation is competitive in the marketplace, the Committee establishes our target compensation structure based on companies with revenues in the $6 to $10 billion range. We developed our data on compensation levels within this group of companies using Towers Perrin’s published executive compensation reports. Annually, the Committee reviews our actual compensation payouts against a peer group of sixteen publicly traded companies with comparable revenue, market capitalization and total stockholder return. After considering this information, and after consulting with Frederic W. Cook & Co., Inc., the Committee’s independent consultant, the Committee determined that this peer group is appropriate.

The Committee strives to set executive compensation generally at the market median, although individual levels can vary for a variety of reasons as discussed below. Actual compensation may be above or below the median based on actual performance.

Employees should be encouraged to own Pitney Bowes stock to align their interests with Pitney Bowes stockholders

Stock ownership and equity-related compensation arrangements are considered key elements to focus executives on increasing stockholder value. Therefore, we aim to develop and maintain stock programs that encourage each employee to act like a business owner. A substantial portion of an executive’s long-term incentive compensation is awarded in the form of equity-based compensation, which along with the CIUs serve as the primary vehicles for aligning the interests of executives with long-term stockholders. Specifically, executives have access to various vehicles to assist in building their ownership over time, including:

1)	the ability to elect investment of company matching contributions in the 401(k) Plan and the 401(k) Restoration Plan in company stock;

2)	retention of shares acquired upon exercise of stock options or vesting of restricted stock; and

3)	participation in the Dividend Reinvestment Plan (which is available to all of our stockholders).

In addition to the equity executive compensation program, we believe it is important that the company maintain a stock ownership policy that encourages executives to own substantial amounts of company stock. As a result, the company maintains the Executive Stock Ownership Policy that is described on pages 40-41.

Setting Performance Objectives

At the beginning of each year, the Committee identifies the performance metrics, establishes thresholds, budgets and maximums, and determines metric weightings for the annual incentive pool. For both short and long-term incentive compensation, the Committee aligns target objectives consistent with the financial guidance that we provide investors. The Committee reviews the annual objectives for alignment with:

  company strategy,
  financial plans,
  historical performance, and
  public statements about company financial and strategic objectives.

Evaluation of Performance

The Committee’s decisions regarding an executive’s compensation reflects consideration of, among other things:

  enterprise and individual results;
  demonstrated leadership and potential to enhance long-term stockholder value;
  the nature, scope and impact on the company of the executive’s responsibilities; and
  his or her effectiveness in leading initiatives to drive the company’s strategic imperatives.

In addition, the Committee evaluates performance relative to the peer group it considers in reviewing executive compensation as described below under the section entitled “Compensation Discussion and Analysis – Benchmarking.” The objectives of the Committee are to reward the creation of stockholder value; to balance properly rewarding executives with the interest of stockholders; and to motivate management to make decisions that will enhance the long-term success of the enterprise.

With the exception of the executive vice president and president, Mailstream International, each named executive officer’s annual incentive payout is primarily based on the enterprise performance. The annual incentive payout for the executive vice president and president, Mailstream International is based 75% on enterprise performance and 25% on the performance of the International Mailing business. Each year, the Committee establishes a target annual incentive pay-out for each of the executive officers. Actual payout can range from 0 to 240% of the target incentive amount. For 2006, named executive officer target annual incentive as a percentage of base salary ranged from 55% for the executive vice president and president, Mailstream International and the senior vice president and general counsel to 120% for the chairman and chief executive officer. Named executive officer compensation for 2006 is further described below in this Compensation Discussion and Analysis section and under the section entitled “Executive Compensation Tables and Related Narrative” beginning on page 43.

In addition, the Committee reviews all components of each of the named executive officer’s compensation, including:

  salary;
  annual incentive;
  equity and long-term incentive compensation;
  accumulated unrealized stock option and restricted stock gains;
  the cost to the company of all benefits;
  the earnings and accumulated payout obligations under the company’s non-qualified deferred compensation program; and
  the actual projected payout obligations under certain severance and change of control scenarios.

Following a continuing practice, tally sheets setting forth the above information were prepared for the Committee’s review and consideration at the meetings convened during the first quarter of 2007. The aggregate amounts and mix of all components, including accumulated unrealized option and restricted stock gains, were taken into consideration by the Committee at those meetings. In addition, as part of the company’s overall compensation philosophy, executive officers are required to comply with the Executive Stock Ownership Policy as described below beginning on page 40.

Mix of Compensation Components

For 2006, the mix of compensation components for the chief executive officer and other key executives varies by level. We believe executives with higher levels of responsibility and a greater ability to influence enterprise results should have a greater percentage of variable total compensation. The mix of compensation components is determined using competitive market data as a guideline. At target, the compensation mix ranges from 15% base pay, 19% annual incentive and 66% long-term incentives, to 39% base pay, 22% annual incentive and 39% long-term incentives. Actual compensation is determined based on factors such as experience in the position, performance, demonstrated leadership, potential to enhance long-term stockholder value, internal equity, external marketplace, current salary, salary history and prior incentive awards.

Benchmarking

To ensure that Pitney Bowes’ executive compensation is competitive in the marketplace, the Committee establishes the target compensation structure based on companies with revenues in the $6 to $10 billion range. We determined the competitiveness of our compensation structure using Towers Perrin’s published executive compensation reports, and the Committee engages Frederic W. Cook & Co., Inc. as its independent compensation consultant to assist it in the evaluation of senior executive compensation.

This information provides reference points for the evaluation of compensation decisions, but is not the sole basis for determining appropriate compensation design, compensation targets, or individual pay levels. At any point in time compensation targets and individual pay levels may be above or below the median for a variety of reasons. For example, target levels may be affected by:

  the value of the total rewards package;
  program design and strategic considerations;
  affordability;
  changing competitive conditions;
  program transition considerations;
  the definition and scope of the executive’s role;
  an executive’s individual contributions to the company; or
  succession or retention.

Pitney Bowes operates in a number of different business segments, and different portions of our business reside in different competitive arena. Many of our businesses compete with privately-held companies as well as publicly-held companies that are based in countries outside the United States where prevailing compensation practices may be significantly different.

While Pitney Bowes does not have a competitor that is in a majority of our businesses, annually, the Committee reviews our actual compensation payouts against a peer group of sixteen publicly traded companies with comparable revenue, market capitalization, total assets, net income and number of employees. In the absence of competitive benchmarks, this peer group was created to enable the Committee to analyze the competitive market for the talent and skill required to lead a business of complexity and size similar to that of Pitney Bowes. The Committee selected this group based on recommendations by Frederic W. Cook & Co., Inc., the Committee’s independent consultant. This group consists of industrial, technology and service companies and excludes companies in the financial services, transportation, hotel, energy, natural resources and aviation industries. The peer group of companies that we consider in reviewing executive compensation includes:

Affiliated Computer Services, Inc.;
Agilent Technologies, Inc.;
American Standard Companies Inc.;
Avaya Inc.;
Danaher Corporation;
Fiserv, Inc.;
Ingersoll-Rand Company Limited;
ITT Corporation;
Lexmark International, Inc.;
NCR Corporation;
PACCAR Inc.;
Rockwell Automation, Inc.;
R.R. Donnelley & Sons Company;
Seagate Technology;
Textron Inc.; and
Xerox Corporation.

Tax and Accounting

The company generally intends to design its programs to satisfy the requirements for full deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) denies the company a tax deduction for certain compensation in excess of $1 million paid to “covered employees” (generally, the top five named executive officers in the Summary Compensation Table) unless the compensation is qualified performance-based compensation. At the beginning of 2006, the Committee established threshold performance-based Income from Continuing Operations goals for the 2006 annual incentive and long-term 2006-2008 Cash Incentive Unit cycle.

For the named executive officers, payments under the Key Employee Incentive Plan are subject to the company first achieving a threshold Income From Continuing Operations objective, consistent with the requirements for deductibility under Section 162(m) of the Code. The maximum annual and long-term incentives a named executive officer could receive under the Key Employee Incentive Plan are $4,000,000 and $8,000,000, respectively, and the Committee applies “negative discretion” to reduce annual cash and long-term cash incentive unit awards such that individual payouts are tied to the achievement of pre-determined financial and strategic enterprise, business unit and individual performance objectives. The Committee does, however, weigh the benefits of compliance with Section 162(m) against the potential limitations of such compliance, and reserves the right to pay compensation that may not be fully deductible if it determines that it is in the company’s best interest to do so.

In determining the number of options in the mix of long-term incentives discussed above, the company currently values options based upon the Black-Scholes valuation methodology, consistent with the provisions of SFAS 123(R), Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 107 and the company’s prior period pro forma disclosures of net earnings, including stock-based compensation (determined under a fair value method as prescribed by SFAS 123). Key assumptions used to estimate the fair value of stock options include:

  the volatility of the company’s stock;
  the risk-free interest rate; and
  the company’s dividend yield.

For additional information on the accounting treatment for stock-based awards, please refer to note 12 to the financial statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2006. The company believes that the valuation technique and the approach utilized to develop the underlying assumptions are appropriate in estimating the fair value of its stock option grants. Estimates of fair value are not intended to predict actual future events or the value ultimately realized by employees who receive equity awards, and subsequent events are not indicative of the reasonableness of the original estimates of fair value made by the company under SFAS 123(R).

Treatment of Special Items

In determining performance goals and evaluating enterprise performance results, the Committee may use its discretion and judgment to ensure that management’s rewards for business performance are commensurate with their contributions to that performance while still holding management accountable for the overall results of the business. The Committee believes that the metrics for incentive compensation plans should be specific and objective. However, in exercising its negative discretion the Committee recog-

nizes that interpretation of the application of pre-established metrics to results may be necessary from time to time for certain special items, such as changes in company strategy or new accounting pronouncements. The Committee has adopted a philosophy for evaluating previously established metrics in light of special items. Specifically, the Committee may consider whether or not to include the impact of the special item on incentive plan targets based on typical competitive practices and the specific circumstances for each special item. For example, in 2006 the Committee chose to adjust the target to reflect the required impact of SFAS 123(R), Share-Based Payment, which addresses accounting for share-based payment transactions.

Overview of Elements of Executive Compensation

Annual Compensation

Base Salary. We pay base salary to compensate executives for performing the daily duties of their defined jobs in amounts that are competitive in the markets in which we operate. In general, the company aligns base pay for executives with reference to the competitive market median data for base pay.

There is typically a range of pay approximately plus or minus 20% around the median data that is considered to be competitive, and actual salaries are generally within this range.

Among the factors considered in determining the actual base salary for executives are:

  The potential impact the individual may make on the company now and in the future;
  Internal equity;
  Level of experience and skill;
  Individual performance compared with annually established financial, strategic, unit or individual objectives; and
  Competitive market salary rates for similar positions.

Salaries are reviewed annually on a common review date and managed to an overall merit budget. The size of merit increases is related to the individual’s performance rating, the position relative to the market, general economic conditions and organizational issues.

Annual Performance-Based Incentive Compensation

We pay annual performance-based incentive compensation, or short-term incentives, to reward executives for achieving certain goals over the course of the year. Our target annual incentive compensation is competitive in the markets in which we operate.

In general, the company targets annual incentives at the median of competitive market data.

All executives are eligible for annual incentives for achieving challenging financial and strategic objectives that are established at the beginning of each year.

For 2006, the Committee established four financial objectives weighted equally for the determination of the annual incentive pool:

  annual organic revenue growth (organic revenue growth excludes the effects of recently completed and future acquisitions and currency translation) of 4-6%;
  adjusted fully diluted earnings per share (EPS) growth from continuing operations of 8-10% ($2.66-$2.72);
  adjusted earnings before interest and taxes (EBIT) growth of 8-10%; and
  adjusted free cash flow of $631-691 million after adding back the incremental investment of finance receivables net of the change in reserve account balances.

In addition, the Committee has the discretion to increase or decrease the annual incentive pool by up to 25% based on its assessment of factors such as:

  quality of earnings;
  total return to stockholders;
  progress on strategic objectives; and
  other significant items.

Strategic objectives in 2006 included:

  customer loyalty;
  leadership talent;
  employee engagement; and
  diversity.

Both the financial and strategic objectives were chosen as performance criteria because the company believes that achievement of these results is the best way to ensure the creation of long-term stockholder value.

For 2006, adjusted earnings per share and adjusted free cash flow results exclude the impact of special items (both positive and negative) such as restructuring charges, legal settlements and write downs of assets which materially impact the comparability of the company’s results of operations. Adjusted free cash flow includes the addition of the incremental investment in finance receivables net of the change in reserve account balances.

The following are non-GAAP measures: adjusted earnings per share, adjusted free cash flow, and adjusted earnings before interest and taxes (EBIT).

  Adjusted earnings per share excludes special items and the impact of any accounting changes.
  Adjusted free cash flow is adjusted net income plus depreciation and amortization, stock option expense and deferred taxes; less working capital excluding finance receivables, net of reserve account deposits; less capital expenditures, net of disposals.
  Adjusted EBIT is earnings before interest and taxes and is calculated by taking the adjusted net income result and adding back minority interest; interest net; and taxes.

This adjusted financial information should not be construed as an alternative to our reported results determined in accordance with GAAP. Further, our definition of this adjusted financial information may differ from similarly titled measures used by other companies.

Reconciliation of GAAP measures to non-GAAP measures may be found at the company’s website www.pb.com/investorrelations.

For the named executive officers, payments are subject to the company first achieving a threshold Income From Continuing Operations objective, consistent with the requirements for deductibility under Section 162(m) of the Code. The maximum annual incentive a named executive officer could receive under the Key Employee Incentive Plan is $4,000,000 and the Committee applies “negative discretion” to reduce annual awards such that individual payouts are tied to the achievement of pre-determined financial and strategic enterprise, business unit and individual performance objectives.

Also, under the Key Employees Incentive Plan, annual cash incentives and long-term CIUs granted to employees at the level of vice president and above are subject to an aggregate limit that may not exceed 4.5% of the income from continuing operations before income taxes of the company and its consolidated subsidiaries, plus any excess not previously used in the five preceding years. The board of directors amended this plan effective February 2007 to clarify that, consistent with the board’s interpretation of the plan, the aggregate limit on the annual and long-term cash incentives payable in any given year is 4.5% of the company’s consolidated “income from continuing operations before income taxes”.

In February 2007, the Committee awarded 2006 performance payments by measuring performance against objectives that were set by the Committee in the first quarter of 2006. After determining the average performance against these goals, which were weighted equally, the Committee increased the incentive pool by eight percent based on the Committee’s assessment of factors such as quality of earnings, total return to stockholders, progress on strategic objectives and other significant items such as the passage of postal reform legislation, the completion of the sale of the Capital Services external financing business and the completion of strategic acquisitions in adjacent mailstream spaces.

2006 Annual Incentive Payout

The following table outlines the annual incentive targets for each of the named executive officers in 2006 and the actual annual incentive amounts earned and paid.

				Percentage of
	Incentive Target			Salary Earned
	(as percentage		Amount Earned	and Paid
Name	of base salary)	Incentive Target	and Paid	as Incentive
Michael J. Critelli	120%	$1,254,000	$2,149,044	206%
Chairman and CEO
Bruce P. Nolop	65%	$378,950	$555,637	95%
EVP and CFO
Murray D. Martin	80%	$600,000	$870,000	116%
President and COO
Michele Coleman Mayes	55%	$263,615	$386,092	81%
SVP and General Counsel
Patrick J. Keddy	55%	$264,607	$341,584	71%
EVP and President,
Mailstream International

Long-Term Incentives

Long-term incentives are paid to executives to improve the company’s overall performance by linking the senior executives’ long-term rewards to our long-term results. We pay long-term incentives in order to be competitive in the markets in which we operate. The company currently utilizes two principal types of long-term incentives:

  cash incentive units (CIUs); and
  stock options.

The Committee targets delivery of long-term incentives using a mix of options and CIUs for the company’s executive officers, based upon the grant date fair value of the options and the target CIU payout level. The Committee may award shares of restricted stock in unique circumstances where needed for attracting, retaining or motivating executive talent. In general, the Committee grants long-term incentives at the median of competitive market data. The Committee uses these performance-driven components to link executive compensation to long-term company performance and to external market performance of the company’s stock price. Actual long-term compensation granted during 2006 was lower than the market median for each of the named executive officers.

Among the factors considered in determining option and CIU award levels for each member of this group are:

  potential impact the individual may make on the company now and in the future;
  level of experience;
  individual performance compared with annually established financial, strategic, unit and individual objectives;
  internal equity; and
  competitive market data for similar positions.

Cash Incentive Units. CIUs are long-term incentive awards that are paid in cash with a unit value that is based on the achievement of pre-established financial objectives over a three-year performance period. For the named executive officers, payments are subject to the company first achieving a threshold Income From Continuing Operations objective, consistent with the requirements for deductibility under Section 162(m) of the Code. The maximum long-term incentive payout a named executive officer could receive under the Key Employee Incentive Plan is $8,000,000 and the Committee applies “negative discretion” to reduce awards such that individual payouts are tied to the achievement of pre-determined financial and strategic enterprise, business unit and individual performance objectives.

CIUs are granted annually to executive officers and other members of senior management. As noted in the narrative for the “Summary Compensation Table” and the “Grants of Plan-Based Awards in 2006 Table” on page 45, the pre-established goals used to determine the value of each unit are:

  adjusted earnings per share; and
  adjusted free cash flow.

Adjusted earnings per share and adjusted free cash flow are each weighted at 50% in calculating CIU values. The Committee also uses a Total Stockholder Return (“TSR”) modifier in the calculation of the CIU value beginning with the 2005-2007 cycle. The unit value based on financial performance will be modified by up to 25%, upwards or downwards, based on Pitney Bowes’ three-year TSR performance compared to the three-year TSR performance of the S&P 500. The objective of the TSR modifier is to balance the measurement of performance using the internal financial objectives with the measurement of the stockholder value created by meeting these objectives.

For the 2006-2008 CIU cycle, the unit value at target is $1.00. The unit value based on internal financial performance ranges from $0.20 at threshold performance to $1.80 for maximum performance. The unit value based on financial performance will then be modified by up to 25%, upwards or downwards, based on the TSR modifier discussed in the preceding paragraph. The unit value as modified thus ranges from $0.15 at threshold performance to $2.25 at maximum performance. The Committee set the following objectives for the 2006-2008 CIU cycle: adjusted earnings per share and adjusted free cash flow, weighted at 50% each.

At its February 2007 meeting, the Committee also determined the CIU payout for the 2004-2006 cycle. The payout was $1.71 per unit, which represents a performance level that is above target. The target for the 2004-2006 CIU cycles were adjusted three-year earnings per share of $7.22 and adjusted free cash flow of $1.730 billion and actual performance was adjusted three-year earnings per share of $7.37 and adjusted free cash flow of $1.971 billion.

2006 Long-Term Incentive Payout (Cash Incentive Units 2004-2006 Performance Period)

The following table outlines the long-term CIU targets for each of the named executive officers for the 2004-2006 performance period and the actual CIUs earned and paid in February 2007.

Name	Cash Incentive Units Target (2004-2006)	Amount Earned and Paid
Michael J. Critelli	$1,500,000	$2,565,000
Chairman and CEO
Bruce P. Nolop	$500,000	$855,000
EVP and CFO
Murray D. Martin	$750,000	$1,282,500
President and COO
Michele Coleman Mayes	$220,000	$376,200
SVP and General Counsel
Patrick J. Keddy	$150,000	$256,500
EVP and President,
Mailstream International

Stock Options. It is the company’s policy that stock options are granted only at an exercise price equal to the market price of the stock on the date of grant. In accordance with our Stock Plan, the market price is the average of the high and low prices at which Pitney Bowes stock was traded on the New York Stock Exchange on the date of grant. The Pitney Bowes Inc. 2007 Stock Plan defines market price as the closing price for Pitney Bowes stock on the New York Stock Exchange on the date of grant. The Pitney Bowes Inc. 2007 Stock Plan is subject to approval by the stockholders; see page 24 under the heading “Proposal 3: Approval of the Pitney Bowes Inc. 2007 Stock Plan.”

In 2006, 1,922,500 options were granted on February 13 with an exercise price of $42.62, the average of the high and low trading prices of Pitney Bowes common stock on that date. The closing market price for Pitney Bowes stock was $42.51 on that date. Options typically have a ten-year exercise period. Generally, nonquali-fied stock options become exercisable ratably (25% each year) over the first four years following the date of grant and incentive stock options become exercisable after four years. We typically grant options on the same date as the meeting of the Committee in February each year. This is typically after our fourth quarter earnings release has been widely disseminated.

The independent members of the board of directors are responsible for option grants to the company’s chief executive officer and chief operating officer. The Committee is responsible for grants to all of the other executive officers of the company. An annual grant of stock options is made to executives at the Committee’s or, in the case of the chief executive officer and chief operating officer, the board’s, meeting during the first quarter of the year. The Committee may, from time to time, grant options to new executive hires; these grants are typically made at the Committee’s next regularly scheduled meeting. In special circumstances, the Committee may determine that it is appropriate to make additional grants to executives (other than the chief executive officer and the chief operating officer) during the course of the year; these grants are made at a Committee meeting. Also, in accordance with Delaware law, the board has delegated to the chief executive officer and the chief human resources officer authority to grant stock options within pre-established guidelines to employees at the level of vice president and below. The Committee reviews any grants made pursuant to this delegation at its next regularly scheduled meeting.

The company’s stock price must increase in order for stock option grantees to realize any benefit. When the stock price increases, both stockholders and stock option grantees will benefit.

Restricted Stock. No awards of restricted stock were made to the named executive officers during 2006. Restricted stock is granted from time to time as part of the company’s management development, succession, and retention planning process. Time-based restricted shares granted to Messrs. Critelli, Martin and Nolop in 2003 vested on February 9, 2007. On April 5, 2004, Mr. Martin was awarded 20,000 shares of time-based restricted stock that would become fully vested on the fourth anniversary of the grant date, April 5, 2008, so long as Mr. Martin remained an employee of the company and certain income from continuing operations performance criteria were achieved. The vesting of the time-based restricted stock could be accelerated if certain performance criteria were met. On February 13, 2006, the Committee determined that the income from continuing operations performance criteria, the leadership development criteria and a portion of the 2004/2005 organic growth and EBIT targets were achieved. Organic growth is growth in our revenues excluding the effects of recently completed and future acquisitions and currency translation. Adjusted EBIT is earnings before interest and taxes and is calculated by taking the adjusted net income result and adding back minority interest; interest net; and taxes. As a result of this determination, at its February 13, 2006 meeting, the board of directors released the restrictions on 12,825 shares of Mr. Martin’s restricted stock. At its February 12, 2007 meeting, the board of directors released the restriction on 4,900 additional shares of

Mr. Martin’s restricted stock. The remaining 2,275 shares will vest on April 5, 2008.

The Committee may award restricted stock in the future with different restrictions, performance conditions, and terms as warranted by changing competitive conditions, retention and succession planning needs. In 2006, the company issued restricted stock units in place of stock options to certain employees below the executive level (i.e., employees at the director level and below). The Committee’s decision to use restricted stock units for employees at the manager and director level was in response to market trends and an increased perceived value of restricted stock units by employees at these levels.

Deferred Compensation and Pension Benefits

We have historically provided United States executives with deferred compensation and pension benefits to be competitive in our markets. Executives have the opportunity to voluntarily defer salary, annual incentives and payouts on CIUs. Pitney Bowes also maintains a non-qualified pension restoration plan and a 401(k) restoration plan generally to compensate for Internal Revenue Service limitations. For more detailed information, see the narrative accompanying the Pension Benefits table beginning on page 49 and the Nonqualified Deferred Compensation table beginning on page 51.

Discontinued Automobile Allowance Benefit

Historically, we provided certain executives with an automobile allowance benefit to be competitive in our markets. As set forth in the “All Other Compensation” column of the “Summary Compensation Table,” on page 43, effective as of March 2006, Pitney Bowes provided annual automobile allowances in amounts ranging from $8,400 to $12,000 annually for the following executives: chairman and chief executive officer, executive vice presidents and senior vice presidents. (Our chief operating officer and our chief financial officer currently have company-leased automobiles.) Beginning in March 2007, as we have determined that this benefit is no longer important to attract and retain talent, this allowance has been eliminated for U.S. employees and replaced with a one-time, cost-neutral adjustment to base pay.

Financial Counseling Benefit

We provide a financial counseling benefit to executives to enable them to ensure compliance with increasingly complex rules and regulations of pay and to provide assistance to executives in managing complex investment, tax, legal and estate matters to ensure that they have balanced portfolios. The company believes that maintaining a financial counseling program supports the company’s objective of aligning executive’s interests with Pitney Bowes stockholders while enabling executives to make appropriate strategic decisions on behalf of the company. Pitney Bowes provides financial counseling in amounts ranging from $12,000-$21,000 for the following executives: chief executive officer, chief operating officer, executive vice presidents, senior vice presidents and other senior executives. See the “All Other Compensation” column of the “Summary Compensation Table” on page 43.

Executive Stock Ownership Policy

Pitney Bowes maintains an Executive Stock Ownership Policy to, among other things, emphasize the link between executives and the long-term interests of stockholders. Under the Executive Stock Ownership Policy, reporting officers under Section 16 of the Securities Exchange Act of 1934 are expected to accumulate shares of company stock toward target ownership levels that are based on a multiple of salary and a retention ratio for shares acquired upon exercise or vesting of stock awards. Ownership status for these executives is reported to the Committee each year. Under the company’s Corporate Policy on Insider Trading, these executives cannot engage in short-term, speculative (“in and out”) trading in Pitney Bowes securities, and, except for exercising employee stock options, cannot engage in hedging and other derivative transactions, including short sales, “put” or “call” options, swaps and collars, with respect to Pitney Bowes securities.

The multiple of salary component is as follows:

Title	Multiple of Salary
chief executive officer	7X
chief operating officer	3X
executive vice presidents/	2X
senior vice presidents/
unit presidents

The number of shares targeted for retention by an executive is equal to annual base salary times the multiple of salary required divided by the average closing price of Pitney Bowes common stock over the five days preceding the measurement date.

There is no set timeframe to meet the ownership guideline; instead executives are required to hold 75% of their “net profit shares.” “Net profit shares” are, with respect to options, the shares remaining after payment of the option exercise price and taxes owed upon exercise and, with respect to restricted stock, 75% of the shares that remain after the payment of applicable taxes. Under the policy, restricted stock, as well as shares underlying unexercised stock options, will not be counted as shares owned by an executive prior to vesting of the restricted stock or exercise of the stock options. As long as the multiple of salary requirement is met, an executive may sell shares acquired previously in the market as well as shares acquired through the exercise of stock options or the vesting of restricted stock awards.

Employment Agreements

The company has not entered into fixed-term employment agreements with its named executive officers based in the United States and, therefore, such officers are “at will” employees of the company. Employees based in the U.K., including Patrick J. Keddy, Executive Vice President and President, Mailstream International, have written employment contracts.

Under the terms of Mr. Keddy’s service agreement, the company may terminate his employment with 12 months’ prior notice or, in lieu of such prior notice, payment of his salary for a 12-month period. If Mr. Keddy is paid salary in lieu of notice, he will also be eligible to earn an annual incentive (prorated to date of termination and subject to board discretion). If the subsidiary that employs Mr. Keddy is wound up for purposes of a reconstruction or amalgamation, or transfers all or a substantial part of its business to another company, and Mr. Keddy is offered employment by the new company on terms comparable to those of the service agreement, Mr. Keddy will have no claim with respect to the termination of his employment under the service agreement. See the discussion under the section entitled “Other Post-Termination Payments” below for information on severance payable to Mr. Keddy in the event of a Change of Control, as defined below, under the Pitney Bowes Senior Executive Severance Policy.

Under the service agreement, Mr. Keddy is entitled to receive certain other compensation including financial counseling services and reimbursement for all costs associated with the lease and use of an automobile, including normal servicing, insurance and fuel costs. Mr. Keddy may use the company automobile to a reasonable extent for private purposes. In lieu of receiving a company automobile, Mr. Keddy may choose to be paid an annual automobile allowance plus fuel costs. Although Mr. Keddy is eligible to receive annual and long-term incentive awards, such awards are subject to board discretion. The service agreement also sets forth Mr. Keddy’s agreement to certain covenants that protect the interests of the company in the event of a termination of Mr. Keddy’s employment, including a 12-month covenant not to compete and a 12-month covenant not to solicit customers or employees.

Change of Control Arrangements

Set forth below is a summary of certain change of control arrangements maintained by the company. Under the company’s change of control arrangements, a “change of control” is defined as:

  the acquisition of 20 percent or more of the company’s common stock or 20 percent or more of the combined voting power of the company’s voting securities by an individual, entity or group;
  the replacement of a majority of the board other than by approval of the incumbent board;
  the consummation of a reorganization, merger, or consolidation where greater than 50% of the company’s common stock and voting power changes hands; or
  the approval by stockholders of the liquidation or dissolution of the company.

Pitney Bowes Senior Executive Severance Policy

The Senior Executive Severance Policy provides for the payment of separation benefits to certain senior executive employees, including the named executive officers, whose employment with the company is terminated involuntarily by the company or by the employee for good reason within two years after a change of control. The Severance Policy provides that a covered employee whose employment is terminated, whose position, authority, duties, responsibilities, earnings or benefits are diminished, or who is relocated within two years after a change of control, will be entitled to severance pay in an amount equal to a multiple of the sum of the employee’s annual base salary and average annual incentive received in the three years preceding termination.

Also, certain health, welfare and other benefits will continue for a period of time following termination of employment.

For certain senior executives, including each of the named executive officers, severance pay would equal three times the sum of base salary plus the average annual incentive paid in the three consecutive years prior to termination of employment. For other senior executives, severance pay would equal two times the sum of base salary plus the average annual incentive paid in the three consecutive years prior to termination of employment. In addition, such executives would be entitled to a continuation of welfare benefits for the three-year or two-year severance periods, as applicable. For pension purposes, the executives will receive only age and service credit for the associated severance period. The Committee determined that these severance benefits were in line with market practice.

Gross-Ups for Excess Parachute Payments

If any of these benefits, either alone or together with any other payments or benefits provided to covered senior executive employees, including a named executive officer, would constitute an “excess parachute payment” subject to the 20 percent excise tax under certain provisions of the Code, the Severance Policy provides that an additional payment would be made to each affected covered employee so that such excise tax is reimbursed to the employee on a net after-tax basis. If, however, it is determined that the parachute value of payments does not exceed 110% of the maximum parachute value of all payments that a participant can receive without any payments being subject to the excise tax (i.e., the safe harbor amount), then no gross-up payment will be made, and the plan payments will be reduced so that the parachute value of all payments equals the safe harbor amount. For more detailed information on gross ups for excess parachute payments payable to named executive officers, see the section entitled “Other Post-Termination Payments,” beginning on page 53.

Pitney Bowes Stock Plan

The 2002 Pitney Bowes Stock Plan provides that, in the event of a change of control, outstanding awards will become immediately and fully exercisable without regard to any vesting schedule. On February 12, 2007, the board of directors approved the Pitney Bowes Inc. 2007 Stock Plan which requires that covered employees be terminated without cause or voluntarily terminate their employment for good reason prior to receiving any change of control benefit payments (a “double trigger” vesting provision). The Pitney Bowes Inc. 2007 Stock Plan is subject to approval by the stockholders, see page 24 under the heading “Proposal 3: Approval of the Pitney Bowes Inc. 2007 Stock Plan.” Our 2002 Stock Plan has a single trigger vesting provision upon a change of control which, at the time the plan was adopted, was a common approach. The 2002 Stock Plan provides that, in the event of a change of control, all restrictions applicable to outstanding shares of stock options, restricted stock and other stock-based awards will be removed and the awards will be fully vested (other than transfer restrictions, if any, required for exempt treatment under Section 16 of the Securities Exchange Act of 1934 or any other applicable law); provided that, for awards conditioned on financial performance goals, the Committee (as defined in the 2002 Stock Plan) will determine the amount payable under such awards based on the actual and anticipated levels of performance prior to the change of control applying a discount factor in the amount of the prime rate in effect as of the date of the change of control. The Committee and the board of directors as a whole have determined that requiring a “double trigger” following a change of control, with the Committee’s retaining the right to accelerate vesting under certain circumstances, would prevent excessive windfalls to employees in the event of a change of control transaction.

Key Employees Incentive Plan

The terms of the KEIP provide in the event of a change of control that the executives will have a vested right to receive annual incentive compensation with respect to the year completed prior to the change of control (if not paid prior to the change of control) as well as the year in which such change of control occurs (in prorated amounts to be determined as specified in the plan on the basis of relevant past performance of the individual executive, his or her division, and the company). With respect to CIUs outstanding on the date of a change of control, the Committee awards prorated payments based on actual performance metrics realized for each outstanding three-year CIU cycle prior to the change of control. Grants under the KEIP are subject to vesting upon a change of control but payments will be made only upon a termination of employment without cause or a voluntary termination for good reason (a “double trigger” vesting provision). We amended the KEIP in 2006 to, among other things, include this “double trigger” vesting provision, and these amendments were approved by our stockholders at the 2006 Annual Meeting.

Executive Compensation Tables and Related Narrative

The following Summary Compensation Table shows all compensation earned or paid during or with respect to 2006 to the chief executive officer, the chief financial officer and the three other highest paid executive officers for services rendered to the company and its subsidiaries (collectively, the “named executive officers”). These amounts include compensation deferred under the Deferred Incentive Savings Plan. The Grants of Plan-Based Awards in 2006 table provides additional information regarding grants made during 2006.

SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value
							and Non-
						Non-Equity	qualified
						Incentive	Deferred
						Plan	Compen-	All Other
				Stock	Option	Compen-	sation	Compen-
		Salary	Bonus	Awards	Awards	sation	Earnings	sation
Name and Principal Position	Year	($)[1]	($)[2]	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	Total ($)

Michael J. Critelli
Chairman and Chief
Executive Officer	2006	1,032,500	0	462,240	2,062,500	4,714,044	950,140	146,614	9,368,038

Bruce P. Nolop
Executive Vice President
and Chief Financial Officer	2006	577,500	0	275,993	400,822	1,410,637	77,579	51,017	2,793,548

Murray D. Martin
President and
Chief Operating Officer	2006	741,667	0	642,474	779,169	2,152,500	358,941	113,149	4,787,900

Michele Coleman Mayes
Senior Vice President and
General Counsel	2006	474,417	0	0	249,142	762,292	51,189	38,527	1,575,567

Patrick J. Keddy(8)
Executive Vice President
and President, Mailstream
International	2006	445,756	0	72,979	156,874	598,084	197,430	77,871	1,548,994

(1)	The base salary for Mr. Critelli includes $200,000 that he elected to defer under the terms of the Pitney Bowes Deferred Incentive Savings Plan. This amount is included in the Nonqualified Deferred Compensation for 2006 table on page 51.
(2)	Values in this column reflect the fact that no discretionary bonuses were paid in 2006. Annual and long-term incentive awards are shown in the Non-Equity Incentive Plan column.

(3)	This column includes amounts expensed during 2006 under SFAS No.123(R) for unvested restricted stock awards based on assumptions detailed in note 12 to the company’s financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006. No restricted stock awards were issued in 2006, however, past restricted stock awards have been issued with three or four year vesting terms. A complete listing of outstanding awards can be found in the Outstanding Equity Awards at 2006 Fiscal Year-End table.

(4)	This column includes amounts expensed under SFAS No.123(R) during 2006 for unvested stock options. For Messrs. Critelli and Martin these amounts are $654,069 and $202,210, respectively, greater than they would have been because they are eligible for early retirement. The options for Mr. Nolop, Ms. Mayes, and Mr. Keddy are expensed ratably over the applicable vesting period. For Mr. Keddy, this column also includes amounts expensed during 2006 under SFAS No.123(R) for unvested options purchased under the Pitney Bowes Inc. 1998 U.K. S.A.Y.E. Stock Option Plan, which vest ratably over the applicable vesting period. Details regarding outstanding stock options and outstanding S.A.Y.E. awards can be found in the Outstanding Equity Awards at 2006 Fiscal Year-End table.
(5)	The majority of compensation for the named executive officers is at-risk and is earned based on company and executive performance against pre-established strategic and financial objectives. Non-equity incentive plans include both the annual incentive compensation as well as payments for cash incentive unit payouts that vested at the end of 2006. As discussed in more detail in the narrative accompanying this table, both the annual incentive and the cash incentive unit plan are tied to pre-established financial objectives. The annual incentive also includes some strategic objectives, including, for example total stockholder return, employee engagement and customer loyalty. The amounts in this column include amounts that were deferred at the election of a named executive officer under the terms of the Pitney Bowes Deferred Incentive Savings Plan, as follows: annual incentive deferral by Mr. Nolop of $111,127, cash incentive unit deferral by Mr. Nolop of $51,300; and annual incentive deferral by Mr. Martin of $80,000.
(6)	This column shows the change in the actuarial present value of the accumulated pension benefit during 2006 for each named executive officer. For Messrs. Critelli, Nolop, and Martin, and Ms. Mayes, the change in pension value reflects the aggregate change from both the qualified pension plan and the pension restoration plan. For Mr. Keddy, the change in pension value reflects the change from the pension fund in the U.K. No above-market earnings exist in any of the deferred compensation plans because the return on such earnings is calculated in the same manner and at the same rate as the return paid for externally managed investments for broad-based employee populations investing in such funds.

(footnotes continued on next page)

SUMMARY COMPENSATION TABLE (CONTINUED)

(7)	Amounts shown include all other compensation received by the named executive officers that is not reported elsewhere. This includes, but is not limited to the following: for Mr. Critelli, an automobile allowance, financial counseling, the company’s actual cost for spousal travel, $18,128 life/anniversary benefits payment (a defined payment due to changes in vacation and life insurance plans), and $84,192 company match to Pitney Bowes 401(k) Restoration Plan; for Mr. Nolop, automobile lease payments by the company, financial counseling, and $29,597 company match to Pitney Bowes 401(k) Restoration Plan; for Mr. Martin, automobile lease payments by the company, financial counseling, the company’s actual cost for spousal travel, and $50,600 company match to Pitney Bowes 401(k) Restoration Plan; for Ms. Mayes, an automobile allowance and $22,714 company match to Pitney Bowes 401(k) Restoration Plan; and for Mr. Keddy, an automobile allowance, financial counseling, the company’s actual cost for spousal travel, $6,289 tax gross-up for spousal travel, fuel costs for personal use of his automobile, and $14,622 company match to the Pitney Bowes U.K. Pension Fund Defined Contribution account.
(8)	Mr. Keddy is employed in the United Kingdom and has a service agreement which entitles him to certain benefits. Mr. Keddy is paid in U.K. pounds sterling. To provide comparability, we have converted his salary and amounts other than the annual incentive to U.S. dollars using the conversion rate of $1.825 to £1.00 (which is the average of the monthly average conversion rates for 2006). Mr. Keddy’s annual incentive, shown in the Non-Equity Incentive Plan Compensation column, was converted using the actual conversion rate on the next trading day after the Executive Compensation Committee’s approval of the final bonus pool (February 12, 2007), which was $1.947 to £1.00.

GRANTS OF PLAN-BASED AWARDS IN 2006

		Estimated Future Payouts Under Non-			All Other
		Equity Incentive Plan Awards			Option			Grant Date
					Awards:	Exercise or		Fair Value of
					Number of	Base Price		Stock and
					Securities	of Option		Option
		Threshold	Target	Maximum	Underlying	Awards		Awards
Name	Grant Date	($)	($)	($)	Options (#)	($/Sh)		($/Sh)
Michael J. Critelli(1)
(annual)	2/13/2006	940,500	1,254,000	4,000,000	0	0		0
Michael J. Critelli(2)
(long-term)	2/13/2006	337,500	2,250,000	8,000,000	315,568	42.62	(3)	2,250,000	(4)
Bruce P. Nolop (1)
(annual)	2/13/2006	285,670	378,950	4,000,000	0	0		0
Bruce P. Nolop(2)
(long-term)	2/13/2006	82,500	550,000	8,000,000	80,996	42.62	(3)	577,500	(4)
Murray D. Martin(1)
(annual)	2/13/2006	450,000	600,000	4,000,000	0	0		0
Murray D. Martin(2)
(long-term)	2/13/2006	127,500	850,000	8,000,000	119,215	42.62	(3)	850,000	(4)
Michele Coleman
Mayes(1)
(annual)	2/13/2006	196,513	263,615	4,000,000	0	0		0
Michele Coleman
Mayes(2)
(long-term)	2/13/2006	45,000	300,000	8,000,000	42,076	42.62	(3)	300,000	(4)
Patrick J. Keddy(1, 5)
(annual)	2/13/2006	107,550	236,611	4,000,000	0	0		0
Patrick J. Keddy(2)
(long-term)	2/13/2006	33,750	225,000	8,000,000	31,557	42.62	(3)	225,000	(4)
Patrick J. Keddy(6)
(S.A.Y.E.)	10/20/2006	0	0	0	153	40.27		1,577

(1)	Values in this row represent estimated future payouts for the 2006 annual incentive award. The maximum value is the limit established in the Key Employees Incentive Plan for an individual award, assuming the performance metrics have been met. The actual award is determined by the Committee’s application of negative discretion to the maximum award. Factors considered by the Committee in applying negative discretion include the company’s performance against pre-established metrics, the executive’s performance, experience in the position, demonstrated leadership potential to enhance long-term stockholder value, internal equity, current salary, salary history, prior incentive awards, and competitive compensation analysis. The targets are based on market median data and are shown in the table in the Compensation Discussion and Analysis section on page 37.
(2)	Values in this row represent estimated future payouts for the 2006 - 2008 CIU cycle. The threshold level amount assumes all metrics met the threshold. The maximum value is the limit established in the Key Employees Incentive Plan for an individual award, assuming the performance metrics have been met. The actual award is determined by the Committee’s application of negative discretion to the maximum award. Factors considered by the Committee in applying negative discretion include the company’s performance against pre-established metrics, the executive’s performance, experience in the position, demonstrated leadership potential to enhance long-term stockholder value, internal equity, current salary, salary history, prior incentive awards, and competitive compensation analysis. The targets are based on market median data and are shown in the table in the Compensation Discussion and Analysis section on page 39.
(3)	The exercise price for each option equals the average of the high and low sales prices for a share of the company’s common stock on the date of grant. The actual closing price on the grant date was $42.51.

(4)	Reflects the Black-Scholes valuation at the date of grant of $7.13 based on the assumptions detailed in note 12 to the company’s financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

(5)	Amounts shown for Mr. Keddy’s incentive award have been converted to dollars using the conversion rate on the day the Executive Compensation Committee approved the 2006 incentive targets (February 13, 2006), which was $1.741 to £1.00.

(6)	Options are granted under the Pitney Bowes Inc. 1998 U.K. S.A.Y.E. Stock Option Plan. Pursuant to the plan, Mr. Keddy can purchase shares beginning on December 1, 2011 for an exercise period that expires 6 months later. The base price shown includes the 10% discount offered through the plan. The Black-Scholes valuation at the date of grant was $10.31 based on the assumptions detailed in note 12 to the financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2006.

Stock Awards

  The Stock Awards column in the Summary Compensation Table represents the SFAS
  123(R) expense for 2006 for all unvestedrestricted stock. Because no restricted stockwas issued during 2006, there is no referenceto this in the Grant of Plan-Based Awards in2006 table.

Option Awards

  The Option Awards column in the Summary Compensation Table represents the SFAS
  123(R) expense for 2006 for all unvestedoptions; the Option Awards column in theGrants of Plan-Based Awards in 2006 tablerepresents the number of options awardedduring 2006.
  The aggregate number of shares granted to each named executive officer during 2006 is shown in the Grants of Plan-Based Awards in 2006 table. Each named executive officer other than Mr. Keddy received 2,346 incentive stock options (ISOs) which will vest on the fourth anniversary of the date of grant. In addition, the remaining awards are nonqualified stock options and will generally vest in equal installments over a four-year period beginning on the first anniversary of the date of grant.

Non-Equity Incentive Compensation

The values shown in the non-equity incentive compensation column of the Summary Compensation Table includes the annual incentive payment earned for 2006 as well as the cash incentive units (CIUs) that were earned over the three-year period ending December 31, 2006.

  The value of the CIUs for the three-year period ending December 31, 2006 was determined by measuring corporate performance versus cumulative adjusted three-year earnings per share (50%) and adjusted free cash flow (50%) goals that were set by the Committee in the first quarter of 2004. At target performance, the value per unit would have been $1.00. The potential value per unit ranged from $0 to $2.00 and the actual value was $1.71. For a more complete description of the targets for the 2004-2006 period, please refer to the section entitled “Long-Term Incentives-Cash Incentive Units” on page 38.

The non-equity incentive compensation section in the Grants of Plan-Based Awards in 2006 table shows the range of estimated possible future payouts for the 2006 annual incentive payment at varying levels of performance. It also shows the range of estimated possible future payouts of the CIUs granted for the 2006-2008 cycle at varying levels of performance.

  The future payout of the CIUs for the three-year period ending December 31, 2008 will be determined by measuring corporate performance versus adjusted three-year earnings per share and adjusted free cash flow goals that were set by the Committee in the first quarter of 2006. The unit value based on internal financial performance will range from $0.20 at threshold performance to $1.80 for maximum performance. In addition, the Committee has incorporated a Total Stockholder Return (“TSR”) modifier in the calculation of the CIU value. The unit value based on financial performance is modified by up to 25 percentage points either upwards or downwards based on the company’s three-year TSR performance compared to the three-year TSR performance of the companies in the S&P 500. The unit value as modified by the company’s three-year TSR performance thus ranges from $0.15 at threshold performance to $2.25 at maximum performance. If the threshold level of performance is not met, the CIUs will have no value.

Change in Pension Value and Nonqualified Deferred Compensation Earnings

  The change in pension value and nonqualified deferred compensation earnings column in the Summary Compensation table reflects the change in pension value during 2006.
  For the U.S. executives, the change in pension value reflects the aggregate change for both the qualified Pension Plan and the Pitney Bowes Pension Restoration Plan.
  Mr. Keddy is covered exclusively by the U.K.Pitney Bowes Pension Fund.
  There was no above-market deferred compensation earnings because the plans are tied to the returns of the investments in the qualified 401(k) Plan.

All Other Compensation

  The All Other Compensation column consists of other earnings earned or paid to each named executive officer for 2006.
  In accordance with SFAS 123(R), the dividends payable on the grants of restricted stock have been factored in the grant date fair value and therefore there is no additional disclosure required in this column.
  The employee discount in the Pitney Bowes Inc. 1998 U.K. S.A.Y.E. Stock Option Plan has been included in the Black-Scholes calculation for the fair market value of the exercise price. Therefore, the discount is not included in this column as additional compensation to the executive.

Equity Awards

The next table is provided to present an overview of Pitney Bowes equity held as of December 31, 2006 by each named executive officer. It discloses compensation in the form of equity that has previously been awarded, remains outstanding, and is unexercised or unvested.

OUTSTANDING EQUITY AWARDS AT 2006 FISCAL YEAR-END

Option Awards	Stock Awards
Equity Incentive	Equity Incentive	Equity Incentive
Plan Awards:	Plan Awards:	Plan Awards:
Number of	Number of	Number of	Number of	Market or Payout
Securities	Securities	Securities	Number of	Market Value of	Unearned	Value of Unearned
Underlying	Underlying	Underlying	Shares or	Shares or Units	Shares, Units or	Shares, Units or
Unexercised	Unexercised	Unexercised	Option	Option	Units of Stock	of Stock	That Other Rights	Other Rights That
Options (#)	Options (#)	Unearned	Exercise	Expiration	That Have Not	Have Not	That Have Not	Have Not Vested
Name	Exercisable(1)	Unexcercisable(1)	Options (#)	Price ($)	Date	Vested (#)	Vested ($)(2)	Vested (#)	($)(2)
Michael J. Critelli	143,458	0	0	44.2201	2/8/2008	0	0	0	0
153,705	0	0	64.1346	2/7/2009	0	0	0	0
153,705	0	0	46.3841	2/13/2010	0	0	0	0
256,175	0	0	26.9932	10/19/2010	0	0	0	0
51,235	0	0	34.1074	2/11/2011	0	0	0	0
25,000	0	0	40.6800	2/10/2012	0	0	0	0
0	0	0	—	0	57,600	(3)	2,660,544	0	0
175,000	0	0	32.1000	2/9/2013	0	0	0	0
133,333	64,172	(4)	0	40.0800	2/8/2014	0	0	0	0
0	2,495	(5)	0	40.0800	2/8/2014	0	0	0	0
50,000	145,738	(6)	0	46.9300	2/13/2015	0	0	0	0
0	4,262	(7)	0	46.9300	2/13/2015	0	0	0	0
0	313,222	(8)	0	42.6200	2/12/2016	0	0	0	0
0	2,346	(9)	0	42.6200	2/12/2016	0	0	0	0
Bruce P. Nolop	38,222	0	0	44.5885	1/9/2010	0	0	0	0
36,889	0	0	46.3841	2/13/2010	0	0	0	0
51,620	0	0	26.9932	10/19/2010	0	0	0	0
15,544	0	0	34.1074	2/11/2011	0	0	0	0
18,524	0	0	40.6800	2/10/2012	0	0	0	0
0	0	0	—	0	21,800	(3)	1,006,942	0	0
41,885	0	0	32.1000	2/9/2013	0	0	0	0
0	0	0	—	0	9,000	(10)	415,710	0	0
35,000	15,005	(4)	0	40.0800	2/8/2014	0	0	0	0
0	2,495	(5)	0	40.0800	2/8/2014	0	0	0	0
17,500	48,238	(6)	0	46.9300	2/13/2015	0	0	0	0
0	4,262	(7)	0	46.9300	2/13/2015	0	0	0	0
0	78,650	(8)	0	42.6200	2/12/2016	0	0	0	0
0	2,346	(9)	0	42.6200	2/12/2016	0	0	0	0
Murray D. Martin	20,494	0	0	28.6058	2/9/2007	0	0	0	0
30,741	0	0	42.4056	12/7/2007	0	0	0	0
36,889	0	0	44.2201	2/8/2008	0	0	0	0
36,889	0	0	64.1346	2/7/2009	0	0	0	0
36,889	0	0	46.3841	2/13/2010	0	0	0	0
73,778	0	0	26.9932	10/19/2010	0	0	0	0
107,594	0	0	34.1074	2/11/2011	0	0	0	0
0	0	0	—	0	34,300	(3)	1,584,317	0	0
75,000	0	0	32.1000	2/9/2013	0	0	0	0
0	0	0	—	0	0	0	7,175	(11)	331,413
0	0	0	—	0	10,000	(12)	461,900	0	0

OUTSTANDING EQUITY AWARDS AT 2006 FISCAL YEAR-END (CONTINUED)

	Option Awards						Stock Awards
				Equity Incentive						Equity Incentive	Equity Incentive
				Plan Awards:						Plan Awards:	Plan Awards:
	Number of	Number of		Number of						Number of	Market or Payout
	Securities	Securities		Securities			Number of		Market Value of	Unearned	Value of Unearned
	Underlying	Underlying		Underlying			Shares or		Shares or Units	Shares, Units or	Shares, Units or
	Unexercised	Unexercised		Unexercised	Option	Option	Units of Stock		of Stock That	Other Rights	Other Rights That
	Options (#)	Options (#)		Unearned	Exercise	Expiration	That Have Not		Have Not	That Have Not	Have Not Vested
Name	Exercisable(1)	Unexcercisable(1)		Options (#)	Price ($)	Date	Vested (#)		Vested ($)(2)	Vested (#)	($)(2)
Murray D. Martin	50,000	22,505	(4)	0	40.0800	2/8/2014	0		0	0	0
(continued)	0	2,495	(5)	0	40.0800	2/8/2014	0		0	0	0
	25,000	70,738	(6)	0	46.9300	2/13/2015	0		0	0	0
	0	4,262	(7)	0	46.9300	2/13/2015	0		0	0	0
	0	116,869	(8)	0	42.6200	2/12/2016	0		0	0	0
	0	2,346	(9)	0	42.6200	2/12/2016	0		0	0	0
Michele Coleman
Mayes	80,000	0		0	32.1000	2/9/2013	0		0	0	0
	20,000	7,505	(4)	0	40.0800	2/8/2014	0		0	0	0
	0	2,495	(5)	0	40.0800	2/8/2014	0		0	0	0
	12,500	33,238	(6)	0	46.9300	2/13/2015	0		0	0	0
	0	4,262	(7)	0	46.9300	2/13/2015	0		0	0	0
	0	39,730	(8)	0	42.6200	2/12/2016	0		0	0	0
	0	2,346	(9)	0	42.6200	2/12/2016	0		0	0	0
Patrick J. Keddy	6,149	0		0	44.2201	2/8/2008	0		0	0	0
	0	148	(13)	0	32.8349	4/1/2008	0		0	0	0
	6,149	0		0	51.8443	9/13/2008	0		0	0	0
	12,297	0		0	64.1346	2/7/2009	0		0	0	0
	0	152	(14)	0	35.6580	9/1/2009	0		0	0	0
	12,297	0		0	46.3841	2/13/2010	0		0	0	0
	0	151	(15)	0	39.1950	5/1/2010	0		0	0	0
	0	150	(16)	0	37.8029	6/1/2011	0		0	0	0
	3,000	0		0	40.6800	2/10/2012	0		0	0	0
	10,000	0		0	34.7300	9/4/2012	0		0	0	0
	0	153	(17)	0	40.2690	6/1/2012	0		0	0	0
	15,000	0		0	32.1000	2/9/2013	0		0	0	0
	13,333	6,667	(4)	0	40.0800	2/8/2014	0		0	0	0
	0	0		0	0	0	6,500	(10)	300,235	0	0
	5,500	16,500	(6)	0	46.9300	2/13/2015	0		0	0	0
	0	31,557	(8)	0	42.6200	2/12/2016	0		0	0	0

(1)	The first two columns represent the total number of securities underlying unexercised options, both exercisable and unexercisable, that were outstanding at the end of 2006. The number of shares subject to the options has been adjusted to reflect the two-for-one stock split effected in 1997 and the spin-off of Imagistics International Inc. in 2001.

(2)	These amounts were calculated based on the closing price of the company’s common stock of $46.19 per share on December 29, 2006.

(3)	These awards represent restricted shares that vest 100% after three years, with a vesting date of February 9, 2007. Effective February 9, 2007, the restriction has been lifted for these awards and the total shares of restricted stock have been released to each of the respective named executive officers.

(4)	These awards represent non-qualified stock options that generally vest at the rate of 33 1/3% per year, with a final vesting date of February 9, 2007.

(5)	These awards represent incentive stock options (“ISOs”) that vest 100% after three years, with a vesting date of February 9, 2007.

(6)	These awards represent non-qualified stock options that generally vest at the rate of 25% per year, with remaining vesting dates of February 14, 2007, February 14, 2008, and February 14, 2009.

(7)	These awards represent ISOs that vest 50% after three years and 50% after four years, with vesting dates of February 14, 2008 and February 14, 2009.

(8)	These awards represent non-qualified stock options that generally vest at the rate of 25% per year, with vesting dates of February 13, 2007, February 13, 2008, February 13, 2009, and February 13, 2010.

(9)	These awards represent ISOs that vest 100% after four years, with a vesting date of February 13, 2010.

(10)	These awards represent restricted shares that vest 100% after four years, with a vesting date of October 7, 2008. A metric tied to income from continuing operations has been met to qualify this award as performance-based under Code Section 162(m) rules, however, the awards remain subject to forfeiture over the remaining service period.

(11)	These awards represent performance-based restricted shares that vest after four years with a final vesting date of April 5, 2008. There is an accelerated vesting provision allowing early vesting as specific performance goals are achieved. The first installment was paid on February 14, 2006. A second installment of 4,900 of the remaining shares of restricted stock granted to Mr. Martin vested on February 12, 2007 in accordance with performance-based accelerated vesting provisions. The remaining 2,275 shares will vest on April 5, 2008.

(12)	These awards represent restricted shares that vest 100% after three years, with a vesting date of October 1, 2007. A performance metric tied to income from continuing operations has been met to qualify this award as performance-based under Section 162(m) rules, however, the awards remain subject to service-based forfeitures.

(footnotes continued on next page)

OUTSTANDING EQUITY AWARDS AT 2006 FISCAL YEAR-END (CONTINUED)

(13)	Options are granted under the Pitney Bowes Inc. 1998 U.K. S.A.Y.E. Stock Option Plan. Pursuant to the plan, Mr. Keddy can purchase shares beginning on October 1, 2007 until the Expiration Date.

(14)	Options are granted under the Pitney Bowes Inc. 1998 U.K. S.A.Y.E. Stock Option Plan. Pursuant to the plan, Mr. Keddy can purchase shares beginning on March 1, 2009 until the Expiration Date.

(15)	Options are granted under the Pitney Bowes Inc. 1998 U.K. S.A.Y.E. Stock Option Plan. Pursuant to the plan, Mr. Keddy can purchase shares beginning on November 1, 2009 until the Expiration Date.

(16)	Options are granted under the Pitney Bowes Inc. 1998 U.K. S.A.Y.E. Stock Option Plan. Pursuant to the plan, Mr. Keddy can purchase shares beginning on December 1, 2010 until the Expiration Date.

(17)	Options are granted under the Pitney Bowes Inc. 1998 U.K. S.A.Y.E. Stock Option Plan. Pursuant to the plan, Mr. Keddy can purchase shares beginning on December 1, 2011 until the Expiration Date.

The following table discloses amounts realized on equity compensation during 2006 as options were exercised or restricted stock vested.

OPTION EXERCISES AND STOCK VESTED DURING 2006 FISCAL YEAR

	Option Awards		Stock Awards
	Number of Shares
	Acquired on	Value Realized On	Number of Shares	Value Realized on
Name	Exercise (#)	Exercise ($)	Acquired on Vesting (#)	Vesting ($)

Michael J. Critelli	119,470	2,124,081	0	0

Bruce P. Nolop	10,523	155,794	0	0

Murray D. Martin	759	14,033	12,825 (1)	546,602

Michele Coleman Mayes	0	0	0	0

Patrick J. Keddy(2)	159	920	0	0

(1)	A portion of the shares of restricted stock granted on April 5, 2004 vested after performance goals were met.

(2)	Mr. Keddy exercised options acquired from the October 2000 offering in the Pitney Bowes Inc. 1998 U.K. S.A.Y.E. Stock Option Plan. The exercise price for each option was £21.22 U.K. pounds sterling which was converted to U.S. dollars using the conversion rate of $1.7462 to £1.00 U.K. pounds sterling (the conversion rate for March 28, 2006, the date of exercise).

Pension Benefits

The following table provides information regarding post-employment payments to the named executive officers. It includes data regarding the Pitney Bowes Pension Plan, Pension Restoration Plan and U.K. Pension Fund. The amounts reported in the table below equal the present value of the accumulated benefit at December 31, 2006, for the named executive officers under the various Pitney Bowes pension plans based on service and covered earnings (as described below) considered by the plans for the period through December 31, 2006. The present value has been calculated assuming the named executive officer will remain employed until age 65, the age at which retirement may occur without any reduction in benefits, and that the benefit is payable consistent with the assumptions as decribed in note 13 to the financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2006.

PENSION BENEFITS AS OF DECEMBER 31, 2006

		Number of Years	Present Value of
		Credited Service	Accumulated
Name	Plan Name	(#)	Benefit ($)(1)

Michael J. Critelli(2)	Pitney Bowes Pension Plan	27.7	640,685

Michael J. Critelli	Pitney Bowes Pension Restoration Plan	27.7	7,458,225

Bruce P. Nolop	Pitney Bowes Pension Plan	7.0	63,930

Bruce P. Nolop	Pitney Bowes Pension Restoration Plan	7.0	283,967

Murray D. Martin(2)	Pitney Bowes Pension Plan	19.4	348,307

Murray D. Martin	Pitney Bowes Pension Restoration Plan	19.4	1,939,233

Michele Coleman Mayes	Pitney Bowes Pension Plan	3.9	39,994

Michele Coleman Mayes	Pitney Bowes Pension Restoration Plan	3.9	124,819

Patrick J. Keddy(3)	Pitney Bowes Pension Fund	17.7	1,752,091

(1)	Material assumptions used to calculate the present value of accumulated benefits under the Pitney Bowes Pension Plan for each named executive officer are detailed in note 13 to the financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2006. In addition, the mortality table used was UP94G.

(2)	Messrs. Critelli and Martin are currently eligible for early retirement. If they were to have retired on December 31, 2006, the present value of the pension benefit payable would have been $10,325,191 for Mr. Critelli and $2,283,637 for Mr. Martin.

(3)	Amount shown for Mr. Keddy’s pension has been converted to dollars using the conversion rate of $1.825 to £1.00 (which is the average of the monthly average conversion rates for 2006).

The Pension Benefits table presents the present value of accumulated pension benefits as of December 31, 2006. The Pitney Bowes Pension Plan is a qualified pension plan for U.S. employees, while the Pitney Bowes Pension Fund is a qualified pension plan for U.K. employees. Under the qualified Pension Plan, employees receive retirement benefits each year based on compensation up to a maximum of $220,000 for 2006. Pension amounts for compensation above $220,000 are accrued under the nonqualified Pension Restoration Plan based on the same formula used under the qualified plan. Payments under the nonquali-fied Pension Restoration Plan are paid from our general assets. These payments are substantially equal to the difference between the amount that would have been payable under our qualified Pension Plan in the absence of legislation limiting pension benefits and earnings that may be considered in calculating pension benefits, and the amount actually paid under our qualified Pension Plan. Pitney Bowes does not maintain an excess benefit plan with special provisions, such as above-market interest rates and excess service credits.

Other than Ms. Mayes, who joined the company in 2003, all of the named executive officers are fully vested in their pension benefit.

The material terms of the U.S. Pension and Pension Restoration plans are summarized below:

  Employees hired prior to January 1, 2005 are eligible to participate.

  Normal retirement age is 65 with at least five years of service, while early retirement is allowed at age 55 with at least ten years of service.

  The vesting period is five years.

  For purposes of determining pension benefits, “earnings” are defined as the average of the five highest consecutive calendar year pay amounts. Earnings include base pay, vacation, severance, before-tax plan contributions, annual incentives (paid and deferred), and certain bonuses. Earnings do not include long-term cash incentive unit payments, stock options, restricted stock, hiring bonuses, company contributions to benefits, and expense reimbursements.

  The formula to determine benefits is based on age, years of service, and final average five-year earnings. Employees receive annual percentages of earnings based on their age plus service. The annual percentages range from 2% to 10% of final average earnings, plus 2% to 6% of such earnings in excess of the Social Security Wage Base. In addition, Pension Plan participants whose age plus service totaled more than 50 as of September1, 1997 receive “transition credits” to make upfor some of the differences between the oldand new retirement plan formulas. Messrs.Critelli and Martin are among those Pension

  Plan participants who are eligible to receive“transition credits.”
  The maximum annual benefit accrual under the Pension Restoration Plan is an amount equal to 16.5% multiplied by the participant’s final average earnings and the participant’s credited service.

  Upon retirement, benefits are payable in a lump-sum or various annuity forms, including life annuity and 50% joint and survivor annuity.

  The distribution options under the Pension Restoration Plan are designed to ensure compliance with Internal Revenue Code Section 409A.

The material terms of the U.K. Pension Fund are summarized below:

  Normal retirement age is 65, while early retirement is allowed from age 55. The plan was revised in July 1998 to change the retirement age to 65 from 60. The benefit for service from July 1998 is reduced by 4% per year before age 65 and the benefit for service before July 1998 is reduced 4% per year before age 60.

  For purposes of determining pension benefits, earnings are defined as the average of the three highest consecutive calendar year earnings amounts during the last ten years. Earnings include base pay and annual incentives less the U.K. social security threshold.

  The formula to determine benefits is based on years of service and earnings. Employees must contribute 2% of their earnings into the defined benefit section of the plan. Employees accrue 1/80th of their earnings for each year of service. For service prior to July 1998, employees accrued 1/60th of earnings for each year of service. Mr. Keddy has nine years of service accrued under the old formula.

  The U.K. Pension Fund also includes a Qualified Defined Contribution benefit under which the employee contributes 2% of his earnings and the company gives a 2% match.
  The employee also has the option to contributeadditional savings that are not matched.

  Upon retirement, benefits are payable as an annuity with a spousal survivor benefit, plus the option to take up to 25% of the value as a lump-sum.

Deferred Compensation

Information included in the table below includes contributions, earnings, withdrawals, and balances with respect to the Pitney Bowes 401(k) Restoration Plan (a nonqualified deferred compensation plan) and the Pitney Bowes Deferred Incentive Savings Plan (a plan where certain employees may defer their bonus and salary). Eligibility for both of these plans is limited to U.S. employees, therefore Mr. Keddy is not a participant. The Pitney Bowes 401(k) Restoration Plan and Deferred Incentive Savings Plan are unfunded deferred compensation plans established for a select group of management or highly compensated employees under ERISA. All payments pursuant to the plans are made from the general assets of the company and no special or separate fund is established or segregation of assets made to assure payment. Participants do not own any interest in the assets of the company as a result of participating in the plans. Notwithstanding the foregoing, there is a grantor trust to assist in accumulating funds to pay the company’s obligations under the plans. Any assets of the grantor trusts are subject to the claims of the company’s creditors.

NONQUALIFIED DEFERRED COMPENSATION FOR 2006

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at Last
Name	Last FY ($)(1)	Last FY ($)(2)	Last FY ($)(3)	Distributions ($)	FYE ($)(4)

Michael J. Critelli
401(k) Restoration Plan	0	84,192	32,469	0	684,938
Deferred Incentive Savings Plan	200,000	0	32,549	49,505	962,612

Bruce P. Nolop
401(k) Restoration Plan	0	29,597	12,424	0	150,825
Deferred Incentive Savings Plan	57,750	0	371,681	0	3,499,661

Murray D. Martin
401(k) Restoration Plan	0	50,600	36,743	0	281,003
Deferred Incentive Savings Plan	70,000	0	13,674	0	375,446

Michele Coleman Mayes
401(k) Restoration Plan	0	22,714	2,014	0	44,718
Deferred Incentive Savings Plan	60,000	0	13,850	0	149,197

Patrick J. Keddy[5]	0	0	0	0	0

(1)	Amounts in this column represent deferred compensation from base salary for 2006 for Mr. Critelli of $200,000 which is also included in the Summary Compensation Table. Other amounts represent 2005 incentive plan and/or CIU payments as follows: Mr. Nolop deferred $57,750 of his incentive compensation; Mr. Martin deferred $70,000 of his incentive compensation; and Ms. Mayes deferred $30,000 of her incentive compensation and $30,000 of her CIU payment.

(2)	Amounts shown are company contributions to the Pitney Bowes 401(k) Restoration Plan earned in 2005 and credited under the Plan in 2006. These amounts are also included in the All Other Compensation column of the Summary Compensation Table for each of the named executive officers.

(3)	Amounts shown are the respective earnings in the Pitney Bowes 401(k) Restoration Plan and the Deferred Incentive Savings Plan.

(4)	Amounts shown are the respective balances in the Pitney Bowes 401(k) Restoration Plan and the Deferred Incentive Savings Plan.

(5)	Mr. Keddy is not eligible to participate in any of the company’s non-qualified deferred compensation plans.

The material terms of the Pitney Bowes 401(k) Restoration Plan are summarized below:

  The goal of this plan is generally to restore benefits that would have been provided under the qualified 401(k) plan, but for certain Internal Revenue Service limitations placed on tax-qualified 401(k) plans.

  For purposes of determining 401(k) restoration benefits, earnings are defined as base pay, vacation, annual incentives (paid and deferred), and certain bonuses. Earnings do not include long-term cash incentive unit payments, stock options, restricted stock,severance, hiring bonuses, companycontributions to benefits, and expensereimbursements. Participants need tocontribute the allowable maximum to the401(k) Plan to be considered for benefits inthe Restoration Plan.
  Employees must have one year of service to participate, and the vesting is the same as under the qualified 401(k) Plan. Messrs.
  Critelli, Nolop, and Martin, and Ms. Mayes areall vested in their accounts.
  Distributions payable in a lump-sum or installments may occur upon termination of employment and will follow guidelines under Section 409A of the Code.

The material terms of the Deferred Incentive Savings Plan (DISP) are summarized below:

  The DISP allows deferral of up to 100% of annual incentives and long-term incentives. Base salary deferral is permissible only for certain key employees.

  Employees must be “highly-compensated employees” as defined in the Deferred Incentive Savings Plan in order to participate in this plan.

  Distributions from the DISP can occur for various reasons and will be in compliance with guidelines established under Section 409A of the Code when those rules are finalized:

  Termination/Death/Disability — a lump sum payment is made as soon as administratively practicable following termination of employment.
  Retirement — payment is made in accordance with the payment election in effect for the account.

  Change of Control — payment is made in a lump sum.

  Unforeseeable Emergency — plan permits withdrawals with appropriate verification.

  In-Service Withdrawals — up to four withdrawal elections can be made from each annual account with pre-specified month and year of distribution.

Investment returns for both the Pitney Bowes 401(k) Restoration Plan and the DISP are identical to those in the Pitney Bowes 401(k) Plan. Each employee selects his or her investment options and can change these at any time by accessing his or her account on the inter-net. These investments are tracked in “phantom” accounts rather than in the true funds. The investment options are as follows:

	PLAN TICKER	AVERAGE PERFORMANCE
INVESTMENT TYPE	SYMBOL	FOR 2006
STOCKS
American Funds Europacific Growth	REREX	21.83%
Ariel Appreciation Fund	CAAPX	10.94%
Equity Income Fund	PRFDX	19.14%
Equity Index Trust	n/a	15.61%
Growth Stock Fund	PRGFX	14.05%
Mid-Cap Growth Fund	RPMGX	6.79%
Mid-Cap Value Fund	TRMCX	20.24%
Pennsylvania Mutual Fund	PENNX	14.78%
Small-Cap Value Fund	PRSVX	16.24%
Vanguard Explorer, ADM	VEXRX	9.88%

BONDS
PIMCO Total Return Admin	PTRAX	3.74%

MONEY MARKET/STABLE VALUE
Stable Value Common Trust Fund	n/a	4.50%
Summit Cash Reserves	TSCXX	4.70%

COMPANY STOCK
Pitney Bowes Inc.(1)	PBI	12.57%

RETIREMENT FUNDS
Retirement 2005 Fund	TRRFX	11.50%
Retirement 2010 Fund	TRRAX	12.84%
Retirement 2015 Fund	TRRGX	13.73%
Retirement 2020 Fund	TRRBX	14.66%
Retirement 2025 Fund	TRRHX	15.44%
Retirement 2030 Fund	TRRCX	16.14%
Retirement 2035 Fund	TRRJX	16.18%
Retirement 2040 Fund	TRRDX	16.24%
Retirement 2045 Fund	TRRKX	16.15%
Retirement Income Fund	TRRIX	9.98%

(1)	Investment in the company’s common stock is only an investment option in the Pitney Bowes 401(k) Restoration Plan; it is not an option in the Deferred Incentive Savings Plan.

Other Post-Termination Payments

The tables below reflect the amount of compensation that would become payable to each of the named executive officers under existing plans arrangements if the hypothetical termination of employment events described had occurred on December 31, 2006, given the named executive’s compensation and service levels as of such date and, if applicable, based on the company’s closing stock price on that date. All payments are payable by the company in a lump-sum unless otherwise noted. The terms of these benefits are described in the notes and narrative following the tables.

These benefits are in addition to benefits available regardless of the occurrence of such an event, such as under currently exercisable stock options, and benefits generally available to salaried employees, such as distributions under the company’s 401(k) plan, subsidized retiree medical benefits, disability benefits, life insurance and accrued vacation pay. In addition, in connection with any actual termination of employment, the company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described below, as the Committee determines appropriate.

The actual amounts that would be paid upon a named executive officer’s termination of employment can be determined only at the time of such executive’s separation from the company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, the company’s stock price and the executive’s age.

As discussed above under the section entitled “Deferred Compensation” the named executive officers other than Mr. Keddy participate in the company’s nonqualified deferred compensation plans. The last column of the table on page 51 reports each named executive officer’s aggregate balance at the company’s fiscal year-end. The named executive officers are entitled to receive the amount in their deferred compensation account in the event of termination of employment. The account balances continue to be credited with increases or decreases reflecting changes in the value of the investment funds that are tracked under the plans between the termination event and the date distributions are made, and therefore amounts received by the named executive officers will differ from those shown in the table on page 51. See the narrative accompanying that table for information on available types of distributions under the plan.

POST-TERMINATION PAYMENTS
MICHAEL J. CRITELLI(1)

			Involuntary Not for		Change of Control with		Death or Disability
	Early Retirement ($)		Cause Termination ($)(2)		Termination (CIC) ($)		($)
Severance	0		562,692 - 4,598,000(3)		7,523,196	(4)	0

Annual Incentive	2,149,044	(5)	2,149,044	(5)	1,724,250		2,149,044	(5)

CIUs

2004-2006 cycle(6)	2,565,000		2,565,000		2,565,000		2,565,000

2005-2007 cycle	1,570,000	(7)	1,570,000	(7)	1,540,000	(8)	1,570,000	(7)

2006-2008 cycle	1,177,500	(7)	1,177,500	(7)	922,500	(8)	1,177,500	(7)

Stock Options
Accelerated(9)	407,335		407,335		1,533,913		1,533,913

Restricted Stock
Accelerated	0		0		2,660,544	(10)	2,660,544	(10)

Change of Control
Pension Benefit(11)	0		0		1,025,617		0

Medical & other
benefits(12)	0		0		82,502		0

Financial Counseling	0		0 - 21,000		0		0

Tax gross-up(13)	0		0		6,263,210		0

(1)	All data is shown assuming termination on December 31, 2006.

(2)	Ranges represent variance between Mr. Critelli’s basic severance plan and enhanced severance payment as explained in the section entitled “Explanation of Benefits Payable Upon Various Termination Events” on page 59.

(3)	Under the terms of the Pitney Bowes Severance Pay Plan, Mr. Critelli would receive a minimum of 28 weeks of base salary if he were terminated involuntarily and not for cause.

(4)	Includes three years of salary and three years of annual incentive. Salary used is the base rate as of December 31, 2006 and average annual incentive used is the incentive earned for service in 2003, 2004, and 2005.

(5)	Annual incentive is prorated for time worked during the year of termination and is shown with actual amount earned for 2006. This amount was paid in February 2007 under the normal distribution of annual incentives.

(6)	Units for 2004-2006 cycle are valued at $1.71 per unit based upon actual achievement of performance metrics for the 2004-2006 cycle. This amount was paid in February 2007 under the normal distribution of CIUs.

(7)	Units for 2005-2007 cycle and 2006-2008 cycle are estimated to be $1.57 per unit based upon the average CIU payment for the most recent three-year cycles (those ending in 2004, 2005, and 2006). Payment is prorated based upon time worked through the end of each cycle period, however, payment is not made until the end of the performance period.

(8)	Units for 2005-2007 cycle are valued at $1.54 and 2006-2008 cycle are valued at $1.23 per unit based on actual performance metrics realized as of December 31, 2006. Payment is prorated based upon time worked through the end of each cycle period and is paid upon termination following a change of control.

(9)	Value calculated is the gain based on $46.19 per share, the closing market price of a share of common stock on December 29, 2006, net of exercise prices.

(10)	As of December 31, 2006, Mr. Critelli had 57,600 shares of outstanding restricted stock that vested on February 9, 2007 and are no longer subject to payout as of the date of this proxy statement.

(11)	Amount shown is the increase in lump-sum actuarial equivalent of the pension age and service credits for the associated severance period.

(12)	Amount shown is the present value of the company’s cost to continue medical and other health & welfare plans for three years plus the company’s cost for outplacement services.

(13)	Amount shown is the gross-up value for excise tax due on parachute payments and their gross-up payments.

POST-TERMINATION PAYMENTS
BRUCE P. NOLOP(1)

	Involuntary Not for		Change of Control with		Death or Disability
	Cause Termination ($)(2)		Termination (CIC) ($)		($)
Severance	78,481 - 1,923,900	(3)	3,110,284	(4)	0

Annual Incentive	0 - 555,637	(5)	524,700		555,637	(5)

CIUs

2004-2006 cycle(6)	0 - 855,000		855,000		855,000

2005-2007 cycle	0 - 575,667	(7)	564,467	(8)	575,667	(7)

2006-2008 cycle	0		225,500	(8)	287,833	(7)

Stock Options
Accelerated(9)	0 - 106,925		396,081		396,081

Restricted Stock
Accelerated	0		1,422,652	(10)	1,422,652	(10)

Change of Control
Pension Benefit(11)	0		42,722		0

Medical & other
benefits(12)	0		81,429		0

Financial Counseling	0 - 21,000		0		0

Tax gross-up(13)	0		2,236,063		0

(1)	All data is shown assuming termination on December 31, 2006.

(2)	Ranges represent variance between Mr. Nolop’s basic severance plan and enhanced severance payment as explained in the section entitled “Explanation of Benefits Payable Upon Various Termination Events” on page 59.

(3)	Under the terms of the Pitney Bowes Severance Pay Plan, Mr. Nolop would receive a minimum of 7 weeks of base salary if he were terminated involuntarily and not for cause.

(4)	Includes three years of salary and three years of annual incentive. Salary used is the base rate as of December 31, 2006 and average annual incentive used is the incentive earned for service in 2003, 2004, and 2005.

(5)	Annual incentive is prorated for time worked during the year of termination and is shown with actual amount earned for 2006. This amount was paid in February 2007 under the normal distribution of annual incentives.

(6)	Units for 2004-2006 cycle are valued at $1.71 per unit based upon actual achievement of performance metrics for the 2004-2006 cycle. This amount was paid in February 2007 under the normal distribution of CIUs.

(7)	Units for 2005-2007 cycle and 2006-2008 cycle are estimated to be $1.57 per unit based upon the average CIU payment for the most recent three-year cycles (those ending in 2004, 2005, and 2006). Payment is prorated based upon time worked through the end of each cycle period, however, payment is not made until the end of the performance period.

(8)	Units for 2005-2007 cycle are valued at $1.54 and 2006-2008 cycle are valued at $1.23 per unit based on actual performance metrics realized as of December 31, 2006. Payment is prorated based upon time worked through the end of each cycle period and is paid upon termination following a change of control.

(9)	Value calculated is the gain based on $46.19 per share, the closing market price of a share of common stock on December 29, 2006, net of exercise prices.

(10)	As of December 31, 2006, Mr. Nolop had 21,800 shares of outstanding restricted stock that vested on February 9, 2007 and are no longer subject to payout as of the date of this proxy statement.

(11)	Amount shown is the increase in lump-sum actuarial equivalent of the pension age and service credits for the associated severance period.

(12)	Amount shown is the present value of the company’s cost to continue medical and other health & welfare plans for three years plus the company’s cost for outplacement services.

(13)	Amount shown is the gross-up value for excise tax due on parachute payments and their gross-up payments.

POST-TERMINATION PAYMENTS
MURRAY D. MARTIN(1)

			Involuntary Not for		Change of Control with		Death or Disability
	Early Retirement ($)		Cause Termination ($)(2)		Termination (CIC) ($)		($)
Severance	0		281,250 - 2,700,000(3)		4,418,967	(4)	0

Annual Incentive	870,000	(5)	870,000	(5)	825,000		870,000	(5)

CIUs

2004-2006 cycle(6)	1,282,500		1,282,500		1,282,500		1,282,500

2005-2007 cycle	837,333	(7)	837,333	(7)	821,333	(8)	837,333	(7)

2006-2008 cycle	444,833	(7)	444,833	(7)	348,500	(8)	444,833	(7)

Stock Options
Accelerated(9)	152,750		152,750		578,348		578,348

Restricted Stock
Accelerated	0		0		2,377,630	(10)	2,377,630	(10)

Change of Control
Pension Benefit(11)	0		0		294,407		0

Medical & other
benefits(12)	0		0		71,695		0

Financial Counseling	0		0 - 21,000		0		0

Tax gross-up(13)	0		0		2,941,268		0

(1)	All data is shown assuming termination on December 31, 2006.

(2)	Ranges represent variance between Mr. Martin’s basic severance plan and enhanced severance payment as explained in the section entitled “Explanation of Benefits Payable Upon Various Termination Events” on page 59.

(3)	Under the terms of the Pitney Bowes Severance Pay Plan, Mr. Martin would receive a minimum of 19.5 weeks of base salary if he were terminated involuntarily and not for cause.

(4)	Includes three years of salary and three years of annual incentive. Salary used is the base rate as of December 31, 2006 and average annual incentive used is the incentive earned for service in 2003, 2004, and 2005.

(5)	Annual incentive is prorated for time worked during the year of termination and is shown with actual amount earned for 2006. This amount was paid in February 2007 under the normal distribution of annual incentives.

(6)	Units for 2004-2006 cycle are valued at $1.71 per unit based upon actual achievement of performance metrics for the 2004-2006 cycle. This amount was paid in February 2007 under the normal distribution of CIUs.

(7)	Units for 2005-2007 cycle and 2006-2008 cycle are estimated to be $1.57 per unit based upon the average CIU payment for the most recent three-year cycles (those ending in 2004, 2005, and 2006). Payment is prorated based upon time worked through the end of each cycle period, however, payment is not made until the end of the performance period.

(8)	Units for 2005-2007 cycle are valued at $1.54 and 2006-2008 cycle are valued at $1.23 per unit based on actual performance metrics realized as of December 31, 2006. Payment is prorated based upon time worked through the end of each cycle period and is paid upon termination following a change of control.

(9)	Value calculated is the gain based on $46.19 per share, the closing market price of a share of common stock on December 29, 2006, net of exercise prices.

(10)	As of December 31, 2006, Mr. Martin had 34,300 shares of outstanding restricted stock that vested on February 9, 2007 and are no longer subject to payout as of the date of this proxy statement. Mr. Martin also had 4,900 shares of performance-based restricted stock that vested on February 12, 2007 and are no longer subject to payout.

(11)	Amount shown is the increase in lump-sum actuarial equivalent of the pension age and service credits for the associated severance period.

(12)	Amount shown is the present value of the company’s cost to continue medical and other health & welfare plans for three years plus the company’s cost for outplacement services.

(13)	Amount shown is the gross-up value for excise tax due on parachute payments and their gross-up payments.

POST-TERMINATION PAYMENTS
MICHELE COLEMAN MAYES(1)

	Involuntary Not for		Change of Control with		Death or Disability
	Cause Termination ($)(2)		Termination (CIC) ($)		($)
Severance	36,869 - 1,485,830	(3)	2,318,285	(4)	0

Annual Incentive	0 - 386,092	(5)	364,268		386,092	(5)

CIUs

2004-2006 cycle(6)	0 - 376,200		376,200		376,200

2005-2007 cycle	0 - 279,111	(7)	273,778	(8)	279,111	(7)

2006-2008 cycle	0		123,000	(8)	157,000	(7)

Stock Options
Accelerated(9)	0 - 61,100		211,312		211,311

Change of Control
Pension Benefit(10)	0		20,291		0

Medical & other
benefits(11)	0		60,186		0

Financial Counseling	0 - 21,000		0		0

Tax gross-up(12)	0		1,259,223		0

(1)	All data is shown assuming termination on December 31, 2006.

(2)	Ranges represent variance between Ms. Mayes’ basic severance plan and enhanced severance payment as explained in the section entitled “Explanation of Benefits Payable Upon Various Termination Events” on page 59.

(3)	Under the terms of the Pitney Bowes Severance Pay Plan, Ms. Mayes would receive a minimum of 4 weeks of base salary if she were terminated involuntarily and not for cause.

(4)	Includes three years of salary and three years of annual incentive. Salary used is the base rate as of December 31, 2006 and average annual incentive used is the incentive earned for service in 2003, 2004, and 2005.

(5)	Annual incentive is prorated for time worked during the year of termination and is shown with actual amount earned for 2006. This amount was paid in February 2007 under the normal distribution of annual incentives.

(6)	Units for 2004-2006 cycle are valued at $1.71 per unit based upon actual achievement of performance metrics for the 2004-2006 cycle. This amount was paid in February 2007 under the normal distribution of CIUs.

(7)	Units for 2005-2007 cycle and 2006-2008 cycle are estimated to be $1.57 per unit based upon the average CIU payment for the most recent three-year cycles (those ending in 2004, 2005, and 2006). Payment is prorated based upon time worked through the end of each cycle period, however, payment is not made until the end of the performance period.

(8)	Units for 2005-2007 cycle are valued at $1.54 and 2006-2008 cycle are valued at $1.23 per unit based on actual performance metrics realized as of December 31, 2006. Payment is prorated based upon time worked through the end of each cycle period and is paid upon termination following a change of control.

(9)	Value calculated is the gain based on $46.19 per share, the closing market price of a share of common stock on December 29, 2006, net of exercise prices.

(10)	Amount shown is the increase in lump-sum actuarial equivalent of the pension age and service credits for the associated severance period.

(11)	Amount shown is the present value of the company’s cost to continue medical and other health & welfare plans for three years plus the company’s cost for outplacement services.

(12)	Amount shown is the gross-up value for excise tax due on parachute payments and their gross-up payments.

POST-TERMINATION PAYMENTS
PATRICK J. KEDDY(1)

	Involuntary Not for		Change of Control with		Death or Disability
	Cause Termination ($)(2)		Termination (CIC) ($)		($)
Severance	450,958 - 1,431,130	(3)	2,114,164	(4)	0

Annual Incentive	341,584	(5)	401,353		341,584	(5)

CIUs

2004-2006 cycle(6)	0 - 256,500		256,500		256,500

2005-2007 cycle	0 - 200,611(7)		196,778	(8)	200,611	(7)

2006-2008 cycle	0		92,250	(8)	117,750	(7)

Stock Options
Accelerated(9)	0 - 40,735		153,394		153,394

Restricted Stock
Accelerated	0		300,235		300,235

Change of Control
Pension Benefit(10)	0		298,023		0

Medical & other
benefits(11)	0		66,508		0

Financial Counseling	0 - 21,000		0		0

Tax gross-up(12)	0		0		0

(1)	All data is shown assuming termination on December 31, 2006. Mr. Keddy is employed in the United Kingdom and has a service agreement which entitles him to certain benefits. Mr. Keddy is paid in U.K. pounds sterling. To provide comparability, we have converted his salary and amounts other than the annual incentive to U.S. dollars using the conversion rate of $1.825 to £1.00 (which is the average of the monthly average conversion rates for 2006). Mr. Keddy’s annual incentive, was converted using the actual conversion rate on the first trading day following approval by the Executive Compensation Committee of the final bonus pool (February 12, 2007), which was $1.947 to £1.00.

(2)	Ranges represent variance between Mr. Keddy’s basic severance plan outlined in his service agreement and the enhanced severance payment as explained in the section entitled “Explanation of Benefits Payable Upon Various Termination Events” on page 59.

(3)	Under the terms of Mr. Keddy’s service agreement, he would receive a minimum of one year of base salary if he were terminated involuntarily and not for cause.

(4)	Includes three years of salary and three years of annual incentive. Salary used is the base rate as of December 31, 2006 and average annual incentive used is the incentive earned for service in 2003, 2004, and 2005.

(5)	Annual incentive is prorated for time worked during the year of termination and is shown with actual amount earned for 2006. This amount was paid in February 2007 under the normal distribution of annual incentives.

(6)	Units for 2004-2006 cycle are valued at $1.71 per unit based upon actual achievement of performance metrics for the 2004-2006 cycle. This amount was paid in February 2007 under the normal distribution of CIUs.

(7)	Units for 2005-2007 cycle and 2006-2008 cycle are estimated to be $1.57 per unit based upon the average CIU payment for the most recent three-year cycles (those ending in 2004, 2005, and 2006). Payment is prorated based upon time worked through the end of each cycle period, however, payment is not made until the end of the performance period.

(8)	Units for 2005-2007 cycle are valued at $1.54 and 2006-2008 cycle are valued at $1.23 per unit based on actual performance metrics realized as of December 31, 2006. Payment is prorated based upon time worked through the end of each cycle period and is paid upon termination following a change of control.

(9)	Value calculated is the gain based on $46.19 per share, the closing market price of a share of common stock on December 29, 2006, net of exercise prices.

(10)	Amount shown is the increase in lump-sum actuarial equivalent of the pension age and service credits for the associated severance period.

(11)	Amount shown is the present value of the company's cost to continue medical and other health & welfare plans for three years plus the company's cost for outplacement services.

(12)	Mr. Keddy is not subject to a tax gross-up as he is a U.K. employee.

Explanation of Benefits Payable Upon Various Termination Events

Change in Responsibilities

The company has not entered into employment agreements with its named executive officers other than one with Mr. Keddy, and therefore, these officers are “at will” employees of the company. In the event that a change in the responsibilities of Messrs. Critelli, Nolop, and Martin, or Ms. Mayes were determined to be a constructive termination, or the equivalent of materially changing the executive’s position, these executive officers would receive the separation benefits set forth under the column titled Involuntary/Not for Cause Termination in each Executive’s Post–Termination Payments table. Should Mr. Keddy’s responsibilities be diminished from those outlined in his employment agreement, he would be entitled to a minimum of 12 months pay. The details of Mr. Keddy’s separation benefits are set forth under the column entitled Involuntary/Not for Cause Termination in the Post-Termination Payment table for Mr. Keddy.

Resignation

A voluntary termination would not provide any compensation, benefits or special treatment of equity plans for any of the named executive officers.

Early Retirement

The U.S. Pitney Bowes Pension Plan allows for early retirement at age 55 with at least ten years of service. Messrs. Critelli and Martin are currently eligible for early retirement. Early retirement entitles executive officers to the following upon termination:

  A prorated annual incentive award.

  Prorated CIU payments at the end of each three-year cycle.

  Stock option awards that have been outstanding for at least one year will fully vest and remain exercisable for the duration of the term.

  The board of directors has the discretion to accelerate vesting of restricted stock that would otherwise be forfeited.

Normal Retirement

None of the named executive officers are eligible for normal retirement at this time.

Involuntary/Not for Cause Termination

The company maintains a severance pay plan that provides for the payment of severance to full-time employees based in the United States whose employment is terminated under certain business circumstances (other than a Change of Control).

The Pitney Bowes severance pay plan provides a continuation of compensation upon involuntary termination as summarized below. In addition, in order to obtain an appropriate waiver and release from the employee, the company may offer enhanced severance payments. In addition to the severance payments to which they are entitled, Messrs. Critelli and Martin are eligible for early retirement benefits that are, in general, more favorable than those offered upon involuntary termination.

Basic Severance

  The basic severance benefit is one week of salary per year of service.

Enhanced Severance

The enhanced severance payment entitles executive officers to the following upon termination:

  Severance pay is based on an employee’s years of service and level within the company up to a maximum of two years of pay, including any basic severance. Each of the named executive officers would be eligible for two years of pay, which includes base salary plus target annual incentive.

  A prorated annual incentive award.

  Prorated CIU payments at the end of each three-year cycle.

  Any stock options outstanding for one year at the date of termination will continue to vest up to 24 months following termination and options will expire at the end of this period.

  The board of directors has the discretion to accelerate vesting of restricted stock that would otherwise be forfeited.

  Financial Counseling will continue for up to 12 months.

Termination for Cause or Gross Misconduct

  Termination for cause or gross misconduct would not provide any additional compensation, benefits or special treatment of equity plans to any of the named executive officers.

Death

The executive officer’s beneficiary would be entitled to the following upon the executive’s death:

  A prorated annual incentive award.

  Prorated CIU payments at the end of each three-year cycle.

  All stock options will vest upon death. The executive officer’s beneficiary can exercise options during the remaining term of the grant.

  Restrictions on outstanding shares of restricted stock will be removed.

Disability

Disability entitles executive officers to the following upon termination:

  A prorated annual incentive award.

  Prorated CIU payments at the end of each three-year cycle.

  All stock options will vest upon disability. Options can be exercised during the remaining term of the grant.

  Restrictions on outstanding shares of restricted stock will be removed.

Change of Control with Termination

Change of control entitles executive officers to the following upon termination:

  For each named executive officer, a payment equal to three times the sum of the participant’s current annual salary and the participant’s average annual incentive award in the preceding three years is payable.

  A prorated annual incentive award based on the average of the executive’s performance rating and the average company’s performance rating during the three-year period prior to the change of control.

  Prorated CIU payments based on actual performance metrics realized for each outstanding three-year CIU cycle prior to the change of control.

  All stock options will vest upon termination and options can be exercised during the remaining term of the options.

  Restrictions on shares of outstanding restricted stock will be removed.

  Only age and service credits, not earnings, are included in the pension calculation for the associated severance period.

  Health and welfare benefits will continue for the executive and his or her dependents for a three-year period.

  The company will provide outplacement services.

  A tax gross-up covering all additional taxes due (e.g., excise, income, employment taxes) will be provided to U.S. employees if an excise tax is due on the parachute payments. However, there is a condition that allows the severance payments to be reduced if the parachute value is within 110% of the safe-harbor amount, and therefore no tax gross-up would then be payable.

Additional Information

Solicitation of Proxies

In addition to the use of the mail, proxies may be solicited by the directors, officers, and employees of the company without additional compensation by personal interview, by telephone, or by electronic transmission. Arrangements may also be made with brokerage firms and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of Pitney Bowes common stock and $2.12 convertible preference stock held of record, and the company will reimburse such brokers, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred. The company has retained Georgeson Inc. to aid in the solicitation of proxies.

The anticipated fee of such firm is $8,500 plus out-of-pocket costs and expenses. The cost of solicitation will be borne entirely by Pitney Bowes.

Other Matters

Management knows of no other matters which may be presented for consideration at the meeting. However, if any other matters properly come before the meeting, it is the intention of the individuals named in the enclosed proxy to vote in accordance with their judgment.

By order of the board of directors.

Amy C. Corn
Corporate Secretary

ANNEX I - PITNEY BOWES INC. 2007 STOCK PLAN

Section 1. Purpose.

The purposes of the Pitney Bowes Inc. Stock Plan, effective as of May 1, 2007, (the “Plan”) are (1) to make available to key employees, certain compensatory arrangements related to the growth in value of the common stock of the Company so as to generate an increased incentive to contribute to the Company’s future financial success and prosperity, (2) to enhance the ability of the Company and its Affiliates to attract and retain exceptionally qualified individuals whose efforts can affect the financial growth and profitability of the Company, and (3) to align generally the interests of key employees of the Company and its Affiliates with the interests of Pitney Bowes shareholders.

Section 2. Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

(a)	“Affiliate” shall mean (i) any entity that, directly or through one or more intermediaries, is controlled by the Company or (ii) any entity in which the Company has a significant equity interest, as determined by the Committee. Aggregation rules set forth in Code Sections 409A and 414(b) and (c) will be used in determining Affiliate status, except that a 50% test, instead of an 80% test, shall be used to determine controlled group status, to the extent not inconsistent with rules of Code Section 409A.

(b)	“Award” shall mean any Option, Restricted Stock, Restricted Stock Unit, Dividend Equivalent, Stock Appreciation Right, Other Stock-Based Award, Performance Award or Substitute Award, granted under the Plan.

(c)	“Award Agreement” shall mean any written agreement, contract, or other instrument or document (including electronic communication) specifying the terms and conditions of an Award granted under the Plan, as may from time to time be approved by the Company, to evidence an Award granted under the Plan.

(d)	“Board of Directors” shall mean the Board of Directors of the Company as it may be composed from time to time.

(e)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor code thereto.

(f)	“Committee” shall mean the committee designated by the Board of Directors to administer the Plan pursuant to Section 3. The Board of Directors and the Committee shall each have the authority to delegate its duties under the Plan to the fullest extent permitted by Delaware law.

(g)	“Company” shall mean Pitney Bowes Inc., or any successor thereto.

(h)	“Covered Award” means an Award, other than an Option, Stock Appreciation Right or other Award with an exercise price per Share not less than the Fair Market Value of a Share on the date of grant of such Award, to a Covered Employee, if it is designated as such by the Committee at the time it is granted. Covered Awards are subject to the provisions of Section 14 of this Plan.

(i)	“Covered Employee” means any Participant who is, or who the Committee has determined may be at the time taxable income is realized with respect to an Award, a “covered employee” within the meaning of Section 162(m).

(j)	“Disability” shall have the meaning established by the Committee or, in the absence of Committee determination, shall mean a Participant who is “disabled” for two years under the provisions and procedures of the Pitney Bowes Long Term Disability (LTD) Plan, irrespective of whether the Participant is eligible to receive benefits under the LTD Plan, or a Participant entitled to receive benefits for two years under state worker’s compensation laws.

(k)	“Dividend Equivalent” shall mean any right granted under Section 6(c) of the Plan.

(l)	“Dividend Equivalent Shares” shall be Shares issued pursuant to the deemed reinvestment of dividends under Restricted Stock, Restricted Stock Units or other Awards, provided that such Shares shall be subject to the same vesting, risk of forfeiture, deferral or other conditions or restrictions as apply to the Restricted Stock, Restricted Stock Units or other Awards as to which they accrue, and to such further conditions or restrictions as the Committee may determine.

(m)	“Employee” shall mean any employee of the Company or of any Affiliate.

(n)	“Fair Market Value” shall mean, with respect to any property (including, without limitation, any Shares or other securities), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. The Fair Market Value of a Share of Company common stock on the date of grant shall be the closing price of a Share of the Company’s common

i-1

stock on the date of grant as reported in the New York Stock Exchange Composite Transactions Table published in the Wall Street Journal. If the New York Stock Exchange (NYSE) is closed on the date of grant, then Fair Market Value shall be the closing price on the first trading day of the NYSE immediately following the grant date.

(o)	“Incentive Stock Option” or “ISO” shall mean an option granted under Section 6(a) of the Plan that is intended to meet the requirements of Section 422 of the Code, or any successor provision thereto.

(p)	“Non-Qualified Stock Option” shall mean an option granted under Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.

(q)	“Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

(r)	“Other Stock-Based Award” shall mean any Award granted under Section 6(d) of the Plan.

(s)	“Participant” shall mean an Employee who is granted an Award under the Plan.

(t)	“Performance Award” shall mean any Award granted hereunder that complies with Section 6(e)(ii) of the Plan.

(u)	“Performance Goals” means any Qualifying Performance Criteria or such other performance goals based on such corporate (including any subsidiary, division, department or unit), individual or other performance measure as the Committee may from time to time establish.

(v)	“Person” shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, or government or political subdivision thereof.

(w)	“Prior Plan” shall mean the Pitney Bowes Stock Plan, as amended and restated as of January 1, 2002.

(x)	“Qualifying Performance Criteria” means one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, subsidiary, division or department, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous year’s results or to a designated comparison group, in each case established by the Committee: operating income, revenues, organic revenue growth, net income, return on operating assets, gross profit, operating profit, earnings before interest and taxes (EBIT), earnings before interest, taxes, depreciation and amortization (EBITDA), return on investment, economic value added, earnings per share, return on stockholder equity, total stockholder return, total earnings, income from continuing operations, growth of book or market value of capital stock, stock price, free cash flow, adjusted free cash flow, or achievement of cost control. Performance Goals shall be set by the Committee within the time period prescribed by Section 162(m).

(y)	“Released Securities” shall mean Shares issued or issuable under any Restricted Stock, Restricted Stock Unit or other Award as to which all conditions for the vesting and issuance of such Shares have expired, lapsed, or been waived.

(z)	“Restricted Stock” shall mean any Share granted under Section 6(b) of the Plan.

(aa)	“Restricted Stock Unit” or “RSU” shall mean any right granted under Section 6(b) of the Plan that is denominated in Shares.

(bb)	“Retirement” shall mean a Participant who has terminated employment on or after attainment of age 55 with at least 10 years of service with the Company or Affiliate as determined under the Pitney Bowes Pension Plan. In certain jurisdictions outside the United States, as noted in the Award Agreement, “Retirement” shall mean eligibility to retire under the local pension plan or state retirement program with at least 10 years of service with the Company or Affiliate.

(cc)	“Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934 as amended, or any successor rule and the regulation thereto.

(dd)	“Section 162(m)” means Section 162(m) of the Code or any successor thereto, and the Treasury Regulations thereunder.

(ee)	“Share” or “Shares” shall mean share(s) of the common stock of the Company, $1 par value, and such other securities or property as may become the subject of Awards pursuant to the adjustment provisions of Section 4(c).

(ff)	“Stock Appreciation Rights” or “SARs” shall mean a right granted under Section 6(a) of the Plan that entitles the Participant to receive, in cash or Shares or a combination thereof, as determined by the Committee, value equal to or otherwise based on the excess of (A) the Fair Market Value of a specified number of Shares at the time of exercise over (B) the exercise price of the right, as established pursuant to Section 6(a)(i).

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(gg)	“Substitute Award” shall mean an Award granted in assumption of, or in substitution for, an outstanding Award previously granted by a company acquired by the Company or with which the Company combines.

Section 3. Administration.

(a)	The Plan shall be administered by the Committee. Any power of the Committee may also be exercised by the Board of Directors, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934, as amended or cause an Award designated as a Covered Award not to qualify for treatment as performance-based compensation under Section 162(m). To the extent that any permitted action taken by the Board of Directors conflicts with action taken by the Committee, the Board of Directors’ action shall control. Subject to the terms of the Plan and applicable law, the Committee shall have full power and authority to:

	(i)	designate Participants;

	(ii)	determine the type or types of Awards to be granted to each Participant under the Plan;

	(iii)	determine the number of Shares to be covered by (or with respect to which payments, rights, or other matters are to be calculated in connection with) Awards;

	(iv)	determine the terms and conditions of any Award;

	(v)	determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards, or other property, or to what extent, and under what circumstances Awards may be canceled, forfeited, or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended;

	(vi)	determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee;

	(vii)	interpret and administer the Plan and any instrument or agreement relating to the Plan, or any Award made under the Plan, including any Award Agreement;

	(viii)	correct any defect or error, supply any omission, or reconcile any inconsistency in the administration of the Plan or in any Award Agreement in the manner and to the extent it shall deem desirable to effectuate the purposes of the Plan and the related Award;

	(ix)	establish, amend, suspend, or reconcile such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and

	(x)	make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(b)	Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan, any Award, or any Award Agreement, shall be within the sole discretion of the Committee, may be made at any time, and shall be final, conclusive, and binding upon all Persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, and any Employee.

(c)	The Committee may, from time to time, authorize one or more officers of the Company to perform any or all things that the Committee is authorized and empowered to do or perform under the Plan, and for all purposes under this Plan, such officer or officers shall be treated as the Committee; provided, however, that the resolution so authorizing such officer or officers shall specify the total number of Awards (if any) such officer or officers may award pursuant to such delegated authority and any such Award shall be subject to the form of Award Agreement theretofore approved by the Committee. No such officer shall designate himself or herself as a recipient of any Awards granted under authority delegated to such officer. In addition, the Committee may delegate any or all aspects of the day-to-day administration of the Plan to one or more officers or employees of the Company or any subsidiary, and/or to one or more agents.

Section 4. Shares Available for Awards.

(a)	Maximum Shares Available. The maximum number of Shares that may be issued to Participants pursuant to Awards under the Plan shall be fifteen million (15,000,000) Shares plus any Shares subject to outstanding Awards under the Prior Plan as of April 30, 2007 that on or after such date cease for any reason to be subject to such Awards (other than by reason of exercise or settlement of the Awards to the extent they are exercised for or settled in vested and nonforfeitable Shares) (collectively, the “Plan Maximum”), subject to adjustment as provided in Section 4(c) below. Only 7,500,000 Shares may be issued for Awards that are not Options or Stock Appreciation Rights. Pursuant to any Awards, the

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Company may in its discretion issue treasury Shares or authorized but previously unissued Shares pursuant to Awards hereunder. For the purpose of accounting for Shares available for Awards under the Plan, the following shall apply:

	(i)	Only Shares relating to Awards actually issued or granted hereunder shall be counted against the Plan Maximum. Shares corresponding to Awards that by their terms expired, or that are forfeited, canceled or surrendered to the Company without consideration paid therefor and Shares subject to Awards, that are settled in cash shall not be counted against the Plan Maximum.

	(ii)	Shares that are forfeited by a Participant after issuance, or that are reacquired by the Company after issuance without consideration paid therefor, shall be deemed to have never been issued under the Plan and accordingly shall not be counted against the Plan Maximum.

	(iii)	Substitute Awards and Dividend Equivalent Shares shall be counted against the Plan Maximum, and clauses (i) and (ii) of this Section shall not apply to such Awards.

	(iv)	Notwithstanding anything herein to the contrary, Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such Shares are: (A) Shares that were subject to an Option or a stock-settled Stock Appreciation Right and were not issued upon the net settlement or net exercise of such Option or Stock Appreciation Right, (B) Shares delivered to or withheld by the Company to pay the exercise price of an Option or the withholding taxes related to an Option or Stock Appreciation Right, or (C) Shares repurchased on the open market with the proceeds of an Option exercise.

(b)	Code Limitations. Subject to adjustment as provided in Section 4(c) below, the maximum number of Shares for which ISOs may be granted under the Plan shall not exceed the Plan Maximum as defined in Section 4(a) above, and the maximum number of Shares that may be the subject of Awards made to a single Participant in any one calendar year shall not exceed 600,000.

(c)	Adjustments to Avoid Dilution. Notwithstanding paragraphs (a) and (b) above, in the event of a stock dividend, extraordinary cash dividend, split-up or combination of Shares, merger, consolidation, reorganization, recapitalization, spin-off or other change in the corporate structure or capitalization affecting the outstanding common stock of the Company, the Committee shall make equitable adjustments to (i) the number or kind of Shares subject to the Plan Maximum that remain subject to outstanding Awards or available for issuance under the Plan, subject to the Plan Maximum as adjusted pursuant to Section 4, (ii) the number and type of Shares subject to the limitations set forth in Section 4(b), (iii) the number and type of Shares subject to outstanding Awards, and (iv) the grant, purchase, or exercise price with respect to any Award. Such adjustment may include provision for cash payment to the holder of an outstanding Award. Any adjustment to the limitations set forth in Section 4(b) shall be made in such manner as to preserve the ability to grant ISOs and Awards that qualify for deductibility under Section 162(m) and any other such adjustment may be designed to comply with applicable provisions of the Code, including without limitation Section 409A, may be designed to treat the Shares available under the Plan and subject to Awards as if they were all outstanding on the record date for such event or transaction or may be designed to increase the number of such Shares available under the Plan and subject to Awards to reflect a deemed reinvestment in Shares of the amount distributed to the Company’s security holders in connection with such event or transaction. The determination of the Committee as to the adjustments or payments, if any, to be made shall be conclusive.

Section 5. Eligibility.

Any Employee of the Company or of any Affiliate shall be eligible to be designated a Participant.

Section 6. Awards.

(a)	Options and Stock Appreciation Rights. The Committee is hereby authorized to grant Options and Stock Appreciation Rights to Participants with the following terms and conditions and with such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine:

	(i)	Exercise Price. The exercise price per Share under an Option shall be determined by the Committee; provided, however, that except in the case of Substitute Awards or tandem SARs, no Option or Stock Appreciation Right granted hereunder may have an exercise price of less than 100% of Fair Market Value of a Share on the date of grant.

	(ii)	Times and Method of Exercise. The Committee shall determine the time or times at which an Option or Stock Appreciation Right may be exercised in whole or in part; in no event, however, shall the period for exercising an Option or a Stock Appreciation Right extend more than 10 years from the date of grant. The Committee shall also determine the method or methods by which Options and/or Stock Appreciation Rights may be exercised, and the form or forms (including without limitation, cash, Shares previously acquired and Shares otherwise issuable under the Option,

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other Awards, or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price) in which payment of the exercise price of an Option may be made or deemed to have been made. The Committee may also allow cash and cashless exercise of an Option through a registered broker.

	(iii)	Incentive Stock Options. Notwithstanding anything to the contrary in this Section 6(a), in the case of the grant of an Option intending to qualify as an Incentive Stock Option: (A) if the Participant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company (a “10% Stockholder”), the exercise price of such Incentive Stock Option must be at least 110 percent of the Market Value of the Shares on the date of grant and the Option must expire within a period of not more than five (5) years from the date of grant, and (B) “termination of employment” will occur when the person to whom an Award was granted ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company and its subsidiaries. Notwithstanding anything in this Section 6(a) to the contrary, Options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Non-Qualified Stock Options) to the extent that either (1) the aggregate Fair Market Value of Shares (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (2) such Options otherwise remain exercisable but are not exercised within three (3) months of termination of employment (or such other period of time provided in Section 422 of the Code).

	(iv)	Stock Appreciation Rights (SARs). Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of other Awards granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”) and may, but need not, relate to a specific Option granted under this Section 6(a). Any Stock Appreciation Right granted in tandem with an Award may be granted at the same time such Award is granted or at any time thereafter before exercise or expiration of such Award. All freestanding SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in this Section 6(a) and all tandem SARs shall have the same exercise price, vesting, exercisability, forfeiture and termination provisions as the Award to which they relate. Stock Appreciation Rights may be settled in cash or stock at the discretion of the Committee.

(b)	Restricted Stock and Restricted Stock Units. Subject to Section 4 hereof, the Committee is authorized to grant Awards of Restricted Stock and/or Restricted Stock Units to Participants with the following terms and conditions:

	(i)	Restrictions. Restricted Stock and Restricted Stock Units may be granted at any time and from time to time prior to the termination of the Plan to Participants selected by the Committee. Restricted Stock is an Award or issuance of Shares of common stock the grant, issuance, retention, vesting and/or transferability of which is subject to such conditions (including, without limitation, continued employment over a specified period or the attainment of specified performance criteria (including, but not limited to, one or more Qualifying Performance Criteria in accordance with Section 14)), and terms as the Committee deems appropriate, which conditions may lapse separately or concurrently at such time or times, in such installments or otherwise, as the Committee may deem appropriate. Restricted Stock Units are Awards denominated in units of common stock under which the issuance of Shares of common stock is subject to such conditions (including, without limitation, continued employment over a specified period or the attainment of specified performance criteria (including, but not limited to, one or more Qualifying Performance Criteria in accordance with Section 14)) and terms as the Committee deems appropriate. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement. Notwithstanding the foregoing, (A) any Awards of Restricted Stock or Restricted Stock Units as to which the sole restriction relates to the passage of time and continued employment must have a restriction period of not less than three years, except that such Award may allow pro-rata vesting during the restriction period and (B) any Award not described in Clause (A) must provide for the lapse of restrictions based on performance criteria and level of achievement versus such criteria over a performance period of not less than one year, except, in the case of both (A) and (B) the Committee may provide for the satisfaction and/or lapse of all restrictions under any such Award in the event of the Participant’s death, Disability or Retirement or a Change of Control. A Restricted Stock Unit may be settled in cash or Shares as the Committee may determine from time to time.

(c)	Dividend Equivalents. The Committee may (either alone or as a component of any other Award granted under the Plan) grant to Participants Dividend Equivalents under which the holders thereof shall be entitled to receive payments equivalent to dividends with respect to a number of Shares determined by the

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Committee, and the Committee may provide that such amounts shall be deemed to have been reinvested in Dividend Equivalent Shares or otherwise reinvested.

(d)	Other Stock-Based Awards. The Committee is hereby authorized to grant to Participants such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares (including without limitation securities convertible into Shares), as are deemed by the Committee to be consistent with the purposes of the Plan.

	(i)	If applicable, Shares or other securities delivered pursuant to a purchase right granted under this Section 6(d) shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms, including without limitation cash, Shares, other securities, other Awards or other property, or any combination thereof, as the Committee shall determine.

	(ii)	In granting any Other Stock-Based Award pursuant to this Section 6(d) the Committee shall also determine what effect the termination of employment of the Participant holding such Award shall have on the rights of the Participant pursuant to the Award.

(e)	General. The following general provisions shall apply to all Awards granted hereunder, subject to the terms of the Plan or any Award Agreement.

	(i)	Award Agreements. Each Award granted under this Plan shall be evidenced by an Award Agreement which shall specify the relevant material terms and conditions of the Award and which shall be signed by the Participant receiving such Award (including, if the Committee so permits or requires, through an electronic signature), if so indicated by the Award. The Plan shall govern over any discrepancies between the Plan and the Award Agreement.

	(ii)	Performance Awards. Subject to the other terms of this Plan, the grant, retention, issuance, payment, release, vesting or exercisability of any Award, in whole or in part, may be conditioned upon the achievement of such performance criteria during such performance periods as are specified by the Committee, which performance criteria may include Qualifying Performance Criteria or other standards of financial performance and/or personal performance.

		(A)	Terms. The Committee shall establish the terms and conditions of any Performance Award including the performance criteria to be achieved during any performance period, the length of any performance period, any event the occurrence of which will entitle the holder to be deemed to have satisfied the applicable performance criteria, and the amount of any Performance Award granted.

		(B)	Fulfillment of Conditions and Payment. The Committee shall determine in a timely manner whether all or part of the conditions to payment of a Performance Award have been fulfilled and, if so, the amount, if any, of the payment to which the Participant is entitled.

	(iii)	Limits on Transfer of Awards. Unless determined otherwise by the Committee, no unexercised Stock Option or SAR and no unvested or unearned Restricted Stock, Restricted Stock Unit or Other Stock-Based Award, and no right under any such Award shall be assignable, alienable, pledgeable, attachable, encumberable, saleable, or transferable by a Participant other than by will or by the laws of descent and distribution (or, in the case of Awards that are forfeited or canceled, to the Company); and any purported assignment, sale or transfer thereof shall be void and unenforceable against the Company or Affiliate. If the Committee so indicates in writing to a Participant, he or she may designate one or more beneficiaries who may exercise the rights of the Participant and receive any property distributable with respect to any Award upon the death of the Participant.

Each Award, and each right under any Award, shall be exercisable, during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative.

	(iv)	Gift and Estate Transfers.

		(A)	Gift. Notwithstanding Section 6(e)(iii) herein to the contrary, the Committee may permit, subject to establishment of appropriate administrative procedures, a Participant to transfer by gift an unexercised Stock option or SAR and/or an unvested or unearned Restricted Stock, Restricted Stock Unit or Other Stock-Based Award, provided that the following conditions are met:

			(1)	The donees of the gift transfer are limited to Family Members and Family Entities.

			(2)	The Option or Stock Appreciation Right is not further transferable by gift or otherwise by such Family Member or Family Entity.

			(3)	All rights appurtenant to the Option or Stock Appreciation Right, including exercise rights, are irrevocably and unconditionally assigned to the donee.

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(4) Transfers under this Section 6(e)(iv) must meet all of the requirements under applicable provisions of the Code to be considered “gift” transfers.

(5) The donor and the donee have executed such form of agreement as the Committee may require pursuant to which each agree to be subject to such terms and conditions with respect to the transferred Award as the Committee may specify.

(6) Except to the extent specified otherwise in the agreement the Committee provides for the Participant and transferee to execute, all vesting, exercisability and forfeiture provisions that are conditioned on the Participant’s continued employment or service shall continue to be determined with reference to the Participant’s employment or service (and not to the status of the transferee) after any transfer of an Award pursuant to this Section 6(e)(iv), and the responsibility to pay any taxes in connection with an Award shall remain with the Participant notwithstanding any transfer other than by will or intestate succession.

For purposes of the Plan, the following definitions shall apply:

(i) Family Member means the Participant’s natural or adopted child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, nephew, niece and any person sharing the Participant’s household (other than a tenant or employee); and

(ii) Family Entity means any trust in which the Participant has more than a 50% beneficial interest and any entity in which the Participant and/or a Family Member owns more than 50% of the voting interests.

(B) Estate. In the case of death, Awards made hereunder may be transferred to the executor or personal representative of the Participant’s estate or the Participant’s heirs by will or the laws of descent and distribution.

(v)	No Cash Consideration for Awards. Awards may be granted for no cash consideration, or for such minimal cash consideration as the Committee may specify, or as may be required by applicable law.

(vi)	Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or, subject to Section 8(a), in substitution for any other Award or any award granted under any other plan of the Company or any Affiliate.

Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards. Performance Awards and Awards which are not Performance Awards may be granted to the same Participant.

(vii)	Forms of Payment Under Awards. Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise, or payment of an Award may be made in such form or forms as the Committee shall determine, including, without limitation, cash, Shares, other securities, other Awards, or other property, or any combination thereof, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents in respect of installment or deferred payments. Notwithstanding the foregoing, unless the Committee expressly provides otherwise, with specific reference to this provision, the payment terms for any Award shall be implemented in a manner consistent with the requirements of Section 409A of the Code, to the extent applicable.

(viii)	Term of Awards. Except as provided in Sections 6(a)(ii) or 7(b), the term of each Award shall be for such period as may be determined by the Committee.

(ix)	Share Certificates. All certificates for Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed, and any applicable Federal or state securities laws, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. Unrestricted certificates representing Shares, evidenced in such manner as the Committee shall deem appropriate, which may include recording Shares on the stock records of the Company or by crediting Shares in an account established on the Participant’s behalf with a brokerage firm or other custodian, in each case as determined by

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the Company, shall be delivered to the holder of Restricted Stock, Restricted Stock Units or any other relevant Award after such restricted Shares shall become Released Securities, subject to any delay in order to provide the Company such time as it determined appropriate to address tax withholding and other administrative matters.

Section 7. Vesting and Exercising.

(a)	Generally. Subject to the terms of the Plan, the Award Agreement shall designate the terms under which the Award vests and/or is exercisable according to terms and conditions authorized by the Committee.

For purposes of the Plan, any reference to the “vesting” of an Option shall mean any events or conditions which, if satisfied, entitle a Participant to exercise an Option or a SAR with respect to all or a portion of the Shares covered by the Option or a SAR. Vesting of a Restricted Stock Award or a Restricted Stock Unit shall mean any events or conditions which, if satisfied, entitle the Participant to the underlying stock certificate without restrictions (or cash as the case may be). Notwithstanding anything to the contrary herein, the Company reserves the right to make Awards representing up to 5% of the total Shares issued under the Plan that are fully vested upon the making of the Award. Moreover the Committee may in its sole discretion accelerate vesting of an Award made hereunder on account of a Termination with Conditions Imposed as described under Section 7(b)(iii) or following a Change of Control as discussed in Section 9 herein. Except as otherwise permitted by Section 409A of the Code, an Award constituting nonqualified deferred compensation subject to the provisions of Section 409A of the Code shall not be accelerated.

(b)	Termination of Employment. Unless the Committee specifies otherwise, either at the time of grant or thereafter, the following rules govern Awards upon a Participant’s termination of employment:

	(i)	Death, Disability and Retirement. The Committee may in its discretion provide for an additional exercise period beyond the Participant’s death, Disability or Retirement (but in any case, not longer than the original term of the Award) and may establish such vesting requirement relating to the Participant’s death, Disability or Retirement as the Committee in its discretion may determine.

		(A)	Options and SARs. In the event that a Participant terminates employment on account of death, Disability or Retirement, Options and SARs granted hereunder shall be exercisable only as specified below:

			(1)	Options and SARs Granted On or After January 1, 2002 through April 30, 2007. On or after January 1, 2002 through April 30, 2007, at the time of making the Award, the Committee may in its discretion provide for an additional exercise period beyond the Participant’s death, Disability or Retirement (but in any case not longer than the original term of the Award) and may establish such vesting requirements relating to the Participant’s death, Disability, and Retirement as the Committee in its discretion may determine. Any additional exercise period beyond the Participant’s death, Disability or Retirement (as contemplated by this paragraph) shall be set forth in the Participant’s Award Agreement.

			(2)	Options Granted On or After October 1, 2000 through December 31, 2001. On or after October 1, 2000 through December 31, 2001, the Committee may in its discretion grant Options with such terms and conditions as it may determine pursuant to the Plan; provided, however, that such terms and conditions are not required to be consistent with Section 7(b)(i)(A) as in effect prior to October 1, 2000 or Section 7(b)(iv).

			(3)	Options Granted On or After January 1, 1999 through September 30, 2000. If a Participant dies, becomes disabled or retires, any outstanding Option granted to such a Participant on or after January 1, 1999 through September 30, 2000, whether or not full or partial vesting has occurred with respect to such Option at the time of the death, Disability or Retirement, shall be exercisable during the ten (10) year period beginning on the date of grant (or during such shorter period if the original term is less than ten (10) years) even though death, Disability or Retirement occurs prior to the last day of such option term. Any vesting requirements under the Option shall be deemed to be satisfied as of the date of death, Disability, or Retirement.

			(4)	Options Granted Prior to January 1, 1999. If a Participant dies, becomes disabled or retires, any outstanding Option granted to such Participant prior to January 1, 1999, whether or not full or partial vesting has occurred with respect to such Option at the time of death, Disability or Retirement, shall be exercisable for four (4) years (or during such shorter period if the remaining term of the Option is less than four (4) years) following the death, Disability, or Retirement unless the Committee has, in its sole discretion, established a special exercise period following the occurrence of such events. Any vesting requirements under the Option shall remain in effect during the exercise period following the Participant’s death, Disability, or Retirement.

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	(B)	Restricted Stock and RSUs. The Award Agreement shall set forth vesting provisions applicable to Restricted Stock and RSU Awards upon the Participant’s death, Disability or Retirement. The Committee may waive in whole or in part any or all remaining restrictions with respect to Restricted Stock or Restricted Stock Units and vest the Awards upon the Participant’s death, Disability or Retirement.

	(C)	Dividend Equivalents and Other Awards. In the event the Participant’s employment terminates because of death, Disability or Retirement, the Committee may determine that the Participant’s rights to Dividend Equivalents and Other Stock-Based Awards terminate at a later date. The Committee, in its sole discretion at the time of making such Awards, may set forth special vesting rules with respect to Dividend Equivalents and Other Stock-Based Awards on account of the death, Disability or Retirement of a Participant.

(ii)	Sale of Business, Spin off Transactions. In the case of a sale of business or a spin off transaction the Committee shall determine the treatment of all outstanding Awards, including without limitation, determining the vesting terms, conversion of Shares and continued exercisability. Unless otherwise provided for by the Committee, in the event the “business unit” (defined as a division, subsidiary, unit or other delineation that the Committee in its sole discretion may determine) for which the Participant performs substantially all of his or her services is spun off by the Company or an Affiliate in a transaction that qualifies as a tax-free distribution of stock under Section 355 of the Code, or is assigned, sold, outsourced or otherwise transferred, including an asset, stock or joint venture transaction, to an unrelated third party, such that after such transaction the Company owns or controls directly or indirectly less than 51% of the business unit, the affected Participant shall become: 100% vested in all outstanding Awards as of the date of the closing of such transaction, whether or not fully or partially vested, and such Participant shall be entitled to exercise such Options and Stock Appreciation Rights during the three (3) months following the closing of such transaction, unless the Committee has established an additional exercise period (but in any case not longer than the original option term). All Options and Stock Appreciation Rights which are unexercised at the end of such three (3) months or such additional exercise period shall be automatically forfeited.

(iii)	Terminations with Conditions Imposed. Notwithstanding the foregoing provisions describing the additional exercise and vesting periods for Awards upon termination of employment, the Committee may, in its sole discretion, condition the right of a Participant to vest or exercise any portion of a partially vested or exercisable Award for which the Committee has established at the time of making the Award an additional vesting or exercise period on the Participant’s agreement to adhere to such conditions and stipulations which the Committee may impose, including, but not limited to, restrictions on the solicitation of employees or independent contractors, disclosure of confidential information, covenants not to compete, refraining from denigrating through adverse or disparaging communication, written or oral, whether or not true, the operations, business, management, products or services of the Company or its current or former employees and directors, including without limitation, the expression of personal views, opinions or judgments. The unvested Awards of any Participant for whom the Committee at the time of making the Award has given an additional vesting and exercise period subject to such conditions subsequent as set forth in this Section 7(b)(iii) shall be forfeited immediately upon a breach of such conditions.

(iv)	Termination for Other Reasons. If a Participant terminates employment for reasons other than those enumerated above, the following rules shall apply.

	(A)	Options and SARs. Any vested, unexercised portion of an Option or SAR at the time of the termination shall be forfeited in its entirety if not exercised by the Participant within three (3) months of the date of termination of employment, unless the Committee has in its sole discretion at the time of making the Award established an additional exercise period (but in any case not longer than the original option term). Any portion of such partially vested Option or SAR that is not vested at the time of termination shall be forfeited unless the Committee has in its sole discretion at the time of making the Award established that a Participant may continue to satisfy the vesting requirements beyond the date of his or her termination of employment. Any outstanding Option or SAR granted to a Participant terminating employment other than for death, Disability or Retirement, for which no vesting has occurred at the time of the termination shall be forfeited on the date of termination and the Committee shall have no discretion to extend the exercise period of such Option or SAR.

	(B)	Restricted Stock and RSUs. All unvested Restricted Stock and Restricted Stock Units, or any unvested portion thereof, still subject to restrictions shall be forfeited upon termination of employment and reacquired by the Company.

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		(C)	Dividend Equivalents and Other Stock-Based Awards. Any Dividend Equivalents or unvested portion of Other Stock-Based Awards made hereunder shall be forfeited upon termination of employment.

(c)	Forfeiture of Awards

	(i)	Notwithstanding anything to the contrary herein, if at any time (including after a notice of exercise has been delivered) the Committee, including any subcommittee or administrator authorized pursuant to Section 3(c) (any such person, an “Authorized Officer”), reasonably believes that a Participant has engaged in Gross Misconduct as defined in this Section, the Authorized Officer may suspend the Participant’s right to exercise any Stock Option or SAR or receive Shares under any other Award pending a determination of whether the Participant has engaged in Gross Misconduct. If the Committee or an Authorized Officer determines a Participant has engaged in Gross Misconduct, as defined herein, (including any Participant who may otherwise qualify for Disability or Retirement status), the Participant shall forfeit all outstanding Awards, whether vested or unvested, as of the date such Gross Misconduct occurs. In addition, the Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to recoupment upon the occurrence of Gross Misconduct. For purposes of the Plan, Gross Misconduct shall be defined to mean (1) the Participant’s conviction of a felony (or crime of similar magnitude in non-U.S. jurisdictions) in connection with the performance or nonperformance of the Participant’s duties or (2) the Participant’s willful act or failure to act in a way that results in material injury to the business or reputation of the Company or employees of the Company. “Material injury” for this purpose means substantial and not inconsequential as determined by the Committee, or its delagee. For this purpose there is no intended similarity between “Material Injury” and the accounting or securities standard of “materiality.”

	(ii)	The Committee in its sole discretion may forfeit any outstanding Award on account of a Participant’s violation of the terms of the Proprietary Interest Protection Agreement or similar agreement signed by the Participant which prohibits the Participant’s assignment of intellectual property, transmission of confidential information, competition or solicitation of employees or business.

	(iii)	If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, if the Participant knowingly or grossly negligently engaged in the misconduct, or knowingly or through gross negligence failed to prevent the misconduct, or if the Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes Oxley Act of 2002, the Participant shall reimburse the Company the amount of any payment earned or realized under an Award during the twelve (12) month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever just occurred) of the financial document embodying such financial reporting requirement.

(d)	Withholding. To the extent required by applicable Federal, state, local or foreign law, a Participant (including the Participant to whom an Award that has been transferred was originally granted) or in the case of the Participant’s death, the Participant’s estate or beneficiary, shall be required to satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise by reason of an Option or Stock Appreciation Right exercise, disposition of Shares issued under an Incentive Stock Option, the vesting of or settlement of an Award, an election pursuant to Section 83(b) of the Code or otherwise with respect to an Award. The Company and its Affiliates shall not be required to issue Shares, make any payment or to recognize the transfer or disposition of Shares until such obligations are satisfied. The Company or any Affiliate may withhold from any Award granted or any payment due or transfer made under any Award or under the Plan the amount (in cash, Shares, other securities, other Awards, or other property) of withholding Federal, state or local taxes due in respect of an Award, but no more than the minimum tax withholding required to comply with such law, its exercise, or any payment or transfer under such Award or under the Plan and to take such other action as may be necessary in the opinion of the Company or Affiliate to satisfy all obligations for the payment of such taxes.

(e)	Registration, Repricing and Reload.

	(i)	Registration. Any Restricted Stock granted under the Plan may be evidenced in such manner, as the Committee may deem appropriate, including without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Shares of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

	(ii)	No Repricing. Other than in connection with a change in the Company’s capitalization (as described in Section 4(c) of the Plan), the exercise price of an Option or Stock Appreciation Right may not be reduced without stockholder approval.

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(iii)	No Reload Grants. Options shall not be granted under the Plan in consideration for and shall not be conditioned upon the delivery of Shares to the Company in payment of the exercise price and/or tax withholding obligation under any other employee stock option.

Section 8. Amendment and Termination of Awards.

Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan, the following shall apply to all Awards.

(a)	Amendments to Awards. Subject to Section 7, the Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue, cancel or terminate, any Award heretofore granted without the consent of any relevant Participant or holder or beneficiary of an Award. No such amendment, alteration, suspension, discontinuance, cancellation or termination may be made that would be adverse to the holder of such Award may be made without such holder’s consent, provided that no such consent shall be required with respect to any amendment, alteration, suspension, discontinuance, cancellation or termination if the Committee determines in its sole discretion that such amendment, alteration, suspension, discontinuance, cancellation or termination either (i) is required or advisable in order for the Company, the Plan or the Award to satisfy or conform to any law or regulation or to meet the requirements of any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated. Subject to the foregoing, the Committee shall not waive any condition or rights under, amend any terms or alter, suspend, discontinue, cancel or terminate any Award if such action would result in the imposition on the Award of the additional tax provided for under Section 409A of the Code.

(b)	Adjustments of Awards Upon Certain Acquisitions. In the event the Company or an Affiliate shall issue Substitute Awards, the Committee may make such adjustments, not inconsistent with the terms of the Plan, in the terms of Awards as it shall deem appropriate in order to achieve reasonable comparability or other equitable relationship between the assumed Awards and the Substitute Awards granted under the Plan.

(c)	No amendment, modification or termination shall accelerate the payment date of any Award constituting nonqualified deferred compensation subject to the provisions of Section 409A of the Code, except to the extent permitted under Section 409A of the Code without the imposition of the additional tax provided for under Section 409A of the Code.

Section 9. Acceleration Upon a Change of Control.

In the event of a Change of Control (as defined in Section 9(b) below), the following shall apply:

(a)	Effect on Awards. If a Participant incurs a Termination of Employment (as defined in the Pitney Bowes Senior Executive Severance Policy (as amended from time to time)), whether or not the Participant is then covered by the Pitney Bowes Senior Executive Severance Policy (as amended from time to time) within two years after a Change of Control, or if a Participant is terminated before a Change of Control at the request of a third party who has taken steps reasonably calculated to effect a Change of Control and a Change of Control subsequently occurs, then upon the later to occur of such Termination of Employment or Change of Control (such later event, the “Triggering Event”):

	(i)	Options and SARs. All Options and SARs outstanding on the date of such Triggering Event shall become immediately and fully exercisable without regard to any vesting schedule provided for in the Option or SAR.

	(ii)	Restricted Stock and Restricted Stock Units. On the date of such Triggering Event, all restrictions applicable to any Restricted Stock or Restricted Stock Unit shall terminate and be deemed to be fully satisfied for the entire stated restricted period of any such Award, and the total number of underlying Shares shall become Released Securities.

	(iii)	Dividend Equivalents. On the date of such Triggering Event, the holder of any outstanding Dividend Equivalent shall be entitled to surrender such Award to the Company and to receive payment of an amount equal to the amount that would have been paid over the remaining term of the Dividend Equivalent, as determined by the Committee.

	(iv)	Other Stock-Based Awards. On the date of such Triggering Event, all outstanding Other Stock-Based Awards of whatever type shall become immediately vested and payable in an amount that assumes that the Awards were outstanding for the entire period stated therein, as determined by the Committee.

	(v)	Performance Awards. On the date of such Triggering Event, Performance Awards for all performance periods, including those not yet completed, shall immediately become fully vested and payable in accordance with the following:

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		(A)	The total amount of Performance Awards conditioned on nonfinancial Performance Goals shall be immediately payable (or exercisable or released, as the case may be) as if the Performance Goals had been fully achieved for the entire performance period.

		(B)	For Performance Awards conditioned on financial Performance Goals and payable in cash, the amount payable under such Award shall be the higher of (i) target performance and (ii) performance achieved through the end of the last fiscal quarter prior to the Triggering event as if satisfied for the entire performance period.

	(vi)	The Committee’s determination of amounts payable under this Section 9(a) shall be final. Except as otherwise provided in Section 9(a)(i), any amounts due under this Section 9(a) shall be paid to Participants within 30 days after such Triggering Event.

	(vii)	The provisions of this Section 9(a) shall not be applicable to any Award granted to a Participant if the Change of Control results from such Participant’s beneficial ownership (within the meaning of Rule 13d-3 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)) of Shares or other Company common stock or Company voting securities as a Participant in a transaction described in (b) below.

(b)	Change of Control Defined. Unless the Committee specifies otherwise, a “Change of Control” shall be deemed to have occurred under the terms and conditions outlined in the Pitney Bowes Senior Executive Severance Policy (as amended from time to time). However, that, as to any Award under the Plan that consists of deferred compensation subject to Section 409A, the definition of “Change of Control” shall be deemed modified to the extent necessary to comply with Section 409A.

Section 10. Amendment or Termination of the Plan.

Except to the extent limited under Section 14 herein, prohibited by applicable law or otherwise expressly provided in an Award Agreement or in the Plan, the Board of Directors may amend, alter, suspend, discontinue, or terminate the Plan, including without limitation any such action to correct any defect, supply any omission or reconcile any inconsistency in the Plan, without the consent of any stockholder, Participant, other holder or beneficiary of an Award, or Person; provided that any such amendment, alteration, suspension, discontinuation, or termination that would impair the rights of any Participant, or any other holder or beneficiary of any Award heretofore granted shall not be effective without the approval of the affected Participant(s); and provided further, that, notwithstanding any other provision of the Plan or any Award Agreement, without the approval of the stockholders of the Company no such amendment, alteration, suspension, discontinuation or termination shall be made that would:

(a)	increase the total number of Shares available for Awards under the Plan, except as provided in Section 4 hereof;

(b)	reduce the price at which Options or Stock Appreciation Rights may be granted below the price provided for in Section 6(a)(i);

(c)	reduce the exercise price of outstanding Options or Stock Appreciation Rights;

(d)	extend the term of this Plan;

(e)	change the class of persons eligible to be Participants;

(f)	otherwise amend the Plan in any manner requiring stockholder approval by law or under the New York Stock Exchange listing requirements; or

(g)	increase the individual maximum limits in Section 4.

Section 11. General Provisions

(a)	Conditions and Restrictions Upon Securities Subject to Awards. The Committee may provide that the Shares issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Committee in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Shares issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Shares already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Shares issued under an Award, including without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers and (iv) provisions requiring Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

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(b)	Compliance with Laws and Regulations. This Plan, the grant, issuance, vesting, exercise and settlement of Awards thereunder, and the obligation of the Company to sell, issue or deliver Shares under such Awards, shall be subject to all applicable foreign, Federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver any Shares prior to the completion of any registration or qualification of such shares under any foreign, Federal, state or local law or any ruling or regulation of any government body which the Committee shall determine to be necessary or advisable. To the extent the Company is unable to or the Committee deems it not appropriate or infeasible to obtain authorization from any regulatory body having jurisdiction, which authorization is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, or otherwise to satisfy the legal requirements in an applicable jurisdiction in a manner consistent with the intention of the Plan or any Award under the Plan, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. No Option or stock-settled Stock Appreciation Rights shall be exercisable and no Shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the Shares underlying such Option or Stock Appreciation Rights is effective and current or the Company has determined that such registration is unnecessary.

(c)	No Rights to Awards. No Employee, Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees, Participants, or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each Participant.

(d)	No Limit on Other Compensation Agreements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements and such arrangements may be either generally applicable or applicable only in specific cases.

(e)	No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

(f)	Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable Federal law.

(g)	Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person, or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(h)	No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(i)	No Fractional Shares. No fractional Share shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(j)	Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Section 12. Effective Date of the Plan.

The Plan was approved by the Board of Directors on February 12, 2007 and shall have an effective date of May 1, 2007, subject to approval of the Plan by the stockholders of the Company at the May 2007 stockholders’ meeting. Notwithstanding the foregoing, Plan provisions that contain an effective date other than May 1, 2007 shall be governed by such other effective date.

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Section 13. Term of the Plan.

No Award shall be granted under the Plan after December 31, 2014. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee hereunder to amend, alter, adjust, suspend, discontinue, or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board of Directors of the Company to amend the Plan, shall extend beyond such date.

Section 14. Participants Subject to Sections 162(m) and 409A.

(a)	The provisions of this Section 14 shall be applicable to all Covered Awards. Covered Awards shall be made subject to the achievement of one or more preestablished Performance Goals, in accordance with procedures to be established by the Committee from time to time. Notwithstanding any provision of the Plan to the contrary, the Committee shall not have discretion to waive or amend such Performance Goals or to increase the number of Shares subject to Covered Awards or the amount payable pursuant to Covered Awards after the Performance Goals have been established; provided, however, that the Committee may, in its sole discretion, reduce the number of Shares subject to Covered Awards or the amount which would otherwise be payable pursuant to Covered Awards; and provided, further, that the provisions of Section 8 shall override any contrary provision of this Section 14.

(b)	No Shares shall be delivered and no payment shall be made pursuant to a Covered Award unless and until the Committee shall have certified in writing that the applicable Performance Goals have been attained.

(c)	To the extent consistent with Section 162(m), the Committee (A) shall appropriately adjust any evaluation of performance under a Performance Goal to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment or a business or related to a change in accounting principle all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board (APB Opinion No. 30) or other applicable or successor accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements, including the notes thereto, and (B) may appropriately adjust any evaluation of performance under a Performance Goal to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) accruals of any amounts for payment under this Plan or any other compensation arrangement maintained by the Company.

(d)	Section 409A Compliance. Awards under the Plan are intended to comply with Section 409A of the Code and all Awards shall be interpreted in accordance with such section and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the effective date of the Plan. Notwithstanding any provision of the Plan or any Award Agreement to the contrary, in the event that the Committee determines that any Award may or does not comply with Section 409A of the Code, the Company may adopt such amendments to the Plan and the affected Award (without Participant consent) or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (i) exempt any Award from the application of Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to such Award, or (ii) comply with the requirements of Section 409A of the Code. The Committee may from time to time establish procedures pursuant to which Covered Employees will be permitted or required to defer receipt of amounts payable under Awards made under the Plan; provided, however, that any such deferral shall be implemented in a manner consistent with the requirements of Section 409A of the Code, to the extent applicable.

(e)	Notwithstanding any other provision of the Plan, for all purposes involving Covered Awards, the Committee shall consist of at least two members of the Board of Directors, each of whom is an “outside director” within the meaning of Section 162(m).

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ANNEX II - PROPOSED BY-LAW AMENDMENT

Article I, Section 7:

Quorum and Voting. At any meeting of stockholders, the holders of a majority of the shares entitled to vote thereat shall constitute a quorum for the transaction of any business. ~~Directors shall be elected by a plurality of the the votes cast~~. At each meeting of the stockholders for the election of directors at which a quorum is present, each director shall be elected by a majority of the votes cast; provided that (i) if, as of the record date for such meeting, the number of nominees exceeds the number of directors to be elected, the nominees receiving the greatest number of votes of the stockholders entitled to vote thereon, present in person or by proxy, shall be the directors for the term as set forth in the Restated Certificate of Incorporation (even if less than a majority), and (ii) no more than the authorized number of directors to be elected as fixed by the Board of Directors shall be elected. For purposes of this Section, a majority of the votes cast means that the number of votes cast “for” a director must exceed the number of votes cast “against” the director. If a director is not elected, the director shall tender his or her resignation to the Board. The Governance Committee of the Board (the “Governance Committee”) will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Governance Committee’s recommendation and publicly disclose its decision within 90 days from the date of the certification of the election results. If, for any cause, the Board of Directors shall not have been elected at an annual meeting, they may be elected thereafter at a special meeting of the stockholders called for that purpose in the manner provided in these By-laws. Each other question properly presented to any meeting of stockholders shall be decided by a majority of the votes cast on the question entitled to vote thereon, except as otherwise required by law or the Restated Certificate of Incorporation. Elections of directors shall be by ballot but the vote upon any other question need be by ballot only if so ordered by the person presiding at the meeting, or by a vote of a majority of the stockholders, present in person or by proxy, entitled to vote on the question. In the event of lack of a quorum, the chairman of the meeting or majority in interest of the stockholders present in person or by proxy may adjourn the meeting form time to time until a quorum shall be obtained.

Treasury shares as of the record date shall not be shares entitled to vote or to be counted in determining the total number of outstanding shares.

Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant a resolution approved by a majority of the entire Board of Directors.

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DIRECTIONS:

Northbound on I-95
Please take Exit 7 (Greenwich Avenue) and proceed through the first intersection to next traffic light, where you should turn right onto Washington Boulevard. Continue through three traffic lights until you come to a stop sign. Turn left onto South Pacific Street and take immediate right onto Dyke Lane. At the end of Dyke Lane, turn left onto Elmcroft Road. Please park where indicated.

Southbound on I-95
Please take Exit 7 (Atlantic Street) and stay in the middle lane. At the fourth traffic light, turn left onto Washington Boulevard. Continue through three traffic lights until you come to a stop sign. Turn left onto South Pacific Street and take immediate right onto Dyke Lane. At the end of Dyke Lane, turn left onto Elmcroft Road. Please park where indicated.

From the Merritt Parkway
Please take Exit 34 (Long Ridge Road). Turn south onto Long Ridge Road. Follow Long Ridge Road for approximately 2 miles to Cold Spring Road and turn right onto Cold Spring Road. Bear left onto Washington Boulevard and follow to the end (approximately 2 miles under railroad and I-95). At stop sign make a left turn onto South Pacific Street and take an immediate right onto Dyke Lane. At the end of Dyke Lane, turn left onto Elmcroft Road. Please park where indicated.

This Proxy Statement is printed entirely on recycled and recyclable paper.

Annual Meeting Admission Ticket

Electronic Voting Instructions
You can vote by Internet or telephone.
Available 24 hours a day, 7 days a week.
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by
1:00 a.m., Eastern Time, on May 14, 2007.

Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.

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Using a black ink pen, mark your votes with an X as shown in	X
this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

\/ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. \/

+
This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of directors and FOR Items 2 – 4.
A Election of Directors — The board of directors recommends a vote FOR the listed nominees.
1. Nominees:	For	Withhold		For	Withhold		For	Withhold		For	Withhold
01 - Linda G. Alvarado	☐	☐	02 - Ernie Green	☐	☐	03 - John S. McFarlane	☐	☐	04 - Eduardo R. Menascé	☐	☐
B Items — The board of directors recommends a vote FOR the following items.
				For	Against	Abstain					For	Against	Abstain
2. Ratification of PricewaterhouseCoopers LLP as independent				☐	☐	☐	4. Approval of amendment to By-laws of Pitney Bowes Inc. to				☐	☐	☐
registered public accounting firm for 2007.						require majority vote to elect directors in an uncontested election.

3. Approval of the Pitney Bowes Inc. 2007 Stock Plan.				☐	☐	☐

C Other Issues
Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance	☐
Mark the box to the right
if you plan to attend the
Annual Meeting.

		Annual Report	☐
Mark the box to the right if
you would like to stop
receiving an Annual Report.

D Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
This proxy revokes all prior dated proxies. The signer hereby acknowledges receipt of Pitney Bowes’ proxy statement dated April 3, 2007.
NOTE: Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

1 U P X
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                         00OWQC

2007 Annual Meeting of
Pitney Bowes Stockholders
May 14, 2007 9:00 a.m. Local Time
Pitney Bowes World Headquarters
One Elmcroft Road, Stamford, CT 06926-0700

Upon arrival, please present this admission ticket
and photo identification at the registration desk.

\/ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. \/

PROXY

PROXY SOLICITED ON BEHALF OF PITNEY BOWES BOARD OF DIRECTORS
DIRECTION TO T. ROWE PRICE TRUST COMPANY, TRUSTEE
Annual Meeting of Stockholders May 14, 2007

Michael J. Critelli, Bruce P. Nolop, Amy C. Corn, or any of them, with power of substitution are hereby appointed proxies of the undersigned to vote all shares of common stock and $2.12 convertible preference stock of Pitney Bowes Inc. owned by the undersigned at the annual meeting of stockholders to be held in Stamford, Connecticut, on May 14, 2007, including any continuation of the meeting caused by any adjournment, or any postponement of the meeting, upon such business as may properly come before the meeting, including items as specified on the reverse side.

The undersigned, if a participant in the Pitney Bowes 401(k) Plan (the “Plan”), directs T. Rowe Price Trust Company, Trustee, to vote all Pitney Bowes common stock allocated to his or her account, as indicated on the reverse side, at the annual meeting of stockholders to be held in Stamford, Connecticut, on May 14, 2007, including any continuation of the meeting caused by any adjournment, or any postponement of the meeting, upon such business as may properly come before the meeting, including items as specified on the reverse side.

Shown on this card are all shares of common stock and $2.12 convertible preference stock registered in your name, held for your benefit in the dividend reinvestment plan and/or held for your benefit in the Plan. The shares represented hereby will be voted in accordance with the directions given by the stockholder. If a properly signed proxy is returned without choices marked the shares represented by this proxy registered in your name and/or held for your benefit in the dividend reinvestment plan will be voted FOR Items 1–4 (unless otherwise directed). If a properly signed direction card regarding Plan shares is returned without choices marked the shares represented by the direction card will be voted, with respect to Items 1–4, in the same proportion indicated by the voting instructions given by participants in the Plan (unless otherwise directed).

In their discretion, the Proxies and/or the Trustee, as the case may be, are authorized to vote such other business as may properly come before the meeting, including any continuation of the meeting caused by any adjournment, or any postponement of the meeting.

Please mark, date, sign, and promptly return this proxy in the enclosed envelope, which requires no postage if mailed in the U.S., or grant your proxy via telephone or Internet as described on the reverse side.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

Using a black ink pen, mark your votes with an X as shown in	X
this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

\/ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. \/

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This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of directors and FOR Items 2 – 4.
A Election of Directors — The board of directors recommends a vote FOR the listed nominees.
1. Nominees:	For	Withhold		For	Withhold		For	Withhold		For	Withhold
01 - Linda G. Alvarado	☐	☐	02 - Ernie Green	☐	☐	03 - John S. McFarlane	☐	☐	04 - Eduardo R. Menascé	☐	☐
B Items — The board of directors recommends a vote FOR the following items.
				For	Against	Abstain					For	Against	Abstain
2. Ratification of PricewaterhouseCoopers LLP as independent				☐	☐	☐	4. Approval of amendment to By-laws of Pitney Bowes Inc. to				☐	☐	☐
registered public accounting firm for 2007.						require majority vote to elect directors in an uncontested election.
3. Approval of the Pitney Bowes Inc. 2007 Stock Plan.				☐	☐	☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
This proxy revokes all prior dated proxies. The signer hereby acknowledges receipt of Pitney Bowes’ proxy statement dated April 3, 2007.
NOTE: Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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1 U P X
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                         00OWRC

\/ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. \/

PROXY

PROXY SOLICITED ON BEHALF OF PITNEY BOWES BOARD OF DIRECTORS
DIRECTION TO T. ROWE PRICE TRUST COMPANY, TRUSTEE
Annual Meeting of Stockholders May 14, 2007

Michael J. Critelli, Bruce P. Nolop, Amy C. Corn, or any of them, with power of substitution are hereby appointed proxies of the undersigned to vote all shares of common stock and $2.12 convertible preference stock of Pitney Bowes Inc. owned by the undersigned at the annual meeting of stockholders to be held in Stamford, Connecticut, on May 14, 2007, including any continuation of the meeting caused by any adjournment, or any postponement of the meeting, upon such business as may properly come before the meeting, including items as specified on the reverse side.

The undersigned, if a participant in the Pitney Bowes 401(k) Plan (the “Plan”), directs T. Rowe Price Trust Company, Trustee, to vote all Pitney Bowes common stock allocated to his or her account, as indicated on the reverse side, at the annual meeting of stockholders to be held in Stamford, Connecticut, on May 14, 2007, including any continuation of the meeting caused by any adjournment, or any postponement of the meeting, upon such business as may properly come before the meeting, including items as specified on the reverse side.

Shown on this card are all shares of common stock and $2.12 convertible preference stock registered in your name, held for your benefit in the dividend reinvestment plan and/or held for your benefit in the Plan. The shares represented hereby will be voted in accordance with the directions given by the stockholder. If a properly signed proxy is returned without choices marked the shares represented by this proxy registered in your name and/or held for your benefit in the dividend reinvestment plan will be voted FOR Items 1–4 (unless otherwise directed). If a properly signed direction card regarding Plan shares is returned without choices marked the shares represented by the direction card will be voted, with respect to Items 1–4, in the same proportion indicated by the voting instructions given by participants in the Plan (unless otherwise directed).

In their discretion, the Proxies and/or the Trustee, as the case may be, are authorized to vote such other business as may properly come before the meeting, including any continuation of the meeting caused by any adjournment, or any postponement of the meeting.

Please mark, date, sign, and promptly return this proxy in the enclosed envelope, which requires no postage if mailed in the U.S., or grant your proxy via telephone or Internet as described on the reverse side.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.